Exhibit 10.1

EIGHTH AMENDMENT

EIGHTH AMENDMENT, dated as of December 17, 2024 (this “Amendment”), by and among MATIV HOLDINGS, INC. (F/K/A SCHWEITZER-MAUDUIT INTERNATIONAL, INC.), a Delaware corporation (“Parent” or “U.S. Borrower”), MATIV LUXEMBOURG (F/K/A SWM LUXEMBOURG), a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 17, rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 180.186 (“Mativ Luxembourg” and, together with U.S. Borrower, the “Borrowers” and, individually, each a “Borrower”), the Lenders party hereto (which constitute the Required Lenders as of the Eighth Amendment Effective Date (as defined below)) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined have the meanings assigned to such terms in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders from time to time party thereto, the other agents party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, previously entered into that certain Credit Agreement, dated as of September 25, 2018 (as amended, supplemented or otherwise modified prior to the Eighth Amendment Effective Date, the “Existing Credit Agreement”, and as amended by this Amendment and as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 9.02 of the Credit Agreement, the Borrowers, the Administrative Agent and the Lenders party to this Amendment, which constitute the Required Lenders as of the Eighth Amendment Effective Date, have agreed to amend the Existing Credit Agreement as set forth herein to (i) make certain amendments to Section 6.11 and the Applicable Rate with respect to the Revolving Credit Facility, the Delayed Draw Term Facility and the Term A Facility, (ii) establish Sterling Revolving Credit Agreements as a sub-commitment of the Revolving Commitments and (iii) make certain other amendments to the Credit Agreement, in each case as further set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Certain Amendments to the Existing Credit Agreement and Loan Documents. Effective as of the Eighth Amendment Effective Date (as defined below), (a) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex A hereto and (b) Schedule 2.01A to the Existing Credit Agreement is hereby amended and restated as set forth in Annex B hereto.

SECTION 2. Amendment Effectiveness. This Amendment shall become effective on and as of the first date on which the following conditions have been satisfied (such date, the “Eighth Amendment Effective Date”):

(a) Executed Amendment. The Administrative Agent (or its counsel) shall have received from each Borrower, the Administrative Agent and the Lenders which constitute the Required Lenders as of the Eighth Amendment Effective Date either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment; and

(b) Fees and Expenses. The Administrative Agent shall have received for the account of each applicable Person, (i) any fees or other payments owing from the Borrowers in respect of this Amendment as separately agreed in writing by the Borrowers, and (ii) reimbursement or payment of the Administrative Agent’s reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with this Amendment, required to be reimbursed or paid by any Loan Party hereunder or under another Loan Document, and invoiced to the Borrowers at least one Business Day prior to the date hereof.

SECTION 3. Representations and Warranties. On and as of the Eighth Amendment Effective Date, immediately upon giving effect to this Amendment, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that (x) this Amendment has been duly authorized, executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (y) (A) no Default or Event of Default has occurred and is continuing and (B) the representations and warranties in Article III of the Credit Agreement are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects (after giving effect to such qualifications)) on and as of the Eighth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be.

SECTION 4. No Other Amendments; References to the Credit Agreement. Other than as specifically provided herein or in the Credit Agreement, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under (and as defined in) the Existing Credit Agreement or any other Loan Document (as such term is defined in the Existing Credit Agreement) or of any other term or condition of the Existing Credit Agreement or any other Loan Document (as such term is defined in the Existing Credit Agreement), nor shall the entering into of this Amendment preclude the Agent or the Lenders from refusing to enter into any further waivers or amendments with respect to the Existing Credit Agreement. All references to the Existing Credit Agreement in any document, instrument, agreement, or writing that is a Loan Document shall from and after the Eighth Amendment Effective Date be deemed to refer to the Credit Agreement, and, as used in the Credit Agreement, the terms “Agreement,” “herein,” “hereafter,” “hereunder,” “hereto” and words of similar import shall mean, from and after the Eighth Amendment Effective Date, the Credit Agreement. This Amendment shall be a Loan Document for all purposes under the Credit Agreement and the other Loan Documents.

SECTION 5. Headings; Severability. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

2

SECTION 6. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 7. Governing Law; Jurisdiction.

(a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) This Amendment will be subject to the provisions of Section 9.09 of the Credit Agreement, mutatis mutandis.

SECTION 8. Reaffirmation.

(a) Each Borrower, on behalf of itself and each other Loan Party, hereby (i) expressly acknowledges the terms of the Credit Agreement (as amended by this Amendment), (ii) ratifies and affirms their respective obligations under the Loan Documents (including guarantees and security agreements as amended by this Amendment) executed by the undersigned, (iii) acknowledges, renews and extends their respective continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, (iv) agrees that each Collateral Document secures all Secured Obligations of the Loan Parties in accordance with the terms thereof and (v) confirms this Amendment does not represent a novation of any Loan Document or of any Secured Obligations. Each Borrower, on behalf of itself and each other Loan Party, ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to each Loan Document to which such Loan Party is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations.

(b) Each Borrower, on behalf of itself and each other Loan Party, hereby reaffirms, as of the Eighth Amendment Effective Date, (i) the covenants and agreements contained in each Loan Document to which such Loan Party is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated thereby and (ii) their respective guarantee of payment of the Secured Obligations pursuant to the Subsidiary Guaranty.

(c) Parent hereby reaffirms, as of the Eighth Amendment Effective Date, its guarantee of payment of the Secured Obligations pursuant to Article X of the Credit Agreement.

3

(d) Each Borrower, on behalf of itself and each other Loan Party, hereby acknowledges and agrees that the acceptance by the Administrative Agent and each applicable Lender of this document shall not be construed in any manner to establish any course of dealing on such Person’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its officers thereunto duly authorized, as of the date first written above.

MATIV HOLDINGS, INC.,
as a Borrower

By:	/s/ Greg Weitzel
Name: Greg Weitzel
Title: Chief Financial Officer

MATIV LUXEMBOURG, as a Borrower

By:	/s/ Kelly Lawler
Name: Kelly Lawler
Title: type A Manager

By:	/s/ John Blasko
Name: John Blasko
Title: type B Manager

[Mativ—Eighth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Laura Woodward
Name: Laura Woodward
Title: Executive Director

[Mativ—Eighth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Patrick Terry
Name: Patrick Terry
Title: Vice President

[Mativ—Eighth Amendment to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Mativ—Eighth Amendment to Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Kenneth D. Stover
Name: Kenneth D. Stover
Title: Vice President

[Mativ—Eighth Amendment to Credit Agreement]

Truist Bank, as a Lender

By:	/s/ Christian Jacobsen
Name: Christian Jacobsen
Title: Director

[Mativ—Eighth Amendment to Credit Agreement]

Bank of Montreal, as a Lender

By:	/s/ Thomas Hasenauer
Name: Thomas Hasenauer
Title: Managing Director

[Mativ—Eighth Amendment to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul Shaer
Name: Paul Shaer
Title: Duly Authorized Signatory

[Mativ—Eighth Amendment to Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Deborah L. White
Name: Deborah L. White
Title: Director

[Mativ—Eighth Amendment to Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Amy Tallia
Name: Amy Tallia
Title: SVP

[Mativ—Eighth Amendment to Credit Agreement]

City National Bank, as a Lender

By:	/s/ Edward Wooten
Name: Edward Wooten
Title: Senior Vice President

[Mativ—Eighth Amendment to Credit Agreement]

Fifth Third Bank, National Association, as a Revolving Lender, and a Delayed Draw Term Lender

By:	/s/ Daniel Keenan
Name: Daniel Keenan
Title: Principal

[Mativ—Eighth Amendment to Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Ketak Sampat
Name: Ketak Sampat
Title: Senior Vice President

[Mativ—Eighth Amendment to Credit Agreement]

Wells Fargo Bank N.A., as a Lender

By:	/s/ Corey Coward
Name: Corey Coward
Title: Senior Vice President

[Mativ—Eighth Amendment to Credit Agreement]

AgFirst Farm Credit Bank, as a Lender

By:	/s/ Matt Jeffords
Name: Matt Jeffords
Title: Senior Vice President

[Mativ—Eighth Amendment to Credit Agreement]

AGCOUNTRY FARM CREDIT SERVICES, FLCA,
as a Voting Participant

By:	/s/ Gustave Radcliffe
Name: GUSTAVE RADCLIFFE
Title: MANAGING DIRECTOR, CAPITAL MARKETS

[Mativ—Eighth Amendment to Credit Agreement]

American AgCredit, as a Lender

By:	/s/ Kaylee Burnett
Name: Kaylee Burnett
Title: Vice President

[Mativ—Eighth Amendment to Credit Agreement]

GreenStone Farm Credit Services, FLCA, as a Lender

By:	/s/ Shane Prichard
Name: Shane Prichard
Title: VP Capital Markets

[Mativ—Eighth Amendment to Credit Agreement]

FARM CREDIT BANK OF TEXAS, as a Lender

By:	/s/ Natalie Mueller
Name: Natalie Mueller
Title: VP Director, Capital Markets

[Mativ—Eighth Amendment to Credit Agreement]

Annex A

Credit Agreement

See attached.

Composite Including ~~Seventh~~Eighth Amendment,

dated as of ~~September 19, 2023~~December 17, 2024

CREDIT AGREEMENT1

dated as of

September 25, 2018

among

MATIV HOLDINGS, INC.

and

~~SWM~~MATIV LUXEMBOURG~~,~~

as Borrowers,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC., and

AGFIRST FARM CREDIT BANK,

as Joint Bookrunners and Joint Lead Arrangers,

and

BARCLAYS BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST BANK, and

AGFIRST FARM CREDIT BANK,

as Co-Syndication Agents

[1]

With respect to the Fifth Amendment (as defined herein) (i) JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank plc, Citizens Bank, N.A. and Truist Securities, Inc. acted as joint bookrunners, joint lead arrangers and co-syndication agents, and AgFirst Farm Credit Bank acted as a joint bookrunner, joint lead arranger and co-syndication agent in respect of the Term A Facility and (ii) BMO Capital Markets Corp., Capital One, National Association, MUFG Bank, LTD. and PNC Capital Markets LLC acted as co-documentation agents.

TABLE OF CONTENTS

		Page
ARTICLE I Definitions		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	58
SECTION 1.03.	Terms Generally	58
SECTION 1.04.	Accounting Terms; GAAP	59
SECTION 1.05.	Interest Rates	59
SECTION 1.06.	Currency Equivalents	60
SECTION 1.07.	Limited Condition Acquisitions	60
SECTION 1.08.	Luxembourg Terms	61

ARTICLE II The Credits		61

SECTION 2.01.	Commitments	61
SECTION 2.02.	Loans and Borrowings	62
SECTION 2.03.	Requests for Borrowings	63
SECTION 2.04.	Reserved	~~63~~64
SECTION 2.05.	Swingline Loans	64
SECTION 2.06.	Letters of Credit	65
SECTION 2.07.	Funding of Borrowings	71
SECTION 2.08.	Interest Elections	~~70~~71
SECTION 2.09.	Termination, Reduction and Increase of Commitments	~~71~~72
SECTION 2.10.	Repayment of Loans; Evidence of Debt	76
SECTION 2.11.	Prepayment of Loans	~~76~~77
SECTION 2.12.	Fees	~~78~~79
SECTION 2.13.	Interest	81
SECTION 2.14.	Alternate Rate of Interest	82
SECTION 2.15.	Increased Costs	~~84~~85
SECTION 2.16.	Break Funding Payments	~~85~~86
SECTION 2.17.	Withholding of Taxes; Gross-Up	87
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	91
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~92~~93
SECTION 2.20.	Defaulting Lenders	~~93~~94
SECTION 2.21.	Modification Offers	~~95~~97

ARTICLE III Representations and Warranties		~~98~~99

SECTION 3.01.	Organization; Powers	~~98~~99
SECTION 3.02.	Authorization; Enforceability	~~98~~99
SECTION 3.03.	Governmental Approvals; No Conflicts	~~98~~99
SECTION 3.04.	Financial Condition; No Material Adverse Change	100
SECTION 3.05.	Properties	~~99~~100
SECTION 3.06.	Litigation and Environmental Matters	~~99~~100
SECTION 3.07.	Compliance with Laws	101
SECTION 3.08.	Investment Company Status	101
SECTION 3.09.	Taxes	~~100~~101
SECTION 3.10.	ERISA	~~100~~101
SECTION 3.11.	Disclosure	~~100~~101
SECTION 3.12.	Subsidiaries	~~100~~101

i

SECTION 3.13.	[Reserved]	~~100~~101
SECTION 3.14.	Labor Relations	~~100~~102
SECTION 3.15.	Affected Financial Institutions	~~101~~102
SECTION 3.16.	Plan Assets; Prohibited Transactions	~~101~~102
SECTION 3.17.	Margin Regulations	~~101~~102
SECTION 3.18.	Solvency	~~101~~102
SECTION 3.19.	Insurance	~~101~~102
SECTION 3.20.	Common Enterprise	~~101~~102
SECTION 3.21.	Foreign Borrower	~~101~~103
SECTION 3.22.	Compliance with Domiciliation Law	103
SECTION 3.23.	Anti-Corruption Laws and Sanctions	~~102~~103
SECTION 3.24.	COMI	~~102~~103
SECTION 3.25.	Security Interest in Collateral	~~102~~103
SECTION 3.27.	Beneficial Ownership	104
SECTION 3.28.	Scheme Documents and Related Documents	104

ARTICLE IV Conditions		~~103~~104

SECTION 4.01.	First Amendment Effective Date	~~103~~104
SECTION 4.02.	Closing Date	107
SECTION 4.03.	Certain Funds Borrowing Date	~~107~~108
SECTION 4.04.	Each Credit Event	~~108~~109
SECTION 4.05.	Actions by Lenders During the Certain Funds Period.	~~109~~110
SECTION 4.06.	Fifth Amendment Effective Date	~~110~~111
SECTION 4.07.	Delayed Draw Term Loan Borrowing Date	~~112~~113

ARTICLE V Affirmative Covenants		116

SECTION 5.01.	Financial Statements and Other Information	~~115~~116
SECTION 5.02.	Notices of Material Events	~~116~~117
SECTION 5.03.	Existence; Conduct of Business	118
SECTION 5.04.	Payment of Taxes	118
SECTION 5.05.	Maintenance of Properties; Insurance	~~117~~118
SECTION 5.06.	Books and Records; Inspection Rights	~~117~~118
SECTION 5.07.	Compliance with Laws	119
SECTION 5.08.	Use of Proceeds and Letters of Credit	~~118~~119
SECTION 5.09.	Further Assurances; Additional Borrowers.	~~118~~120
SECTION 5.10.	OFAC	~~121~~122
SECTION 5.11.	[Reserved]	~~121~~122
SECTION 5.12.	Centre of Main Interest	~~121~~122
SECTION 5.13.	Post-Fifth Amendment Effective Date Matters	~~121~~122
SECTION 5.14.	Designation of Subsidiaries	~~121~~122
SECTION 5.15.	The Scheme, Takeover Offer and Related Matters	~~122~~123
SECTION 5.16.	Repayment of Target Debt	~~124~~125

ARTICLE VI Negative Covenants		~~124~~126

SECTION 6.01.	Indebtedness	126
SECTION 6.02.	Liens	~~127~~128
SECTION 6.03.	Fundamental Changes	~~129~~130
SECTION 6.04.	Dispositions	~~130~~131
SECTION 6.05.	Investments, Loans, Advances, Guarantees and Acquisitions	~~130~~132

SECTION 6.06.	Swap Agreements	~~133~~134
SECTION 6.07.	Restricted Payments	~~133~~135
SECTION 6.08.	Transactions with Affiliates	~~134~~135
SECTION 6.09.	Restrictive Agreements	136
SECTION 6.10.	Amendment of Organizational Documents	~~136~~137
SECTION 6.11.	Financial Covenants	~~136~~137
SECTION 6.12.	Prepayments of Junior Indebtedness	~~137~~139
SECTION 6.13.	Use of Proceeds	~~138~~140

ARTICLE VII Events of Default		~~138~~140

SECTION 7.01.	Events of Default	~~138~~140
SECTION 7.02.	Application of Payments	~~142~~144

ARTICLE VIII The Administrative Agent		~~143~~145

SECTION 8.01.	Authorization and Action	~~143~~145
SECTION 8.02.	Administrative Agent’s Reliance, Indemnification, Etc	~~146~~148
SECTION 8.03.	Posting of Communications	~~147~~149
SECTION 8.04.	The Administrative Agent Individually	~~148~~150
SECTION 8.05.	Successor Administrative Agent	~~148~~150
SECTION 8.06.	Acknowledgements of Lenders and Issuing Banks	~~149~~151
SECTION 8.07.	Collateral Matters	~~150~~152
SECTION 8.08.	Credit Bidding	~~150~~152
SECTION 8.09.	Certain ERISA Matters	~~151~~153

ARTICLE IX Miscellaneous		~~152~~154

SECTION 9.01.	Notices	~~152~~154
SECTION 9.02.	Waivers; Amendments	~~154~~156
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~156~~158
SECTION 9.04.	Successors and Assigns	~~158~~160
SECTION 9.05.	Survival	~~163~~165
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~164~~166
SECTION 9.07.	Severability	~~164~~166
SECTION 9.08.	Right of Setoff	~~164~~166
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~165~~167
SECTION 9.10.	WAIVER OF JURY TRIAL	~~166~~168
SECTION 9.11.	Headings	~~166~~168
SECTION 9.12.	Confidentiality	~~166~~168
SECTION 9.13.	Material Non-Public Information	169
SECTION 9.14.	Interest Rate Limitation	~~167~~169
SECTION 9.15.	No Fiduciary Duty, etc	~~167~~169
SECTION 9.16.	USA PATRIOT Act	~~168~~170
SECTION 9.17.	Judgment Currency	~~168~~170
SECTION 9.18.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~169~~171
SECTION 9.19.	Acknowledgement Regarding Any Supported QFCs	~~169~~171

ARTICLE X Loan Guaranty		~~170~~172

SECTION 10.01.	Guaranty	~~170~~172
SECTION 10.02.	Guaranty of Payment	~~170~~172

SECTION 10.03.	No Discharge or Diminishment of Loan Guaranty	~~170~~172
SECTION 10.04.	Defenses Waived	~~171~~173
SECTION 10.05.	Rights of Subrogation	~~171~~173
SECTION 10.06.	Reinstatement; Stay of Acceleration	~~171~~173
SECTION 10.07.	Information	~~171~~173
SECTION 10.08.	Termination	~~172~~174
SECTION 10.09.	Taxes	~~172~~174
SECTION 10.10.	Maximum Liability	~~172~~174
SECTION 10.11.	Liability Cumulative	~~172~~174
SECTION 10.12.	Keepwell	~~172~~174

SCHEDULES:

Schedule 2.01A –	Commitments
Schedule 2.01B –	Swingline Commitments
Schedule 2.01C –	Letter of Credit Commitments
Schedule 2.22 –	Existing Letters of Credit
Schedule 3.06 –	Disclosed Matters
Schedule 3.12 –	Subsidiaries
Schedule 3.19 –	Insurance
Schedule 5.13 –	Post-Fifth Effective Date Matters
Schedule 6.01 –	Existing Indebtedness
Schedule 6.02 –	Existing Liens
Schedule 6.05 –	Existing Investments
Schedule 6.08 –	Transactions with Affiliates

EXHIBITS:

Exhibit A –	Form of Assignment and Assumption
Exhibit B –	Form of Borrowing Request
Exhibit C –	Form of Interest Election Request
Exhibit D –	Form of Compliance Certificate
Exhibit E-1 –	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 –	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 –	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 –	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F –	Form of Solvency Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 25, 2018 (as it may be amended, restated, modified, extended or supplemented from time to time, this “Agreement”) by and among MATIV HOLDINGS, INC. (F/K/A SCHWEITZER-MAUDUIT INTERNATIONAL, INC.), a Delaware corporation (“Parent” or “U.S. Borrower”), MATIV LUXEMBOURG (F/K/A SWM LUXEMBOURG), a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 17, rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 180.186 (“~~SWM~~Mativ Luxembourg” and, together with U.S. Borrower, the “Borrowers” and, individually, each a “Borrower”), the Lenders (as defined below) that are from time to time a party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, SUNTRUST ROBINSON HUMPHREY, INC., and AGFIRST FARM CREDIT BANK, as Joint Lead Arrangers and Joint Bookrunners, and BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, SUNTRUST BANK, and AGFIRST FARM CREDIT BANK, as Co-Syndication Agents.

R E C I T A L S:

WHEREAS, the applicable Lenders have indicated their willingness to lend and the Issuing Bank has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recital and the mutual covenants set forth below, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2023 Transaction” means the disposition by Parent or its Subsidiaries of the Equity Interests (as defined in the Offer Letter) to Buyer (as defined in the Offer Letter) pursuant to and in accordance with the Offer Letter.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances.

“Accepting TLA/DDTL/RC Lenders” has the meaning assigned to such term in Section 2.21(a).

“Accepting Term B Lenders” has the meaning assigned to such term in Section 2.21(c).

“Acquisition Co” means any wholly-owned direct or indirect Subsidiary or Subsidiaries of Parent used to effectuate the Target Acquisition and specified as the offeror in a Scheme Document or an Offer Document.

“Acquisition Expenses” means fees, costs and expenses related to any Permitted Acquisition or Investment permitted hereunder.

“Adjusted Daily Simple RFR” means (a) with respect to any Term Benchmark Term A Borrowing, Term Benchmark Delayed Draw Borrowing or Term Benchmark Revolving Borrowing denominated in Dollars, an interest rate per annum equal to (i) the Daily Simple RFR for Dollars, plus (ii) 0.10% ~~and~~, (b) with respect to any Term Benchmark Term B Borrowing, an interest rate per annum equal to (i) the Daily Simple RFR for Dollars, plus (ii) 0.11448% and (c) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (i) the Daily Simple RFR for Sterling, plus (ii) 0.00%; provided that, in each case, if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, (a) with respect to any Term Benchmark Term A Borrowing, Term Benchmark Delayed Draw Borrowing or Term Benchmark Revolving Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.10% and (b) with respect to any Term Benchmark Term B Borrowing, an interest rate per annum equal to (A) the Term SOFR Rate for such Interest Period, plus (B) for an Interest Period of a duration of (1) one-month, 0.11448% (11.448 basis points), (2) three-months, 0.26161% (26.161 basis points) and (3) six-months, 0.42826% (42.826 basis points); provided that, in each case, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and, as applicable, any of its designated Affiliates, including, without limitation, J.P. Morgan AG, each in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Tax Ruling” means a final ruling by the Supreme Court of Brazil against the taxpayer, SWM Brazil, and in favor of the applicable tax authorities regarding either one or more assessments by the tax authorities of the State of Rio de Janeiro for Imposto sobre Circulação de Mercadorias e Serviços for the period January 1995 through November 2017.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Agreed Currencies” means Dollars and each Offshore Currency.

“Agreement” has the meaning set forth in the Preamble.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Loan Parties and their Restricted Subsidiaries, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“All-in Yield” means the yield of the applicable Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case payable generally to lenders, provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees or other fees not paid to the applicable lenders generally.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement; provided, that solely with respect to the Term B Loans, if the Alternate Base Rate as so determined would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

“Anti-Corruption Laws” means any provision (including any rules and regulations promulgated thereunder) of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or similar anti-bribery or anti-corruption laws of a jurisdiction in which the Parent or any of its Subsidiaries conduct their business and to which they are lawfully subject.

“Applicable Party” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day:

(a) (x) with respect to any ABR Term B Loan, a rate per annum equal to 2.75% and (y) with respect to any Term Benchmark Term B Loan, a rate per annum equal to 3.75%; and

(b) with respect to any ABR Term A Loan, Term Benchmark Term A Loan, ABR Delayed Draw Term Loan, Term Benchmark Delayed Draw Term Loan, ABR Revolving Loan ~~or~~, Term Benchmark Revolving Loan or RFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Revolving Loans Spread, RFR Revolving Loans Spread, Delayed Draw Term Loans Spread and Letter of Credit Fees”, “ABR Revolving Loans Spread and Delayed Draw Term Loans Spread”, “Term Benchmark Term A Loans Spread”, “ABR Term A Loans Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrowers’ Net Debt to EBITDA Ratio as of the most recent determination date:

Level:	Net Debt to EBITDA Ratio	Term Benchmark Revolving Loans Spread, RFR Revolving Loans Spread, Delayed Draw Term Loans Spread and Letter of Credit Fees	ABR Revolving Loans Spread and Delayed Draw Term Loans Spread	Term Benchmark Term A Loans Spread	ABR Term A Loans Spread	Commitment Fee Rate
I	Greater than or equal to 5.00 to 1.00	2.75%	1.75%	3.00%	2.00%	0.45%
~~I~~II	Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00	2.50%	1.50%	2.75%	1.75%	0.40%
~~II~~III	Greater than or equal to 3.25 to 1.00 but less than 4.00 to 1.00	2.125%	1.125%	2.375%	1.375%	0.35%
~~III~~IV	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	1.75%	0.75%	2.00%	1.00%	0.30%
~~IV~~V	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.50%	0.50%	1.75%	0.75%	0.25%

Level:	Net Debt to EBITDA Ratio	Term Benchmark Revolving Loans Spread, RFR Revolving Loans Spread, Delayed Draw Term Loans Spread and Letter of Credit Fees	ABR Revolving Loans Spread and Delayed Draw Term Loans Spread	Term Benchmark Term A Loans Spread	ABR Term A Loans Spread	Commitment Fee Rate
~~V~~VI	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.25%	0.25%	1.50%	0.50%	0.20%
~~VI~~VII	Less than 1.00 to 1.00	1.00%	0.0%	1.25%	0.25%	0.15%

For purposes of the foregoing clause (b), (a) on and after ~~each of~~ the ~~Fifth~~Eighth Amendment Effective Date ~~and the Delayed Draw Closing Date, until~~ until the date that is three Business Days after the delivery to the Administrative Agent of the annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and corresponding compliance certificate of the Parent for the first fiscal quarter following the ~~Fifth~~Eighth Amendment Effective Date ~~and the Delayed Draw Closing Date, respectively~~, the Applicable Rate shall be deemed to be the applicable rate in Level ~~I~~II set forth above, (b) the Applicable Rate shall be determined as of the end of each fiscal quarter of Parent based upon Parent’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and corresponding compliance certificate and (c) each change in the Applicable Rate resulting from a change in the Net Debt to EBITDA Ratio shall be effective during the period commencing on and including the date ~~of~~that is three Business Days after delivery to the Administrative Agent of such consolidated financial statements and corresponding compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that, the Net Debt to EBITDA Ratio shall be deemed to be at Level I set forth above (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrowers fail to deliver the annual or quarterly consolidated financial statements or corresponding compliance certificate required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and corresponding compliance certificate are delivered.

In the event that any financial statement or certification delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, (i) Parent shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period and (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (ii) the applicable Borrower shall immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means any of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), SunTrust Robinson Humphrey, Inc., and AgFirst Farm Credit Bank in their capacity as joint bookrunners and joint arrangers hereunder, the First Amendment Arrangers and the Fifth Amendment Arrangers.

“Asset Disposition” means any sale, transfer, lease (other than an operating lease entered into in the ordinary course of business) or other disposition of any properties or assets of any Borrower or any of its Restricted Subsidiaries (including, without limitation, pursuant to a Sale and Leaseback Transaction, any such sale, transfer or disposition of Equity Interests and any disposition of property to a Divided LLC pursuant to an LLC Division) in a single transaction or in a series of related transactions, other than Excluded Asset Dispositions.

“Asset Sale Prepayment Event” means:

(a) any Asset Disposition (including pursuant to a Sale and Leaseback Transaction) by any Borrower or any Restricted Subsidiary, other than dispositions described in Section 6.04(i) and (iii);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Restricted Subsidiary with a fair value immediately prior to such event equal to or greater than $10,000,000; or

(c) the 2023 Transaction.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of Parent or any of its Restricted Subsidiaries for Related Business Assets of another Person.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Fifth Amendment Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Backstop Credit Agreement” means that certain Backstop Credit Agreement, dated as of January 27, 2021, by and among Parent, the additional borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of their Subsidiaries by any Lender or any Affiliate thereof at the time of making or entering into such Banking Services (or any Banking Services in existence as of the Fifth Amendment Effective Date): (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, concentration, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Action” means any proceeding, filing or other action (whether judicial or non-judicial) seeking a liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or other similar laws now or hereinafter in effect, or any other cessation of operations and settlement with creditors.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Term Benchmark Loan or RFR Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that in the case of any Loan denominated in any Offshore Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” and/or “Borrowers” has the meaning set forth in the Preamble.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) Term A Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (c) Term B Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (d) Delayed Draw Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (e) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Brazil Tax Assessment” means those certain tax assessments existing as of the Effective Date against SWM Brazil by the tax authorities of the State of Rio de Janeiro, Brazil with respect to the transaction tax on the Circulation of Goods and Services for Interstate and Intermunicipal Transportation and Communications (ICMS) for the period from January 1995 through November 2017.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, if a determination of a Business Day shall relate to (a) a Term Benchmark Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (b) an Offshore Currency Loan denominated in Euros or Letter of Credit denominated in Euros, or any other dealings in Euros to be carried out pursuant to this Agreement, the term “Business Day” shall also exclude any day that is not a TARGET Day, (c) an Offshore Currency Loan denominated in Sterling or Letter of Credit denominated in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement, the term “Business Day” shall also exclude any day that is not an RFR Business Day, (d) any other Loan or Letter of Credit in any Offshore Currency, the term “Business Day” shall also exclude any day on which dealings in deposits in the relevant Offshore Currency are not conducted by and between banks in the applicable offshore interbank market for such Offshore Currency and (~~d~~e ) any Foreign Borrower, the term “Business Day” shall also exclude any day on which banks in the Grand-Duchy of Luxembourg are authorized or required by law to remain closed.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (ii) the Floor; plus (B) the CBR Spread.

“Certain Funds Borrowing Date” means the date of any Borrowing of Term B Loans or Certain Funds Revolving Loans.

“Certain Funds Default” means an Event of Default arising from any of the following, with respect to the U.S. Borrower or any Acquisition Co (if any) only (and not, for the avoidance of doubt, with respect to any member of the Target Group or any obligation to procure performance by any other person and in particular any member of the Target Group):

(i)	paragraphs (a) and (b) of Article VII as it relates to the payment of principal of, or interest on, Certain Funds Revolving Loans or Term B Loans;

(ii)	paragraph (c) of Article VII as it relates to a Certain Funds Representation;

(iii)

paragraph (d) of Article VII as it relates to the failure to perform any of the following covenants: Section 5.03(a), Section 5.08(a) (with respect to the first three sentences thereof), Section 5.15 (other than paragraphs (e), (g), (h), (j), (k), (l) and (m) thereof), Section 6.01, Section 6.02, Section 6.03(a), Section 6.04, Section 6.05 or Section 6.07;

(iv)

paragraphs (h), (i) and (j) of Article VII, but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(v)	paragraph (m) of Article VII (but solely for these purposes the reference to 35% in the definition of “Change in Control” shall instead be deemed to be a reference to 50%).

“Certain Funds Period” means the period starting on the First Amendment Effective Date and ending on the earlier of (a) the Certain Funds Termination Time and (b) the Long Stop Date.

“Certain Funds Purposes” means:

(a)	where the Target Acquisition proceeds by way of a Scheme:

(i)

payment (directly or indirectly) of the cash price payable by any Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by any Borrower or any Acquisition Co (if any);

(ii)

repayment (directly or indirectly) of any loan notes issued by any Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration for such Scheme Shares being acquired pursuant to the Scheme;

(iii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(iv)	financing (directly or indirectly) the repayment of any existing indebtedness of any member of the Target Group;

(v)	financing (directly or indirectly) the making of any close-out amount or other amount payable on termination of any hedging arrangements of any member of the Target Group; and

(vi)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions and any stamp duty and any other taxes payable in connection with the Target Acquisition; or

(b)	where the Target Acquisition proceeds by way of a Takeover Offer:

(i)

payment (directly or indirectly) of all or part of the cash price payable by any Borrower or any Acquisition Co (if any) to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer;

(ii)	financing (directly or indirectly) Squeeze-Out Payments;

(iii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;

(iv)	financing (directly or indirectly) the repayment of any existing indebtedness of any member of the Target Group;

(v)	financing (directly or indirectly) the making of any close-out amount or other amount payable on termination of any hedging arrangements of any member of the Target Group; and

(vi)	financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions and any stamp duty and any other taxes payable in connection with the Target Acquisition.

“Certain Funds Representations” means each of the representations made by the U.S. Borrower or any Acquisition Co (with respect to themselves only, and not, for the avoidance of doubt, with respect to any member of the Target Group or any obligation to procure performance by any other Person and in particular any member of the Target Group), set out in the first sentence of Section 3.01 and Sections 3.02, 3.03 and 3.25.

“Certain Funds Revolving Loans” has the meaning assigned to such term in Section 5.08(a).

“Certain Funds Termination Time” means 11:59 p.m. (London Time) on the first date on which a Mandatory Cancellation Event occurs or exists; provided that, in respect of clauses (a)(i) through (iii) of the definition of “Mandatory Cancellation Event”, if for the purposes of switching from a Scheme to a Takeover Offer, within five (5) Business Days of such event, Parent has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, an Offer Press Announcement, no Mandatory Cancellation Event shall have occurred pursuant to any such clause.

“CFC Holding Company” shall mean any Domestic Subsidiary that has no material assets other than equity or debt (or debt and equity) of (i) one or more “controlled foreign corporations” within the meaning of the Internal Revenue Code of 1986, as amended, or (ii) one or more other CFC Holding Companies, and incidental assets related thereto.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.14.

“City Code” means the City Code on Takeovers and Mergers, as amended.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, EUR Revolving Loans, Sterling Revolving Loans, Term A Loans, Term B Loans, Delayed Draw Term Loans, U.S. Revolving Commitments, EUR Revolving Commitments, Sterling Revolving Commitments, Term A Commitments, Term B Commitments, Delayed Draw Commitments or Swingline Loans.

“Clean-Up Date” has the meaning assigned to such term in Article VII.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all personal property owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided, however, that Collateral shall not include the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, guarantees whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment and Revolving Commitment, as applicable.

“Commitment Schedule” means Schedule 2.01A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Computation Date” means (a) each date of a delivery of a Borrowing Request, (b) with respect to any Letter of Credit, each of the following: (i) each date of a Borrower’s delivery of a request for the issuance of a Letter of Credit, (ii) each date of a Borrower’s request for an amendment of any such Letter of Credit having the effect of increasing the amount thereof, and (iii) each date of any payment by the Issuing Bank under any Letter of Credit, and (c) the last day of each fiscal quarter.

“Consolidated Income Tax Expense” means, with respect to Parent and its Restricted Subsidiaries for any period, the provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes, in each case of Parent and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Net Income.

“Consolidated Non-cash Charges” means, with respect to Parent and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses, charges, losses and other items of Parent and its Restricted Subsidiaries reducing Net Income of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets of the U.S. Borrower and its Restricted Subsidiaries or, in the case of Foreign Subsidiaries, the total assets of such Foreign Subsidiaries on an combined basis, determined on a consolidated basis in accordance with GAAP, as reflected in most recent balance sheet delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Companies Court in the Chancery Division of the High Court of Justice of England and Wales (the “Court”) for the purposes of considering and, if thought fit, approving the Scheme.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Event” has the meaning assigned to such term in Section 4.04.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lenders or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Declining Lender” has the meaning assigned to such term in Section 2.11(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent and Parent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Divided LLC” means any limited liability company which has been formed upon the consummation of an LLC Division.

“Delayed Draw Closing Date” means the date on which the conditions specified in Section 4.07 are satisfied (or waived in accordance with Section 9.02).

“Delayed Draw Commitment” means, with respect to each Lender, the commitment of such Lender to make a Delayed Draw Term Loan hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Delayed Draw Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Commitment, as applicable. The initial aggregate amount of the Lenders’ Delayed Draw Commitments as of the Fifth Amendment Effective Date is $650,000,000.

“Delayed Draw Term Facility” means the Delayed Draw Commitments and the extensions of credit made thereunder.

“Delayed Draw Term Lender” means a Lender with a Delayed Draw Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loans” means the term loans made by the Delayed Draw Term Lenders on the Delayed Draw Closing Date pursuant to Section 2.01(e).

“Delayed Draw Term Loan Maturity Date” means the earlier of (a) the later of (i) the date that is the five year anniversary of the Fifth Amendment Effective Date and (ii) with respect to the applicable Delayed Draw Term Loans, if the maturity date is extended pursuant to Section 2.21, such extended maturity date pursuant to such Section and (b) 180 days prior to the scheduled maturity date of the Senior Notes (as such date may be extended or modified, including pursuant to any refinancing thereof).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent that is organized under the laws of the United States, any State or commonwealth thereof (not including any territory or possession thereof) or the District of Columbia.

“EBITDA” means, with respect to Parent and its Restricted Subsidiaries, for any period:

(i)	the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)	Net Income;

(b)	Consolidated Non-cash Charges;

(c)	Interest Expense to the extent deducted in computing Net Income;

(d)	Consolidated Income Tax Expense;

(e)

(i) any net loss from discontinued operations and (ii) any fees, costs, expenses or charges related to any actual, proposed or contemplated issuance or registration (actual or proposed) of any Equity Interests or any Investment, acquisition, disposition, asset sale, recapitalization, Restricted Payment, or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof)(in each case, whether or not consummated or successful), including (x) such fees, expenses or charges related to the offering of the Senior Notes or the entry and maintenance of any credit facilities, including the Loans hereunder and (y) any amendment, waiver or other modification of the Senior Notes or any documents governing the Senior Notes, the Loan Documents, any other Indebtedness or any offering of Equity Interests, in each case, whether or not consummated, to the extent the same was deducted in computing Net Income;

(f)

any costs or expenses incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interests of Parent, to the extent the same was deducted in computing Net Income;

(g)

any restructuring charges, reserves, integration costs or other business optimization expenses or costs (including charges directly related to implementation of cost-savings initiatives), that are deducted in such period in computing Net Income, including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities;

(h)

reduction in costs and other operating improvements, costs savings and synergies (without duplication) determined by Parent in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings, improvements or cost-saving synergies shall be subject only to certification by a Financial Officer of Parent and shall be calculated on a pro forma basis as though such cost savings, improvements or cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, improvements or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are expected to be taken within 24 months after the date of determination to take such action; provided, that the aggregate amount added back pursuant to this clause (h) in any four quarter period shall not exceed 15.0% of EBITDA for such period (calculated prior to giving effect to any increase pursuant to this clause (h));

(i)

any non-recurring charges or expenses of Parent or its Restricted Subsidiaries or of a company or business acquired by Parent or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or re-audited, combining or restating financial information) that are deducted in such period in computing Net Income, in each case, incurred in connection with the purchase or acquisition of such acquired company or business by Parent or its Restricted Subsidiaries; minus

(ii)	(a) (x) net gains from discontinued operations and (y) the amount of non-recurring gains;

(b)

an amount equal to any net gain realized by Parent or any of its Restricted Subsidiaries in connection with an Asset Disposition or Excluded Asset Disposition, to the extent such gains were included in computing Net Income; and

(c)	the effects of adjustments in any line item in Parent’s consolidated financial statements in such period pursuant to GAAP resulting from the applicability of purchase accounting;

in each case, on a consolidated basis and determined in accordance with GAAP. In addition to and without limitation of the foregoing, for purposes of this definition and to the extent otherwise provided for in this Agreement, “EBITDA” and “Net Income” (and the component definitions thereof) shall be calculated after giving effect on a pro forma basis for the period of such calculation, to any Asset Dispositions or other dispositions or asset acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) occurring during any period of four consecutive fiscal quarters (the “Reference Period”), as if such Asset Disposition or other disposition or acquisition of assets, investment, merger, consolidation or discontinuance of operations occurred on the first day of the Reference Period. For purposes of this definition, pro forma calculations shall be made in the good faith determination of a Financial Officer of Parent. Any such pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act of 1933, as amended.

“ECF Percentage” means 50%; provided, that with respect to any fiscal year of Parent ending after the Closing Date, the ECF Percentage shall be reduced to 25% and 0%, respectively, if as of the last day of the applicable fiscal year Parent’s Net Debt to EBITDA Ratio was less than 3.50: 1.00 or 3.00: 1.00, respectively.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 25, 2018.

“ Eighth Amendment” means the Eighth Amendment, dated as of December 17, 2024, among the Borrowers, the Lenders party thereto and the Administrative Agent.

“ Eighth Amendment Effective Date” shall have the meaning assigned to such term in the Eighth Amendment, which date is December 17, 2024.

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of Parent has been designated a Loan Party and is reasonably acceptable to the Administrative Agent; provided, that no Electing Guarantors shall be re-designated as Excluded Subsidiaries to the extent an Event of Default has occurred and is continuing.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any Restricted Subsidiary, or solely in respect of Section 9.03(b), any other Subsidiary, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning assigned to such term in the New York Uniform Commercial Code.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, whenever this Agreement requires or permits a determination on any date of the equivalent in any currency (the “base currency”) of an amount expressed in any other currency (the “other currency”), the equivalent amount in such base currency of such amount expressed in the other currency as determined by the Administrative Agent or Borrowers, as applicable, on such date on the basis of the Spot Rate for the purchase of the base currency with such other currency on the relevant Computation Date provided for hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrowers or any ERISA Affiliate of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EUR Revolving Commitment” means, at any time, with respect to each Lender, the commitment, if any, of such Lender to make EUR Revolving Loans in Euros and to acquire participations in Letters of Credit issued in Euros in connection therewith up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The EUR Revolving Commitment of each EUR Revolving Credit Lender is a sub-commitment of its Revolving Commitment. The initial aggregate amount of the Lenders’ EUR Revolving Commitments as of the Fifth Amendment Effective Date is the Equivalent Amount in Euros of $504,000,000.

“EUR Revolving Credit Exposure” means, with respect to any EUR Revolving Credit Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of the outstanding principal amount of such Lender’s EUR Revolving Loans and its LC Exposure with respect to Letters of Credit issued in Euros at such time.

“EUR Revolving Credit Lender” means a Lender with a EUR Revolving Commitment or, if the EUR Revolving Commitments have terminated or expired, a Lender with EUR Revolving Credit Exposure.

“EUR Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means for any fiscal year of Parent, the excess, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income, (iii) decreases in working capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on Asset Dispositions during such fiscal year (other than sales of inventory in the ordinary course of business) to the extent deducted in arriving at such Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount actually paid by Parent and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (except to the extent that such Capital Expenditures made in cash were financed with the proceeds of Indebtedness of Parent or its Subsidiaries and any such Capital Expenditures financed with the Net Cash Proceeds of any Asset Disposition that are retained by the Borrowers pursuant to clause (i) of the proviso to Section 2.11(e)), (iii) the aggregate amount of all voluntary prepayments of Funded Debt (other than (A) the Term Loans, (B) Revolving Loans and (C) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments) of Parent and its Restricted Subsidiaries made during such fiscal year to the extent that such prepayments were financed with internally generated cash of Parent and its Restricted Subsidiaries, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of Parent and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in working capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on Asset Dispositions during such fiscal year (other than sales of inventory in the ordinary course of business), (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, (viii) the amount of Taxes paid in cash or Tax reserves set aside or payable (without duplication) with respect to such period to the extent they exceed the amount of Tax expense deducted in determining net income for such period, (ix) cash expenditures in respect of Swap Agreements during such fiscal year, (x) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by Parent and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period in respect of Permitted Acquisitions or other acquisitions of property or assets from third parties pursuant to Section 6.05 to the extent that such amounts were financed with internally generated cash of Parent and its Restricted Subsidiaries, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, in each case, to the extent included in arriving at such Net Income and (xii) without duplication in any subsequent period and to the extent that such amounts were financed with internally generated cash of Parent and its Restricted Subsidiaries, the amount of Restricted Payments actually paid and permitted to be paid pursuant to Section 6.07(a)(iv) and/or (v) during such period or after the last day of such period and prior to the date for which the applicable Excess Cash Flow prepayment is required under Section 2.11(g). For the avoidance of doubt, for purposes of calculating “Excess Cash Flow”, Net Income shall not include the consolidated net income (or loss) of a Person earned prior to the date such Person becomes a Restricted Subsidiary.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.11(g).

“Excluded Assets” means (i) all leasehold interests in real property, (ii) all fee-owned real property, (iii) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties pursuant to the applicable partnership, joint venture or shareholders’ agreement (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (iv) Equity Interests of Immaterial Subsidiaries (except to the extent perfection can be achieved with a UCC-1 financing statement), captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities and Unrestricted Subsidiaries, (v) Margin Stock (to the extent prohibited by applicable margin regulations to be pledged), (vi) security interests to the extent the same would result in adverse tax consequences, as reasonably determined by the Borrowers in good faith, (vii) any property and assets the pledge of which would require governmental consent, approval, license or authorization or is prohibited or restricted by applicable law (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), (viii) any lease, license or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition (only so long as such consent has not been obtained and such prohibition exists and only to the extent prohibition is not created in contemplation of such grant), (ix) motor vehicles, airplanes and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), (x) letter of credit rights (other than those constituting supporting obligations of other Collateral) of U.S. Loan Parties below a threshold of $10,000,000 and commercial tort claims of U.S. Loan Parties below a threshold of $10,000,000, (xi) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) finished goods inventory sold by any Loan Party but the possession of which is maintained by such Loan Party under any inventory management or similar program, including, but not limited to, any finished goods inventory held at Parent’s Spotswood facility held for Phillip Morris USA, (xiii) any property with respect to which the Administrative Agent, in its sole discretion, determines that the cost or burden of subjecting such property to a Lien under the Collateral Documents is disproportionate to the value of the collateral security afforded thereby, (xiv) except to the extent specifically provided for herein, any property or assets of an Excluded Subsidiary, (xv) Equipment or other assets otherwise constituting Collateral owned by any Loan Party on the date hereof or hereafter acquired that is subject to a Lien securing purchase money Indebtedness or Capital

Lease Obligations permitted to be incurred pursuant to the provisions of this Agreement (including, for the avoidance of doubt, any Indebtedness permitted to be incurred pursuant to Section 6.01(e)) if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness, Capital Lease Obligations or Indebtedness permitted to be incurred pursuant to Section 6.01(e)) validly prohibits the creation of any other Lien on such Equipment or such other asset, (xvi) any Equity Interests of the type which are not required to be pledged pursuant to Section 5.09(c) of this Agreement and (xvii) Excluded Accounts (as such term is defined in the Security Agreement).

“Excluded Asset Disposition” means (i) any transfer, conveyance, sale, lease or other disposition of property or assets having a fair market value of less than, for any single transaction or series of related transactions, $5,000,000; (ii) sales or other dispositions of cash or Permitted Investments in the ordinary course of business; (iii) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (iv) the disposition of obsolete, worn out, uneconomical or surplus assets or assets no longer used or useful in the business in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business; (v) an Investment that is otherwise permitted by this Agreement; (vi) the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien); (vii) leases, subleases or assignments in the ordinary course of business to third Persons not interfering in any material respect with the business of Parent or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Agreement; (viii) dispositions of aged or non-collectable accounts receivable and related assets, or participations therein, in connection with the collection or compromise thereof (including sales to factors or other third parties or discount and/or forgiveness thereof or to insurers which have provided insurance as to collection thereof) in the ordinary course of business; (ix) (a) non-exclusive licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business and (b) the non-exclusive granting of access and use rights in respect of intellectual property or other general intangibles in the context of joint development arrangements and joint marketing arrangements entered into in the ordinary course of business; (x) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default; (xi) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Parent are not material to the conduct of Parent and its Restricted Subsidiaries taken as a whole; (xii) sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (xiii) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (xiv) the unwinding of any Swap Agreements; (xv) the sale or disposition of the Equity Interests and/or assets of the Philippine Subsidiaries, including through the liquidation or dissolution thereof; (xvi) Restricted Payments made by, and the issuance of Equity Interests by, Parent that are not prohibited or would not result in an Event of Default and (xvii) any Asset Swaps; provided, that in the good faith judgment of the Parent, Parent or the applicable Restricted Subsidiary receives assets having a fair market value equal to or greater than the asset being exchanged, and (xviii) dispositions of receivables in connection with any Receivables Financing.

“Excluded Subsidiary” means (i) any Subsidiary not wholly owned by Parent or its Subsidiaries, (ii) any Subsidiary that is prohibited by law or regulation from providing a Guarantee of the Obligations or that would require a consent, approval, license or authorization from a Governmental Authority in order to provide such Guarantee (unless such consent, approval, license or authorization has been obtained) or where the provision of such Guarantee would result in material adverse tax consequences as reasonably determined by the Borrowers, (iii) any Foreign Subsidiary of Parent (and any direct or indirect Domestic Subsidiaries of a Foreign Subsidiary), (iv) not-for-profit Subsidiaries, captive insurance Subsidiaries and special purpose entities, (v) Immaterial Subsidiaries, (vi) Unrestricted Subsidiaries, (vii) any Subsidiary to the extent that the burden or cost of providing a Guarantee of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrowers and (viii) any CFC Holding Company. To the extent Parent elects for an Excluded Subsidiary to become an Electing Guarantor, such Electing Guarantor shall cease to be an Excluded Subsidiary until such Subsidiary is re-designated as an Excluded Subsidiary in accordance with the terms hereof.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Agreement Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Agreement Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Agreement Obligation. If a Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Agreement Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 25, 2018, by and among Parent, ~~SWM~~Mativ Luxembourg, the Administrative Agent and the financial institutions party thereto as lenders, as amended or modified prior to the Fifth Amendment Effective Date.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.22, as such Schedule may be modified pursuant to the last sentence of Section 2.06(a).

“Facilities” means the Revolving Credit Facility and the Term Facilities.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee and Syndication Letter” means that certain Fee and Syndication Letter, dated as of January 27, 2021, by and among the Borrowers and JPMorgan Chase Bank, N.A.

“Fifth Amendment” means the Fifth Amendment, dated as of May 6, 2022, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Fifth Amendment Arranger” means any of JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank plc, Citizens Bank, N.A. and Truist Securities, Inc. in their capacity as joint bookrunners, joint lead arrangers and co-syndication agents, and AgFirst Farm Credit Bank acted as a joint bookrunner, joint lead arranger and co-syndication agent in respect of the Term A Facility, under the Fifth Amendment.

“Fifth Amendment Effective Date” means the date on which the conditions specified in Section 4.06 are satisfied (or waived in accordance with Section 9.02).

“Financial Covenant Default” has the meaning assigned to such term in Section 7.01(d).

“Financial Officer” means the chief executive officer, chief financial officer, treasurer or controller of the applicable Loan Party.

“First Amendment” means the First Amendment, dated as of February 9, 2021, among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“First Amendment Arranger” means any of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC and Truist Securities, Inc. in their capacity as joint bookrunners and joint lead arrangers under the First Amendment.

“First Amendment Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for (a) with respect to the Term B Loans, the Adjusted Term SOFR Rate shall be 0.75% and (b) with respect to the Delayed Draw Term Loans, the Term A Loans and the Revolving Loans, the Adjusted Term SOFR Rate and the Adjusted EURIBOR Rate shall be 0.00%.

“Foreign Borrower” means, individually, ~~SWM~~Mativ Luxembourg and each other Borrower which may become a borrower hereunder pursuant to Section 5.09 from time to time that is a Foreign Subsidiary of Parent.

“Foreign Borrower Documents” has the meaning assigned to such term in Section 3.19.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.

“Funded Debt” means as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) joint and several liability imposed by Environmental Laws, (iii) inventory purchase agreements entered into in connection with the sale of a mill or other facility or (iv) credit support to suppliers or customers provided in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, contaminants or other pollutants, including per- and polyfluoroalkyl substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes.

“IBA” has the meaning assigned to such term in Section 1.05.

“Immaterial Subsidiaries” means, any Subsidiaries of Parent, other than Material Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, with respect to the consolidated overdrafts of such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes, preferred Equity Interests (which preferred Equity Interests are either mandatorily redeemable or redeemable at the option of the holder, in each case, at any time on or prior to the date that is six months after the latest Maturity Date as of the date of determination) or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements (other than operating leases) relating to property acquired by such Person, (d) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices and excluding earnouts to the extent not required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding credit support for suppliers or customers in the ordinary course of business), (h) all Capital Lease Obligations of such Person, (i) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Permitted Investments), bankers’ acceptances or similar facilities and (j) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with the purchase by Parent or any Restricted Subsidiary of any business or assets, Indebtedness will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated April 2022, relating to the Loan Parties, Neenah and its subsidiaries, the Merger and the Delayed Draw Closing Date Transactions.

“Initial Long Stop Date” has the meaning assigned to such term in the definition of “Long Stop Date”.

“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) EBITDA to (b) Interest Expense paid or payable in cash, in case of each of clauses (a) and (b) for the most recently completed four fiscal quarters then ended of Parent as of such date.

“Interest Election Request” means a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Expense” means, for any period, (a) total interest expense (including that attributable to Capital Lease Obligations) of Parent and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Parent and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) calculated on a consolidated basis for Parent and its Restricted Subsidiaries for such period in accordance with GAAP, minus (b) the total interest income of Parent and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided, however, that Interest Expense will exclude (i) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (ii) any expensing of interim loan commitment, bridge and other financing fees, (iii) capitalized costs incurred in connection with the initial closing of any Swap Agreement and (iv) any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (~~c~~d ) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week or month, as applicable, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(f), as applicable, shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank plc, Citizens Bank, N.A., Truist Bank and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Junior Indebtedness” has the meaning assigned to such term in Section 6.12.

“LC Borrower” has the meaning assigned to such term in Section 2.06(b).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Equivalent Amount in U.S. Dollars of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Equivalent Amount in U.S. Dollars of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time; provided, that, solely with respect to calculation of LC Exposure for purposes of determining whether additional Letters of Credit may be issued under Section 2.06, any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCA Election” has the meaning assigned to such term in the definition of Permitted Acquisition.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment as of the Fifth Amendment Effective Date is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Fifth Amendment Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the applicable Borrower, and notified to the Administrative Agent.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any acquisition (or similar investment) by any of the Borrowers or their Restricted Subsidiaries permitted pursuant to the Loan Documents for which the consummation thereof is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Agreement” means, with respect to a Limited Condition Acquisition, the definitive acquisition or investment agreement for such Limited Condition Acquisition.

“LLC Divisions” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any other applicable law.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by any Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any notes issued pursuant to Section 2.10(e), the Loan Guaranty, the Collateral Documents, letter of credit applications and any agreements between the Borrower and any Issuing Bank regarding the respective rights and obligations between the Borrowers and the Issuing Bank in connection with the issuance of Letters of Credit, the Fee and Syndication Letter and any other documents prepared in connection with the other Loan Documents, if any, and identified in Section 4.01, 4.02, 4.06 or 4.07. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any time and all times such reference becomes operative.

“Loan Guarantor” means (i) each Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents), (ii) each Material Subsidiary of Parent (other than Excluded Subsidiaries), so long as such Material Subsidiary is a Domestic Subsidiary and a Restricted Subsidiary, and (iii) any other Person (other than an Additional Borrower) who becomes a party to the Loan Guaranty.

“Loan Guaranty” means, in the case of Parent, Article X of this Agreement and, in all other cases, the Subsidiary Guaranty.

“Loan Parties” means, collectively, the Borrowers, the Loan Guarantors and, in each case, their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Long Stop Date” means July 27, 2021 (the “Initial Long Stop Date”) or, if the Scheme has become effective or the Takeover Offer has been closed for acceptances less than 14 days before the Initial Long Stop Date (and for the avoidance of doubt not after the Initial Long Stop Date), the date which is 14 days after that date on which the Scheme has become effective or the Takeover Offer has been closed for acceptances.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)	where the Target Acquisition proceeds by way of a Scheme:

(i)	applications for the issuance of the Scheme Court Order are made to the Court (and not adjourned or otherwise postponed), but the Court (in its final judgment) refuses to grant the Scheme Court Order;

(ii)	the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court; or

(iii)	the date which is 15 days after the Scheme Effective Date;

unless, in respect of clauses (i) through (iii) above, for the purposes of switching from a Scheme to a Takeover Offer, within five (5) Business Days of such event, Parent has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, an Offer Press Announcement (in which case no Mandatory Cancellation Event shall have occurred); or

(b)	where the Target Acquisition proceeds by way of a Takeover Offer:

(i)

such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purposes of switching from a Takeover Offer to a Scheme, within five (5) Business Days of such event, Parent has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, a Press Release (in which case no Mandatory Cancellation Event shall have occurred);

(ii)	the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(iii)

11:59 p.m. (London time) on the date which is 21 days after the later of (A) the date (the “Unconditional Date”) on which the Takeover Offer has become or has been declared unconditional in all respects and (B) the date on which the Takeover Offer has closed for acceptances or, in each case, if the requisite notices to Target Shareholders have been issued prior to such date, such longer period as is necessary to complete the Squeeze-Out Procedure.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

~~“Material Acquisition” means a Permitted Acquisition with an aggregate cash consideration of greater than the Equivalent Amount of $100,000,000.~~

~~“Material Acquisition Period” means the fiscal quarter during which a Material Acquisition was consummated and the immediately following three fiscal quarters; provided, however, that no Material Acquisition Period shall occur unless Parent designates, on or prior to the consummation of the applicable Material Acquisition, in writing to the Administrative Agent such period as a Material Acquisition Period.~~

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Parent and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under this Agreement or any other Loan Document or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit or intercompany Indebtedness permitted by Section 6.06), or obligations in respect of one or more Swap Agreements, of any Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the Equivalent Amount of $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subordinated Indebtedness” means Subordinated Indebtedness which constitutes Material Indebtedness.

“Material Subsidiary” means (a) each Borrower other than Parent and (b) each other consolidated Restricted Subsidiary of Parent which (i) holds 10% or more of the consolidated assets of Parent, or (ii) generates 10% or more of consolidated EBITDA of Parent and its Restricted Subsidiaries on a consolidated basis, calculated as of the most recent fiscal period for which the Administrative Agent shall have received financial statements required to be delivered pursuant to Section 5.01(a) and (b).

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of the Scheme or the Takeover Offer (as the case may be) compared to the terms and conditions that are included in the draft of the Press Release or the Offer Press Announcement (as the case may be) delivered pursuant to Section 4.01(e) that is materially adverse to the interests of the Lenders, it being acknowledged (except as otherwise agreed in writing by the Administrative Agent) that a change to the consideration (other than (i) any reduction to the consideration of not more than 7.5% or (ii) any increase to the non-cash element of the consideration, to the extent the consideration consists of cash (in an amount per Target Share not greater than the amount already offered), common stock of Parent or a combination of the two) for the Target Shares would be materially adverse to the Lenders, but that a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition would not be materially adverse to the interests of the Lenders.

“ Mativ {Luxembourg” has the meaning assigned to such term in the Preamble.}

“Maturity Date” means (a) with respect to Term A Loans, the Term A Loan Maturity Date, (b) with respect to Term B Loans, the Term B Loan Maturity Date , (c) with respect to Revolving Loans and Swingline Loans, the Revolving Maturity Date, and (d) with respect to the Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Merger” means the merger of equals transaction pursuant to the Merger Agreement, whereby Merger Sub will merge with and into Neenah, with Neenah surviving the Merger as a wholly-owned subsidiary of Parent.

“Merger Agreement” means the Agreement and Plan of Merger dated March 28, 2022 (including all exhibits, schedules, annexes and other attachments thereto), among Parent, Samurai Warrior Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Neenah, Inc., a Delaware corporation (“Neenah”).

“Merger Sub” has the meaning assigned to such term in the definition of “Merger Agreement”.

“Minimum Acceptance Condition” means an Acceptance Condition which shall not be capable of being satisfied unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by any Borrower or any Acquisition Co (if any), result in Parent (directly or indirectly) holding shares representing, in any case, more than 75% of all Target Shares on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances.

“Minimum TLA/DDTL/RC Extension Condition” has the meaning assigned to such term in Section 2.21(a).

“Minimum TLB Extension Condition” has the meaning assigned to such term in Section 2.21(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Neenah” has the meaning assigned to such term in the definition of “Merger Agreement”.

“Neenah ABL Credit Agreement” has the meaning assigned to such term in Section 5.08(a).

“Neenah Refinancing” has the meaning assigned to such term in Section 5.08(a).

“Neenah Term Loan Credit Agreement” has the meaning assigned to such term in Section 5.08(a).

“Net Cash Proceeds” means, (a) with respect to any Asset Sale Prepayment Event, (i) the cash proceeds received in respect of such event including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (B) in the case of a casualty, insurance proceeds and (C) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (ii) the sum of (A) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (B) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (C) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Parent) and (b) with respect to any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Debt” means, for any date of determination, (a) Parent’s and its Restricted Subsidiaries’ consolidated Total Debt as of such date minus (b) the sum of Parent’s and its Restricted Subsidiaries’ Unrestricted Cash in an aggregate amount not to exceed $200,000,000 (in each case as defined in and set forth on the consolidated financial statements of Parent for the previous fiscal quarter or year for which financial statements have been delivered pursuant to Section 5.01(a) or (b)), in each case, as determined in accordance with GAAP.

“Net Debt to EBITDA Ratio” means, on any date of determination, the ratio of (a) Net Debt as of such date to (b) EBITDA for the most recently completed four fiscal quarters then ended of Parent as of such date.

“Net Income” means, with respect to Parent, for any period, the consolidated net income (or loss) of Parent and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A)	excluding, without duplication,

(i)	all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

(ii)

the portion of net income of Parent and its Restricted Subsidiaries allocable to minority or non-controlling interests or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by Parent or one of its Restricted Subsidiaries; provided that for the avoidance of doubt, Net Income shall be increased in amounts equal to the amounts of cash actually received;

(iii)

gains or losses in respect of any Asset Dispositions or Excluded Asset Disposition by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(v)	non-cash compensation expense incurred with any issuance of equity interests to an employee of Parent or any Restricted Subsidiary;

(vi)	any net after-tax gains or losses attributable to the early extinguishment or conversion of Indebtedness or any Swap Agreements;

(vii)

any non-cash impairment charges or asset write-off or write-down resulting from the application of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 350 “Intangibles—Goodwill and Other” or ASC Topic 360 “Property, Plant and Equipment,” and the amortization of intangibles arising pursuant to ASC Topic 805 “Business Combinations” or any related subsequent Statement of Financial Accounting Standards;

(viii)

non-cash gains, losses, income and expenses resulting from fair value accounting required by ASC Topic 815 “Derivatives and Hedging” or any related subsequent Statement of Financial Accounting Standards;

(ix)

any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of ASC Topic 830 “Foreign Currency Matters” or any related subsequent Statement of Financial Accounting Standards;

(x)

any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(xi)

any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Parent has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xii)

to the extent covered by insurance and actually reimbursed, or, so long as the Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and

(B)	including, without duplication, dividends and distributions from joint ventures actually received in cash by Parent and its Restricted Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Restricted Subsidiary thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” has the meaning assigned to such term in Section 5.10.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Letter” means the Offer Letter, dated August 1, 2023, between Mativ Holdings, Inc. and Evergreen Hill Enterprise Pte. Ltd., including the form of the purchase agreement attached thereto and the schedules and exhibits to such form of purchase agreement, in each case, as in effect on the Seventh Amendment Effective Date and after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders (in their capacities as such), unless consented to in advance in writing by the Administrative Agent in its sole discretion.

“Offer Press Announcement” means a press announcement released by or on behalf of any Borrower or any Acquisition Co (if any) in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Offshore Currency” means Sterling and Euros.

“Offshore Currency Equivalent” means, for any amount of any Offshore Currency, at the time of determination thereof, (a) if such amount is expressed in such Offshore Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Offshore Currency determined by using the rate of exchange for the purchase of such Offshore Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Offshore Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Offshore Currency Loan” means any Loan denominated in an Offshore Currency.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“P de Mal” means Papeteries de Malaucene S.A.S. and its subsidiary, Malaucene Industries S.N.C.

“Panel” means the UK Panel on Takeovers and Mergers.

“Parent” has the meaning assigned to such term in the Preamble.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning assigned to such term in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (x) the Merger and (y) any acquisition, by (i) Borrowers or any of their respective Restricted Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) Borrowers or any of their respective Restricted Subsidiaries of a majority of the Equity Interests of any Person, including, without limitation, any Investments in a subsidiary which serves to increase the Borrowers’ or their respective Restricted Subsidiaries’ respective equity ownership therein, in each case, so long as the following conditions have been satisfied:

(a) the Administrative Agent shall receive not less than ten (10) Business Days (or such shorter period as shall be agreed to by the Administrative Agent) prior written notice of any such acquisition with an aggregate consideration of greater than the Equivalent Amount of $100,000,000 individually or in the aggregate in any fiscal year, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(b) the Administrative Agent shall receive, not less than ten (10) Business Days (or such shorter period as shall be agreed to by the Administrative Agent) prior to the consummation of such acquisition (to the extent notice thereof is required under clause (a) above), a due diligence package, which package shall include, without limitation, the following with regard to the acquisition of the applicable Permitted Acquisition Target:

(i) pro forma financial projections (after giving effect to such acquisition) for Parent and its Restricted Subsidiaries for the current and next two (2) fiscal years or through the remaining term of the agreement; and

(ii) a general description of (A) the Permitted Acquisition Target’s business and (B) material agreements binding upon the Permitted Acquisition Target or any of its personal or real property and, if requested by the Administrative Agent, copies of such material agreements;

(c) the Permitted Acquisition Target’s business shall be in a line of business in compliance with Section 6.03(b);

(d) the Permitted Acquisition Target, any of its applicable subsidiaries, and the Loan Parties shall comply with the requirements of Section 5.09 to provide guaranties and Collateral;

(e) prior to and after giving effect to such acquisition and the incurrence of any Loans, other Indebtedness or contingent obligations in connection therewith, Parent on a consolidated basis shall be in compliance (after giving pro forma effect to such acquisition) with a Net Debt to EBITDA Ratio of the lesser of (x) 4.75 to 1.00 and (y) the then applicable covenant level as set forth in Section 6.11(b) minus 0.25, in each case calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) prior to such acquisition ~~(after giving effect, in the case of a Material Acquisition, to the Material Acquisition Period)~~; provided that, in the case of any Limited Condition Acquisition, the then applicable covenant level as set forth in Section 6.11(b) may, at the election of the Borrowers, be calculated as of the date the Limited Condition Acquisition Agreement is entered into, as if the acquisition and other pro forma events in connection therewith were consummated on such date (the Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”);

(f) such acquisition is consummated, in all material respects, in accordance with the applicable acquisition documents;

(g) such acquisition shall not be hostile and (if required) shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Permitted Acquisition Target; and

(h) (i) with respect to any acquisition that is not a Limited Condition Acquisition, on the date such acquisition is consummated, no Event of Default is in existence or would occur after giving effect to such acquisition, and (ii) with respect to any Limited Condition Acquisition, as of the date the Limited Condition Acquisition Agreement is executed, no Event of Default is in existence or would occur after giving effect to such acquisition, and as of the date of consummation of such Limited Condition Acquisition, no Event of Default described in Section 7.01(a), (h) or (i) shall have occurred and be continuing.

“Permitted Acquisition Target” means the Person or business or substantially all of the assets of a Person or business proposed to be acquired pursuant to a Permitted Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, or other governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law or arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the applicable Borrower or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure statutory obligations of the Borrowers or their Subsidiaries;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of Parent and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of Parent and its Restricted Subsidiaries taken as a whole;

(g) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(h) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(i) Liens securing Indebtedness of a Restricted Subsidiary owed to and held by Parent or Loan Guarantor;

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of Parent and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of Parent and its Restricted Subsidiaries taken as a whole;

(k) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of Parent and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business, (ii) of a collecting bank arising under Section 4-210 (or equivalent Section) of the Uniform Commercial Code on items in the course of collection, and (iii) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(l) any interest of title of an owner of equipment or inventory on loan or consignment, or as part of a conditional sale, to the Parent or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding bailments of paper and paper products entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(m) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(n) Liens arising in connection with repurchase agreements that constitute Investments;

(o) Liens securing obligations for third party customer financings in the ordinary course of business;

(p) Liens on cash, Permitted Investments or other property arising in connection with the defeasance, discharge, prepayment or redemption of Indebtedness not prohibited by this Agreement;

(q) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(r) Liens arising out of any Sale and Leaseback Transaction permitted under this Agreement; provided, that such Liens shall not apply to any assets of the Parent or its Restricted Subsidiaries other than the assets subject to such Sale and Leaseback Transaction, including any proceeds and products thereof;

(s) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject; and

(t) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by Parent or any of the Restricted Subsidiaries in the ordinary course of business.

“Permitted Investments” means any of the following Investments: (i)(a) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any member state in the European Union or (b) local currencies held from time to time in the ordinary course of business; (ii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of one (1) year or less from the date of acquisition; (iii) certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 (determined at the date of acquisition thereof); (iv) repurchase obligations for underlying securities of the types described in clauses (ii), (iii), and (viii) of this definition entered into with any financial institution meeting the qualifications specified in clause (iii) of this definition (determined at the date of acquisition thereof); (v) commercial paper rated at least “P 2” by Moody’s (or the equivalent thereof) or at least “A-2” by S&P (or the equivalent thereof) (determined at the date of acquisition thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and, in each case, maturing within one (1) year after the date of creation thereof; (vi) marketable short term money market and similar securities having a rating of at least “P 2” from Moody’s (or the equivalent thereof) or “A-2” from S&P (or the equivalent thereof), respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) (determined at the date of acquisition thereof) and, in each case, maturing within one (1) year after the date of creation or acquisition thereof; (vii) readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (determined at the date of acquisition thereof) with maturities of one (1) year or less from the date of acquisition; (viii) investments equivalent to those referred to in clauses (i) through (vii) above or funds equivalent to those referred to in clause (x) below denominated in U.S. Dollars or any foreign currency issued by a foreign issuer or bank comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary, all as determined in good faith by the Parent; (ix) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Permitted Investments shall also include investments of the type and maturity described in clauses (i) through (viii) of this definition of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies (determined at the date of acquisition thereof); and (x) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (viii) of this definition (determined at the date of acquisition thereof). Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than Dollars and those set forth in clause (i) above; provided that such amounts are converted into U.S. Dollars or any currency listed in clause (i) above as promptly as practicable. Any items identified as Permitted Investments under this definition will be deemed to be a cash equivalent for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Permitted Liens” means Liens permitted by Section 6.02 hereof.

“Permitted TLA/DDTL/RC Modification” means a modification to this Agreement and the other Loan Documents, effected in connection with a TLA/DDTL/RC Modification Offer pursuant to Sections 2.21(a) and (b), providing for an extension of the maturity date and/or amortization applicable to the Loans and/or Commitments of the Accepting TLA/DDTL/RC Lenders and that, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans and Commitments of the Accepting TLA/DDTL/RC Lenders subject to such Permitted TLA/DDTL/RC Modification and/or

(ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting TLA/DDTL/RC Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments, (c) such modifications to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional modifications to the terms of this Agreement applicable to the Loans and/or Commitments of the Accepting TLA/DDTL/RC Lenders that are (i) less favorable to such Accepting TLA/DDTL/RC Lenders than the terms of this Agreement immediately prior to giving effect to such Permitted TLA/DDTL/RC Modification or (ii) no more restrictive, when taken as a whole, than those under this Agreement benefiting the Loans subject thereto as in effect immediately prior to giving effect to such Permitted TLA/DDTL/RC Modification (except for covenants or other provisions applicable only to periods after the then latest final maturity date of any Loans and/or Commitments of the applicable Facility) and that, in each case of clauses (d)(i) and (ii), are reasonably acceptable to the Administrative Agent.

“Permitted TLB Modification” means a modification to this Agreement and the other Loan Documents, effected in connection with a TLB Modification Offer pursuant to Sections 2.21(h) and (i), providing for an extension of the maturity date and/or amortization applicable to the Term B Loans and/or Term B Commitments of the Accepting Term B Lenders and that, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Term B Loans of the Accepting Term B Lenders subject to such Permitted TLB Modification and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Term B Lenders in respect of such Term B Loans and/or Term B Commitments, (b) changes to any prepayment premiums with respect to the Term B Loans and Term B Commitments, (c) such modifications to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional modifications to the terms of this Agreement applicable to the Term B Loans and/or Term B Commitments of the Accepting Term B Lenders that are (i) less favorable to such Accepting Term B Lenders than the terms of this Agreement immediately prior to giving effect to such Permitted TLB Modification or (ii) no more restrictive, when taken as a whole, than those under this Agreement benefiting the Term B Loans subject thereto as in effect immediately prior to giving effect to such Permitted TLB Modification (except for covenants or other provisions applicable only to periods after the then latest final maturity date of any Term B Loans) and that, in each case of clauses (d)(i) and (ii), are reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Philippine Subsidiaries” means each of Schweitzer Maudit RTL Philippines, Inc., PDM Philippines Industries Inc. and Luna Rio Landholding Corporation.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Agreement” means that certain Pledge Agreement (including any and all supplements thereto), dated as of the date hereof, among the Foreign Borrowers and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Press Release” means a press announcement released by or on behalf of any Borrower or any Acquisition Co (if any) in accordance with Rule 2.7 of the City Code announcing that the Target Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of any Borrower or its Controlling Person or any of its Subsidiaries while in possession of the financial statements provided by such Borrower under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Agreement Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables Financing” means any of one or more factoring financing facilities and supply chain financing facilities (and any guarantees of such financing facility), in each case, the obligations of which are non recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Parent and its Subsidiaries pursuant to which the Parent or any Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not an Affiliate of the Parent or any Subsidiary and that is providing financing in respect thereof or (ii) a special purpose Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not an Affiliate of the Parent or any Subsidiary or by obtaining financing from such a Person, in each case entered into the ordinary course of business of the Parent or its Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption Notice” has the meaning assigned to such term in Section 6.12.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, and (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registrar” means the Registrar of Companies for England and Wales.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Permitted Investments or current assets) used or useful in the business of the Parent and its Restricted Subsidiaries conducted in accordance with Section 6.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, general partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, ~~and~~ (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, ~~and~~ (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any RFR Borrowing denominated in Sterling, the applicable Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, and (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Repricing Event” means (i) any prepayment, repayment or replacement of the Term B Facility (including Term B Commitments), in whole or in part, in each case the primary purpose of which is to reduce the All-in Yield applicable to such portion of the Term B Facility (including commitments therefor), with the proceeds of indebtedness (or commitments in respect of indebtedness) with an All-in

Yield less than the All-in Yield applicable to such portion of the Term B Facility (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term B Facility (including any amendment affecting the Term B Commitments) the primary purpose of which is to reduce the All-in Yield applicable to the Term B Facility, but in each case, excluding any repayment, replacement or amendment occurring in connection with a Change in Control or an acquisition or Investment not permitted under the Loan Documents.

“Required Lenders” means, subject to Section 2.20, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing at least 50.1% of the sum of the Total Revolving Credit Exposure, outstanding Term Loans and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining the Revolving Credit Exposure of such Lender to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Required Delayed Draw Term Lenders” means, subject to Section 2.20, at any time, Lenders having outstanding Delayed Draw Term Loans and Delayed Draw Commitments representing at least 50.1% of the sum of the outstanding Delayed Draw Term Loans and aggregate Delayed Draw Commitments at such time.

“Required RC Lenders” means, subject to Section 2.20, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing at least 50.1% of the sum of the Total Revolving Credit Exposure and aggregate unused Revolving Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining the Revolving Credit Exposure of such Lender to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Required TLA/DDTL/RC Lenders” means, subject to Section 2.20, at any time, Lenders having Revolving Credit Exposures, outstanding Term A Loans, outstanding Delayed Draw Term Loans, unused Revolving Commitments, Term A Commitments and Delayed Draw Commitments representing at least 50.1% of the sum of the Total Revolving Credit Exposure, aggregate outstanding Term A Loans, outstanding Delayed Draw Term Loans, aggregate unused Revolving Commitments, aggregate Term A Commitments and aggregate Delayed Draw Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining the Revolving Credit Exposure of such Lender to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning assigned to such term in Section 2.21(a).

“Responsible Officer” means the president, Financial Officer or other executive officer of a Borrower.

“Restricted” means, when referring to cash or cash equivalents (including Permitted Investments) of Parent or any of its Restricted Subsidiaries, that such cash or cash equivalents (including Permitted Investments) (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent and its Restricted Subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, or (ii) are subject to a Lien in favor of any Person other than Administrative Agent for the benefit of the Secured Parties (but excluding amounts serving as cash collateral for Letters of Credit) securing Indebtedness for borrowed money that constitutes Material Indebtedness. For the avoidance of doubt, it is understood that any such Indebtedness of Parent or any of its Restricted Subsidiaries that is secured by a Lien on cash or cash equivalents (including Permitted Investments) shall be included in the calculation of Total Debt for purposes of the Net Debt to EBITDA Ratio and/or the Senior Secured Net Debt to EBITDA Ratio, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary of the U.S. Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced, increased or extended from time to time pursuant to (a) Section 2.09 or Section 2.21 and (b) assignments by or to such Lender pursuant to Section 9.04. The portion of the Revolving Commitments, if any, which may be utilized for (i) EUR Revolving Loans shall constitute the EUR Revolving Commitment~~, which~~ and (ii) Sterling Revolving Loans shall constitute the Sterling Revolving Commitment, which in each case of clause (i) and (ii) shall be treated as a sub-facility of the Revolving Commitment; provided that, the total Revolving Credit Exposure shall not exceed the total Revolving Commitments. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Fifth Amendment Effective Date is $600,000,000; provided that prior to the Delayed Draw Closing Date, not more than $500,000,00 of the Revolving Facility may be utilized.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Lenders” means, collectively, the U.S. Revolving Credit Lenders ~~and~~, the EUR Revolving Credit Lenders and the Sterling Revolving Credit Lenders.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) ~~or~~, 2.01(b) or 2.01(f).

“Revolving Maturity Date” means the earlier of (a) the later of (i) the date that is the five year anniversary of the Fifth Amendment Effective Date and (ii) with respect to the applicable Revolving Commitments, if the maturity date is extended pursuant to Section 2.21, such extended maturity date pursuant to such Section and (b) 180 days prior to the scheduled maturity date of the Senior Notes (as such date may be extended or modified, including pursuant to any refinancing thereof).

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee, but excluding any such transaction pertaining to the sale of real property entered into by a Person prior to the date such Person became a Subsidiary of the Parent.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea ~~and~~, Syria and the Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c), or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.

“Scheme” means a scheme of arrangement under Part 26 of the Companies Act 2006 to be conducted in accordance with the City Code between the Target and the Scheme Shareholders, pursuant to which any Borrower or any Acquisition Co (if any) will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of the Target to shareholders of the Target setting out the terms and conditions of, and an explanatory statement in relation to, the Scheme, stating the recommendation for the Target Acquisition and the Scheme to the shareholders of the Target by the independent directors of the Target and setting out the notices of the Court Meeting and the General Meeting, as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Court Order” means the order of the Court sanctioning the Scheme.

“Scheme Documents” means, collectively, (a) the Scheme Circular, (b) the Press Release, (c) the Scheme Resolutions and (d) any other document issued by or on behalf of the Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” hereunder by the Administrative Agent and Parent.

“Scheme Effective Date” means the date on which the Scheme Court Order sanctioning the Scheme is duly delivered on behalf of the Target to the Registrar.

“Scheme Resolutions” means the resolutions of the shareholders of the Target which are required to implement the Scheme and which are referred to, and substantially in the form set out in, the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means, at any time, the registered holders of Scheme Shares at such time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with the terms of the Scheme.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Obligations” means all Obligations, together with (i) all Banking Services Obligations owing to one or more Lenders or their respective Affiliates and (ii) all Swap Agreement Obligations; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the 6.875% Senior Notes due 2026, issued by Parent in an aggregate principal amount of $350,000,000.

“Senior Notes Indenture” means the Senior Notes Indenture, dated as of September 25, 2018, among Parent, the guarantors party thereto and Wilmington Trust, National Association, as trustee, in respect of the Senior Notes.

“Senior Secured Debt” means, for any date of determination, Parent’s and its Restricted Subsidiaries’ consolidated Total Debt that is secured by a first priority Lien on any asset or property of any Loan Party or any Restricted Subsidiary as of such date.

“Senior Secured Net Debt” means, for any date of determination, (a) Parent’s and its Restricted Subsidiaries’ consolidated Senior Secured Debt as of such date minus (b) the sum of Parent’s and its Restricted Subsidiaries’ Unrestricted Cash in an aggregate amount not to exceed $200,000,000 (in each case as defined in and set forth on the consolidated financial statements of Parent for the previous fiscal quarter or year for which financial statements have been delivered pursuant to Section 5.01(a) or (b)), as determined in accordance with GAAP.

“Senior Secured Net Debt to EBITDA Ratio” means, on any date of determination, the ratio of (a) Senior Secured Net Debt as of such date to (b) EBITDA for the most recently completed four fiscal quarters then ended of Parent as of such date.

“Seventh Amendment” means the Seventh Amendment, dated as of September 19, 2023, among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Sixth Amendment Effective Date” means July 1, 2023.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person: (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Fifth Amendment Effective Date.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit F, signed by the chief financial officer of Parent.

“ SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“ SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“ SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Jurisdictions” means the United States of America.

“Specified Merger Agreement Representations” means the representations and warranties made by Neenah (or its affiliates) in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that Parent (or an affiliate of Parent) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of any inaccuracy of such representations and warranties in the Merger Agreement.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Sections 3.01, 3.02 (solely relating to the entering into and performance of the Loan Documents by the Loan Parties), 3.03(b), 3.08, 3.17, 3.18, 3.23 and 3.25.

“Spot Rate” for a currency means (a) for any Computation Date ending on the last day of a fiscal quarter (except in the case of any determination of the Spot Rate used in the calculation of the Equivalent Amount in connection with or pursuant to any terms, conditions or other provisions located in Article II herein), the rate used by Parent in preparing its financial statements in accordance with GAAP and (b) for all other purposes, the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York City time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Squeeze-Out Level Acceptances” means acceptances under the Takeover Offer that will, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by any Borrower or any Acquisition Co (if any), result in Parent (directly or indirectly) holding shares representing, in any case, more than 90% of all Target Shares on a fully diluted basis (excluding any shares held in treasury).

“Squeeze-Out Payments” means payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the operation by any Borrower or any Acquisition Co (if any) of the procedures contained in Sections 979 to 982 of the Companies Act 2006.

“Squeeze-Out Procedure” means, if the Target Acquisition is implemented by means of a Takeover Offer, the procedure to be implemented following the Unconditional Date under Chapter 3 of Part 28 of the Companies Act 2006 to acquire all of the outstanding Target Shares which Parent or any Acquisition Co (if any) has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“ Sterling” or “£” mean the lawful currency of the United Kingdom.

“ Sterling Revolving Commitment” means, at any time, with respect to each Lender, the commitment, if any, of such Lender to make Sterling Revolving Loans in Sterling and to acquire participations in Letters of Credit issued in Sterling in connection therewith up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The Sterling Revolving Commitment of each Sterling Revolving Credit Lender is a sub-commitment of its Revolving Commitment. The initial aggregate amount of the Lenders’ Sterling Revolving Commitments as of the Eighth Amendment Effective Date is the Equivalent Amount in Sterling of $504,000,000.

“ Sterling Revolving Credit Exposure” means, with respect to any Sterling Revolving Credit Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of the outstanding principal amount of such Lender’s Sterling Revolving Loans and its LC Exposure with respect to Letters of Credit issued in Sterling at such time.

“ Sterling Revolving Credit Lender” means a Lender with a Sterling Revolving Commitment or, if the Sterling Revolving Commitments have terminated or expired, a Lender with Sterling Revolving Credit Exposure.

“Sterling Revolving Loan” means a Loan made pursuant to Section 2.01(f).

“Subordinated Indebtedness” means all Indebtedness incurred by any Loan Party which by its terms is contractually subordinated in right of payment to the prior payment of the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of any Borrower; provided, however, from and after the occurrence of a Bankruptcy Action with respect to SWM Brazil or P de Mal to the extent such Bankruptcy Action was permitted under Section 6.03(a)(v), SWM Brazil and/or P de Mal, as applicable, shall not be deemed to be a Subsidiary under this Agreement and the other Loan Documents for purposes of compliance with Article III, Article V, Article VI (other than Section 6.11 therein) and Article VII herein.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty (including any and all supplements thereto), dated as of the date hereof, by the Loan Guarantors in favor of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with any Person that was a Lender or an Affiliate of a Lender at the time of making such Swap Agreement Obligations (or such Swap Agreement Obligations in existence as of the Fifth Amendment Effective Date), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01B hereof or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Fifth Amendment Effective Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv). The aggregate amount of the Swingline Commitment as of the Fifth Amendment Effective Date is $60,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans in U.S. Dollars outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time, other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender, and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as a lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“SWM Brazil” means Schweitzer-Mauduit do Brasil, S.A.

~~“SWM {Luxembourg” has the meaning assigned to such term in the Preamble.}~~

“Syndication Agent” means any of Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Bank, and AgFirst Farm Credit Bank in their capacity as co-syndication agents hereunder.

“Takeover Offer” means an offer (within the meaning of Section 974 of the Companies Act 2006) by any Borrower or any Acquisition Co (if any) in accordance with the City Code to acquire all of the Target Shares not already held by it at the date of such offer (within the meaning of Section 975 of the Companies Act 2006), substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of any Borrower or any Acquisition Co (if any) and dispatched to shareholders of the Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer and reflecting the Offer Press Announcement in all material respects, as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Target” means Scapa Group plc, a public limited company incorporated and registered in England and Wales with company number 00826179 and with its registered office at Manchester Road, Ashton-under-Lyne, Greater Manchester, OL7 0ED.

“Target Acquisition” means the acquisition by any Borrower or any Acquisition Co (if any) of the Target Shares which are subject to the Scheme or the Takeover Offer (as the case may be) pursuant to the Offer Documents or the Scheme Documents, as applicable, which acquisition will be effected pursuant to a Scheme or a Takeover Offer.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Debt” means the Indebtedness incurred by the Target in connection with (i) that certain Amendment and Restatement Agreement, dated as of June 17, 2020, by and among the Target, the other companies party thereto, Lloyds Bank PLC, as Agent, and the other financial institutions party thereto as lenders and (ii) that certain Multicurrency Revolving Facility Agreement, dated as of June 17, 2020, by and among the Target, the other companies party thereto, Lloyds Bank PLC, as Agent, and the other financial institutions party thereto as lenders.

“Target Group” means the Target and its subsidiaries.

“Target Shares” means all of the issued and to be issued ordinary share capital of the Target from time to time (including, without limitation, any ordinary shares in the Target arising on the exercise of any Target Group options, warrants or awards).

“Taxes” means any and all fees (including, without limitation, license, registration, documentation and recording fees), taxes (including, without limitation, net income, gross income, gross receipts, sales, use, rental, turnover, transfer, value-added, preference, property (tangible and intangible), excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by a Governmental Authority, together with any and all penalties, fines additions to tax and interest thereon or computed by referenced thereto, and “Tax” means any one of the foregoing.

“Term A Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term A Loan hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term A Commitments as of the Fifth Amendment Effective Date is $193,000,000.

“Term A Facility” means the Term A Commitments and the extensions of credit made thereunder.

“Term A Lender” means a Lender with a Term A Commitment or an outstanding Term A Loan.

“Term A Loans” means the term loans made by the Term A Lenders on the Fifth Amendment Effective Date pursuant to Section 2.01(c).

“Term A Loan Maturity Date” means the earlier of (a) the later of (i) the date that is the fifth year anniversary of the Fifth Amendment Effective Date and (ii) with respect to the applicable Term A Loans, if the maturity date is extended pursuant to Section 2.21, such extended maturity date pursuant to such Section and (b) 180 days prior to the scheduled maturity date of the Senior Notes (as such date may be extended or modified, including pursuant to any refinancing thereof).

“Term B Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term B Loan hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term B Commitments as of the First Amendment Effective Date was $350,000,000.

“Term B Facility” means the Term B Commitments and the extensions of credit made thereunder.

“Term B Lender” means a Lender with a Term B Commitment or an outstanding Term B Loan.

“Term B Loans” means the term loans made by the Term B Lenders on the Closing Date pursuant to Section 2.01(d).

“Term B Loan Maturity Date” means the earlier of (a) the later of (x) the date that is the seven year anniversary of the Closing Date and (x) with respect to the applicable Term B Loans, if the maturity date is extended pursuant to Section 2.21, such extended maturity date pursuant to such Section and (b) 180 days prior to the maturity date of the Senior Notes (as such date may be extended or modified, including pursuant to any refinancing thereof).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Facilities” means the Term A Facility, the Delayed Draw Term Loan Facility and the Term B Facility.

“Term Loans” means the Term A Loans, the Delayed Draw Term Loans and the Term B Loans.

“Term Loan Commitment” means the Term A Commitments, the Delayed Draw Commitments and the Term B Commitments.

“Term Loan Lender” means a Lender with a Term Loan Commitment or outstanding Term Loan.

“Term Loan Refinancing” means any new term loan borrowed pursuant to Section 2.09(e) the proceeds of which are used to prepay the Term Loans and such prepayment is made on the date such new term loan is incurred pursuant to the terms hereof.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“TLA/DDTL/RC Modification Agreement” has the meaning assigned to such term in Section 2.21(b).

“TLA/DDTL/RC Modification Offer” has the meaning assigned to such term in Section 2.21(a).

“TLB Modification Agreement” has the meaning assigned to such term in Section 2.21(d).

“TLB Modification Offer” has the meaning assigned to such term in Section 2.21(c).

“Total Debt” means, at any date, all Indebtedness of Parent and its Restricted Subsidiaries at such date, on a consolidated basis, calculated in accordance with GAAP, but excluding, to the extent constituting Indebtedness, any Swap Agreements and Swap Agreement Obligations.

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of the ~~Dollar~~ Equivalent Amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of the Loan Documents, (ii) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (iii) the consummation of the Target Acquisition, (iv) the consummation of the Merger and the Neenah Refinancing and (v) the payment of Transaction Costs.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Parent or any of its Subsidiaries in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Daily Simple RFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconditional Date” has the meaning assigned to such term in the definition of “Mandatory Cancellation Event”.

“United States Dollars”, “U.S. Dollars”, “Dollars” or “$” refers to lawful money of the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and cash equivalents (including Permitted Investments) included in the cash accounts that would be listed on the consolidated balance sheet of Parent and its Restricted Subsidiaries as at such date, to the extent that such cash and cash equivalents (including Permitted Investments) are not classified as Restricted.

“Unrestricted Subsidiary” means any Subsidiary of Parent designated by the board of directors (or similar governing body) of Parent as an Unrestricted Subsidiary pursuant to Section 5.14 on or subsequent to the Fifth Amendment Effective Date.

“U.S. Borrower” has the meaning set forth in the Preamble.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any State or commonwealth thereof (not including any territory or possession thereof) or the District of Columbia.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans and to acquire participations in Letters of Credit issued in and Swingline Loans made in U.S. Dollars hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s U.S. Revolving Commitment as of the Fifth Amendment

Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ U.S. Revolving Commitments is $600,000,000; provided that prior to the Delayed Draw Closing Date, not more than $500,000,000 of the U.S. Revolving Commitments may be utilized.

“U.S. Revolving Credit Exposure” means, with respect to any U.S. Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s U.S. Revolving Loans, its Swingline Exposure and its LC Exposure (with respect to Letters of Credit issued in U.S. Dollars) at such time.

“U.S. Revolving Credit Lender” means a Lender with a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Credit Exposure.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms used herein shall apply equally to the singular and plural forms of the terms defined herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, clauses, sub-clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and sub-clauses of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all references to the time of day shall be a reference to New York City time (unless otherwise specified herein). All references in this Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to be a reference to September 25, 2018.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates. The interest rate on a Loan denominated in dollars or an Offshore Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used. The Administrative Agent or Parent, as applicable, shall determine the Spot Rates as of each Computation Date to be used for calculating the Equivalent Amounts in U.S. Dollars or Offshore Currencies, as applicable. Such Spot Rates shall become effective as of such Computation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Computation Date to occur.

SECTION 1.07. Limited Condition Acquisitions. (a) In the case of (i) the incurrence of any Indebtedness or Liens, the making of any Investments, Restricted Payments or Asset Dispositions, or the prepayment of Indebtedness, (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default (other than a Default or Event of Default under Section 7.01(a), Section 7.01(h) or Section 7.01(i)), or (iii) the designation of a Restricted Subsidiary or Unrestricted Subsidiary, in each case, in connection with a Limited Condition Acquisition, at the Borrowers’ option, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date the Limited Condition Acquisition Agreement is entered into, and calculated, on a pro forma basis, as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including the incurrence of Indebtedness, were consummated on such date; provided that if a Borrower has made an LCA Election, then in connection with the calculation of any ratio or basket with respect to the incurrence of any other Indebtedness or Liens, or the making of any other Investments, Restricted Payments, or Asset Dispositions, or the prepayment of any other Indebtedness, on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including any incurrence of Indebtedness, have been consummated. The consummation of a Limited Condition Acquisition shall be subject to the absence of a Default or Event of Default under Section 7.01(a), Section 7.01(h) or Section 7.01(i). Notwithstanding anything set forth herein to the contrary, an LCA Election shall not apply to the conditions for any Credit Event under the Revolving Credit Facility or Borrowing of any Term A Loans or Term B Loans on any Certain Funds Borrowing Date, which must be satisfied as of the date of such Credit Event.

(b) Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Acquisition of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Acquisition), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Acquisition.

SECTION 1.08. Luxembourg Terms. Where it relates to a company incorporated under the laws of Luxembourg or a security governed by Luxembourg law, a reference herein to: a winding-up, administration, liquidation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; a receiver, administrative receiver, administrator, liquidator, compulsory manager or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur; a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect including any transfer of title by way of security; a person being unable or admitting inability to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); “constitutional documents” includes the up to date articles of association (statuts coordonnés) or the articles of incorporation of that person, as appropriate; a “matured obligation” includes, without limitation, any obligation exigible, certaine et liquide; a director, officer or manager includes a gérant or an administrateur and a board of directors or board of managers includes a conseil d’administration or a collège de gérance; a “guarantee” includes (i) any garantie which is independent from the debt to which it relates and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code or (ii) a garantie professionelle de paiement within the meaning of the Luxembourg law of 10 July 2020; and a “set-off” includes, for purposes of Luxembourg law, legal set-off.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, as follows:

(a) each U.S. Revolving Credit Lender agrees, severally and not jointly, to make U.S. Revolving Loans to each Borrower, at any time and from time to time during the Availability Period, in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender’s U.S. Revolving Credit Exposure (plus the aggregate amount of such Lender’s EUR Revolving Credit Exposure and Sterling Revolving Credit Exposure) exceeding such Lender’s U.S. Revolving Commitment, or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow U.S. Revolving Loans;

(b) each EUR Revolving Credit Lender agrees, severally and not jointly, to make EUR Revolving Loans to each Borrower at any time and from time to time during the Availability Period, in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender’s EUR Revolving Credit Exposure exceeding such Lender’s EUR Revolving Commitment, (ii) such Lender’s U.S. Revolving Credit Exposure (plus the aggregate amount of such Lender’s EUR Revolving Credit Exposure and Sterling Revolving Credit Exposure) exceeding such Lender’s U.S. Revolving Commitment or (iii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow EUR Revolving Loans;

(c) each Term A Lender agrees, severally and not jointly, to make a Term A Loan to the U.S. Borrower on the Fifth Amendment Effective Date, in an amount equal to such Lender’s Term A Commitment; provided that amounts repaid or prepaid in respect of the Term A Loans may not be reborrowed;

(d) each Term B Lender agrees, severally and not jointly, to make Term B Loans to the U.S. Borrower in a single draw on the Closing Date, in an aggregate principal amount not to exceed such Term B Lender’s outstanding Term B Commitment immediately prior to the making of such Term B Loans; provided that amounts repaid or prepaid in respect of the Term B Loans may not be reborrowed; and

(e) each Delayed Draw Term Lender agrees, severally and not jointly, to make Delayed Draw Term Loans to the U.S. Borrower in a single draw on the Delayed Draw Closing Date, in an aggregate principal amount not to exceed such Delayed Draw Term Lender’s outstanding Delayed Draw Commitment immediately prior to the making of such Delayed Draw Term Loans; provided that amounts repaid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed~~.~~ ; and

(f) each Sterling Revolving Credit Lender agrees, severally and not jointly, to make Sterling Revolving Loans to each Borrower at any time and from time to time during the Availability Period, in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender’s Sterling Revolving Credit Exposure exceeding such Lender’s Sterling Revolving Commitment, (ii) such Lender’s U.S. Revolving Credit Exposure (plus the aggregate amount of such Lender’s EUR Revolving Credit Exposure and Sterling Revolving Credit Exposure) exceeding such Lender’s U.S. Revolving Commitment or (iii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Sterling Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided that, the Administrative Agent may allocate (or re-allocate) any U.S. Revolving Loans, EUR Revolving Loans and/or ~~EUR~~Sterling Revolving Loans on a non-pro rata basis on any Computation Date to the extent the failure to so allocate (or re-allocate) on a non-pro rata basis would cause the Revolving Credit Exposure of any Lender to exceed its Revolving Commitment. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing, Delayed Draw Term Loan Borrowing, Term A Loan Borrowing and Term B Loan Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrowers may request in accordance herewith; provided that (i) all Loans (other than Swingline Loans and Sterling Revolving Loans) in an Offshore Currency shall be a Term Benchmark Loan ~~and~~, (ii) all U.S. Revolving Loans made to a

Foreign Borrower shall be a Term Benchmark Loan and (iii) all Sterling Revolving Loans shall be RFR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in U.S. Dollars or in an Offshore Currency, in each case, in an aggregate amount of (i) in connection with a U.S. Revolving Loan, not less than $5,000,000 and an integral multiple of $1,000,000 thereof~~,~~ and (ii) in connection with a EUR Revolving Loan, not less than €5,000,000 and an integral multiple of €1,000,000 thereof. At the time that each RFR Borrowing is made, such Borrowing shall be in Sterling in an aggregate amount of not less than £5,000,000 and an integral multiple of £1,000,000 thereof. At the time that each ABR Borrowing is made, such Borrowing shall be in U.S. Dollars in an aggregate amount that is not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings or RFR Borrowings outstanding with respect to the EUR Revolving Loans, Sterling Revolving Loans, U.S. Revolving Loans and Term Loans. The Equivalent Amount in Euros of each EUR Revolving Loan ~~shall~~and Sterling of each Sterling Revolving Loan shall in each case be recalculated hereunder on each date on which it shall be necessary to determine the amount of any Loan or Loans outstanding hereunder on such date.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Interest Period with respect to (i) a Revolving Borrowing if such Interest Period would end after the Revolving Maturity Date, (ii) a Term A Loan Borrowing if such Interest Period would end after the Term A Loan Maturity Date, (iii) a Term B Loan Borrowing if such Interest Period would end after the Term B Loan Maturity Date or (iv) a Delayed Draw Term Loan Borrowing if such Interest Period would end after the Delayed Draw Term Loan Maturity Date.

(e) All U.S. Revolving Loans, Swingline Loans and Term Loans made to the Borrowers shall be made in U.S. Dollars. All EUR Revolving Loans made to the Borrowers shall be made in Euros. All Sterling Revolving Loans made to the Borrowers shall be made in Sterling.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing in Euros, not later than 11:00 a.m., London time, three (3) Business Days before the date of the proposed Borrowing, ~~or~~ (c) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing, or (d) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic

Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the Loans comprising such Borrowing are U.S. Revolving Loans, EUR Revolving Loans, Sterling Revolving Loans, Term A Loans, Delayed Draw Term Loans or Term B Loans;

(ii) the aggregate amount of the requested Borrowing and the currency of the requested Borrowing (which in each case shall be in accordance with Section 2.02);

(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing ~~or~~, a Term Benchmark Borrowing or an RFR Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; provided, that (i) if such Borrowing is denominated in Euros it shall be a Term Benchmark Borrowing with an Interest Period of one (1) month’s duration and (ii) if such Borrowing is denominated in Sterling it shall be an RFR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Reserved.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, in its sole and absolute discretion, make Swingline Loans in U.S. Dollars to the U.S. Borrower in an aggregate principal amount in U.S. Dollars at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Lender’s Swingline Commitment and (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the U.S. Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the U.S. Borrower. The Swingline Lender will promptly notify the U.S. Borrower of its consent or refusal to make such Swingline Loan. To the extent the

Swingline Lender agrees to make such Swingline Loan, it shall make the requested Swingline Loan available to the U.S. Borrower to the location and number of the U.S. Borrower’s account to which funds are to be disbursed as the U.S. Borrower shall designate in its request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent, require the Revolving Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders incurred pursuant to this Section 2.05), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the U.S. Borrower (or other party on behalf of the U.S. Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the U.S. Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the U.S. Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit in U.S. Dollars or any Offshore Currency, for the account of such Borrower (or for the joint account of U.S. Borrower, ~~SWM~~Mativ Luxembourg and/or a Restricted Subsidiary designated by either such Borrower), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Letters of Credit issued, amended, renewed or extended hereunder at the request of the applicable Borrower shall be issued in U.S. Dollars or any Offshore Currency, as requested by such Borrower, and shall constitute utilization of the U.S. Revolving Commitments, EUR Revolving Commitments and/or ~~EUR~~Sterling Revolving Commitments, as applicable. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. On the Delayed Draw Closing Date, any letter of credit issued by any Person that is a Revolving Lender or an Affiliate of such a Revolving Lender and outstanding under the Neenah ABL Credit Agreement may, at the Borrower’s election provided to the Administrative Agent, be deemed to be an Existing Letter of Credit that is issued and outstanding under this Agreement (subject to the limitations set forth in the immediately preceding sentence), and the Administrative Agent is hereby authorized to modify Schedule 2.22 to incorporate such letters of credit and undertake such other administrative matters relating thereto as it determines in its reasonable discretion.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower requesting such Letter of Credit (or amendment, renewal or extension of an outstanding Letter of Credit) (the “LC Borrower”) shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days prior to the proposed date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit and whether such amount will be in U.S. Dollars ~~or~~, Euros or Sterling, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the LC Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total U.S. Revolving Credit Exposure shall not exceed total U.S. Revolving Commitments, (ii) the U.S. Revolving Credit Exposure of any Lender (plus such Lender’s EUR Revolving Credit Exposure and Sterling Revolving Credit Exposure) shall not exceed such Lender’s U.S. Revolving Commitment, (iii) the total EUR Revolving Credit Exposure shall not exceed total EUR Revolving Commitments, (iv) the EUR Revolving Credit Exposure of any Lender shall not exceed such Lender’s EUR Revolving Commitment, (v) the total Sterling Revolving Credit Exposure shall not exceed total Sterling Revolving Commitments, (vi) the Sterling Revolving Credit Exposure of any Lender shall not exceed such Lender’s Sterling Revolving Commitment, (vii) the total LC Exposure shall not exceed the lesser of the Letter of Credit Commitment or $40,000,000, (~~vi~~viii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (~~vii~~ix ) the Revolving Credit Exposure of any

Lender shall not exceed such Lender’s Revolving Commitment and (~~viii~~x) the LC Exposure of any Issuing Bank shall not, unless such Issuing Bank in its sole discretion otherwise agrees, exceed such Issuing Bank’s Letter of Credit Commitment. The Borrowers may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrowers shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (vi) above shall not be satisfied.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (i) on the Fifth Amendment Effective Date or the Delayed Draw Closing Date, as applicable, with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the LC Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the LC Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the LC Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in U.S. Dollars ~~or~~, Euros or Sterling, as applicable, based on the currency of such LC Disbursement, not later than 12:00 noon, New York City time (or London time in the case of a LC Disbursement in Euros or Sterling), on the date that such LC Disbursement is made, if the LC Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time (or London time in the case of a LC Disbursement in Euros or Sterling), on such date, or, if such notice has not been received by the LC Borrower prior to such time on such date, then not later than 12:00 noon, New York City time (or London time in the case of a LC Disbursement in Euros or Sterling), on the Business Day immediately following the day that the LC Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the LC Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan (or if such LC Disbursement was made in ~~an Offshore Currency~~(i) Euros, as a Term Benchmark Loan with an Interest Period of one month or (ii) Sterling, as an RFR Loan) in an equivalent amount and, to the extent so financed, the LC Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan ~~or~~, Term Benchmark Loan or RFR Loan, as applicable. If the LC Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the LC Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the LC Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders incurred pursuant to this Section 2.06(e)), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the LC Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Term Benchmark Loans, RFR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the LC Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the LC Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the LC Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the LC Borrower to the extent permitted by applicable law) suffered by the LC Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the LC Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the LC Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the LC Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding the date that the LC Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Loans; provided, that if the LC Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then (x) Section 2.13(e) shall apply and (y) if any LC Disbursement in an Offshore Currency for which the applicable Revolving Lenders have purchased and funded participation interests as provided in Section 2.06(d) above remains outstanding for more than a period of two (2) weeks after the date upon which the funding of such participations was required as set forth above, such LC Disbursement shall automatically accrue interest as (i) in the case of such an LC Disbursement in Euros, a Term Benchmark Loan with an Interest Period of one (1) month and (ii) in the case of such an LC Disbursement denominated in Sterling, an RFR Loan, in each case with respect to this clause (y) immediately upon the two (2) week anniversary of the required participation funding date. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the LC Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the LC Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Lenders with LC Exposure representing at least a majority of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”) an amount in cash in the applicable currency equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant to the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least a majority of the total LC Exposure), be applied to satisfy the Secured Obligations in accordance with Section 7.02. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(l) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrowers and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of such Borrower maintained with the Administrative Agent in New York City and designated by the Borrowers in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, with interest thereon, for each day from and including the date such amount is made available to such Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iii) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, that if such Borrowing is denominated in ~~an Offshore Currency~~Euros, such Borrowing shall instead be continued as a Term Benchmark Borrowing of the same Class with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto; provided, however, if such Borrowing is denominated in ~~an Offshore Currency~~Euros, such Borrowing shall instead be continued as a Term Benchmark Borrowing with an Interest Period of one (1) month’s duration.

SECTION 2.09. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Term A Commitments shall terminate immediately upon the funding of the Term A Loans on the Fifth Amendment Effective Date. The Term B Commitments (if any) shall terminate in full on the earliest of (x) the funding of the Term B Loans on the Closing Date, (y) 11:59 p.m. on the last day of the Certain Funds Period and (z) 11:59 p.m. on the date on which all Certain Funds Purposes have been achieved without the making of any Term B Loans. Parent will furnish to the Administrative Agent on the Business Day thereof (or if such termination occurs on a date that is not a Business Day, the immediately following Business Day (or such longer period as determined by the Administrative Agent), written notice of any termination of the Term B Commitments in accordance with this Section 2.09(a) (other than any termination resulting from the funding of the Term B Loans on the Closing Date). The Delayed Draw Commitments shall terminate in full on the earliest to occur of (1) the funding of the Delayed Draw Term Loans on the Delayed Draw Closing Date, (2) the Termination Date (as defined under the Merger Agreement as in effect on the Fifth Amendment Effective Date, including as may be automatically extended by sixty days pursuant to the terms of Section 9.1(c) of the Merger Agreement as in effect on the Fifth Amendment Effective Date, but excluding, for the avoidance of doubt, as may be extended by mutual agreement among the parties to the Merger Agreement), (3) the date of the closing of the Merger without the use of the Delayed Draw Term Facility and (4) the termination of the Merger Agreement prior to the closing of the Merger. Parent will furnish to the Administrative Agent on the Business Day thereof (or if such termination occurs on a date that is not a Business Day, the immediately following Business Day (or such longer period as determined by the Administrative Agent), written notice of any termination of the Delayed Draw Commitments in accordance with this Section 2.09(a) (other than any termination resulting from the funding of the Delayed Draw Term Loans on the Delayed Draw Closing Date).

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Issuing Bank with a cash deposit (or at the discretion of the Issuing Bank a back-up standby letter of credit satisfactory to the Issuing Bank) equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees and (iv) the payment in full in cash of all reimbursable expenses and all other Obligations in cash together with accrued and unpaid interest thereon. The Borrowers may from time to time reduce the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of the Equivalent Amount of $1,000,000 and not less than the Equivalent Amount of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (~~x~~w) any Lender’s EUR Revolving Credit Exposure would exceed such Lender’s EUR Revolving Commitment, (x) any Lender’s Sterling Revolving Credit Exposure would exceed such Lender’s Sterling Revolving Commitment, (y) any Lender’s U.S. Revolving Credit Exposure (plus the aggregate amount of such Lender’s EUR Revolving Credit Exposure and Sterling Revolving Credit Exposure) would exceed such Lender’s U.S. Revolving Commitment or (z) the sum of the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrowers may at any time terminate, or from time to time reduce, the Term A Commitments, the Term B Commitments or the Delayed Draw Commitments; provided that each partial reduction of Term A Commitments, Term B Commitments or Delayed Draw Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than the $5,000,000.

(d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Class of Commitments shall be made ratably among the Lenders in accordance with their respective Commitments within such Class.

(e) The Borrowers shall have the right (exercisable at any time and from time to time) to increase the Commitments by obtaining additional Commitments in U.S. Dollars or Euros in the form of a Revolving Loan, a Term A Loan, a Delayed Draw Term Loan, a Term B Loan or a new term loan (or in each case, commitments therefor), either from one or more of the Lenders or another lending institution acceptable to Administrative Agent, by up to an aggregate amount after the Fifth Amendment Effective Date not to exceed the greater of (i) $250,000,000 and (ii) additional amounts if Parent is in compliance, on a pro forma basis after giving effect to the incurrence of any incremental facility (assuming the full drawing of any incremental Revolving Commitments and giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), with a Senior Secured Net Debt to EBITDA Ratio of not more than 3.50 to 1.00 recomputed as of the last day of the most recently ended fiscal quarter of Parent for which financial statements are available under 5.01(a) or (b), plus (iii) additional principal amounts of Incremental Term Loan Facilities or incremental Revolving Credit Facilities, to the extent such amounts represent a substantially concurrent refinancing or replacement of an equivalent principal amount of existing Term Loans or existing Revolving Commitments, respectively under this Agreement; provided, that the proceeds of any incremental facility will be disregarded in any netting calculations in determining compliance with the Senior Secured Net Debt to EBITDA Ratio described above; provided, further, that the aggregate amount of the proceeds of any Term Loan Refinancing shall be excluded for purposes of calculating the aggregate amount of additional Commitments issued pursuant to this Section 2.09(e); provided, further, that (i) any such request for an increase shall be in a minimum amount equal to the Equivalent Amount of $25,000,000, (ii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (iii) the procedures described in Section 2.09(e), 2.09(f) and 2.09(g) have been satisfied, (iv) no Lender shall be required or obligated to increase its commitment, (v) any incremental Revolving Credit Facility shall take the form of an increase of the existing Revolving Commitments or otherwise be on terms reasonably acceptable to the Administrative Agent and (vi) in the case of Loans to be made under a new term loan facility (such new term loan facility, an “Incremental Term Loan Facility” and any loans made pursuant to an Incremental Term Loan Facility, “Incremental Term Loans”), (A) this Agreement shall be amended, in form and substance acceptable to the Administrative Agent, to reflect the addition of such Incremental Term Loan Facility, (B) all Loans made under such Incremental Term Loan Facility (x) with amortization greater than 1% per year prior to maturity (an “Incremental Term A Facility”) shall have a weighted average life to maturity not shorter than the remaining weighted average life to maturity of then-existing Delayed Draw Term Loans and a final maturity date no earlier than the Delayed Draw Term Loan Maturity Date and (y) with amortization less than or equal to 1% per year prior to maturity (an “Incremental Term B Facility” and the loans thereunder, the “Incremental Term B Loans”) shall have a weighted average life to maturity not shorter than the remaining weighted average life to maturity of then-existing Term B Loans and a final maturity date no earlier than the Term B Loan Maturity Date, (C) the interest margin for Loans made under such Incremental Term Loan Facility may be priced differently than the Revolving Loans, the Term A Loans, the Delayed Draw Term Loans, the Term B Loans and any Incremental Term Loans, provided, that in connection with any tranche of Incremental Term B Loans incurred within 12 months following the Closing Date, if the All-in Yield in respect of the Incremental Term B Facility exceeds the All-in Yield for any existing applicable Term B Facility by more than 50 basis points, the Applicable Rate for such existing Term B Facility shall be increased so that the All-in Yield in respect of such Incremental Term B Loans is no more than 50 basis points higher than the All-in Yield for such existing Term B Facility, (D) the Loans made under such Incremental Term Loan Facility shall rank equally in right of payment with all other remaining Loans, including, without limitation, pursuant to Section 2.18 of this Agreement (unless otherwise agreed by the Lenders making Loans under the Incremental Term Loan Facility), and (E) any other terms and provisions applicable to such Incremental Term Loan Facility (including, without limitation, the terms and provisions relating to repayments and prepayments with respect to Loans made under such Incremental Term Loan Facility) shall be substantially the same as (and in any event not more favorable than) the equivalent respective Class of Incremental Term Loans and any other term loans issued hereunder prior to such date and shall otherwise be in form and substance satisfactory to the Administrative Agent, the Borrowers, and the Lenders participating in such Incremental Term Loan Facility; provided that, (x) the terms and conditions applicable to any Incremental Term A Facility maturing after the Term A Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term A Loan Maturity Date and (y) the terms and conditions applicable to any Incremental Term B Facility maturing after the Term B Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term B Loan Maturity Date.

(f) Any amendment hereto for such an increase or addition pursuant to Sections 2.09(e), 2.09(f) and 2.09(g) shall be in form and substance satisfactory to the Administrative Agent (and the Lender(s) being added or increasing their Commitment) and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment. As a condition precedent to each such increase, Borrowers shall deliver to the Administrative Agent such legal opinions and other documents reasonably requested by Administrative Agent, including, without limitation, a certificate (in sufficient copies for each Lender) signed by an authorized officer of Borrowers (i) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) no Default or Event of Default has occurred and is continuing and each of the other conditions set forth in Section 4.04 have been satisfied and (C) Borrowers are in compliance on a pro forma basis (assuming such increase was made on the last day of the applicable period) with the covenants set forth in Section 6.11, recomputed for the most recent quarter for which financial statements have been delivered pursuant to calculations and detail acceptable to Administrative Agent. Any such amendment may, at the option of the Borrowers and the Administrative Agent, include amendments to an applicable existing Class to ensure fungibility with any incremental facility, so long as such amendments are not adverse to such existing Class.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase of the Revolving Commitments, all outstanding Revolving Loans and other outstanding advances shall be reallocated among the Revolving Lenders (including any newly added Lenders) in accordance with the Revolving Lenders’ respective revised Applicable Percentages.

(h) Parent may, upon not less than twenty (20) Business Days’ notice from Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate the status of any Borrower (other than Parent) as a Borrower, if and only if (i) there are no outstanding Loans or LC Exposure outstanding with respect to such Borrower or other amounts payable by such Borrower on account of any Loans made to it or Letters of Credit issued for its account as of the effective date of such termination (unless such Loans and other Obligations have been assumed by another Borrower and certified as such to the Administrative Agent) and (ii) such Borrower shall become a Loan Guarantor if it is required to do so pursuant to Section 5.09(a) prior to or contemporaneously with the effective date of such termination. The Administrative Agent shall promptly notify the Lenders of any such termination of such Borrower’s status as a borrower.

(i) Notwithstanding anything to the contrary herein, prior to the Closing Date, the Borrowers shall have the right to terminate this Agreement, the other Loan Documents (other than the Fee and Syndication Letter) and the Commitments hereunder automatically upon written notice to the Administrative Agent without further action required by any Person. If the Borrowers elect to terminate this Agreement in accordance with this Section 2.09(i), the Administrative Agent and the Lenders agree to take or cause to be taken such further actions, at the expense of the Borrowers, which may be required by law or which the Borrowers may, from time to time, reasonably request to evidence and otherwise carry out such termination.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the applicable Revolving Lender the then unpaid principal amount of each of its U.S. Revolving Loans in U.S. Dollars ~~and~~, EUR Revolving Loans in Euros and Sterling Revolving Loans in Sterling on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. The U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Term A Lender, an aggregate principal amount of $500,000 on the last Business Day of each fiscal quarter of Parent (commencing with the last Business Day of the first full fiscal quarter ending after the Fifth Amendment Effective Date) (in each case as adjusted from time to time pursuant to Section 2.11(c)), (ii) for the account of each Term B Lender, an aggregate principal amount of $875,000, on the last Business Day of each fiscal quarter of Parent (commencing with the last Business Day of the first full fiscal quarter ending immediately following the Closing Date) (in each case as adjusted from time to time pursuant to Section 2.11(c)) and (iii) for the account of each Delayed Draw Term Lender, on the last Business Day of each fiscal quarter of Parent (commencing with the last Business Day of the first full fiscal quarter ending after the Delayed Draw Closing Date), an amount equal to 1.25% of the aggregate principal amount of Delayed Draw Term Loans initially funded on the Delayed Draw Closing Date (in each case as adjusted from time to time pursuant to Section 2.11(c)).

To the extent not previously paid, (i) all unpaid Term A Loans shall be paid in full in cash by the U.S. Borrower on the Term A Loan Maturity Date, (ii) all unpaid Term B Loans shall be paid in full in cash by the U.S. Borrower on the Term B Loan Maturity Date and (iii) all unpaid Delayed Draw Term Loans shall be paid in full in cash by the U.S. Borrower on the Delayed Draw Term Loan Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If on any Computation Date, the aggregate Revolving Credit Exposure of the Lenders for any Class exceeds the aggregate Revolving Commitments of the Lenders for such Class, the applicable Borrower shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after any such prepayment of all Revolving Loans of any Class an excess of the Revolving Credit Exposure of such Class over the aggregate Revolving Commitments of such Class still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess. Any such payment shall be applied, first, to the Swingline Loans, second, to the Revolving Loans for such Class and, third, as cash collateral for LC Exposure for such Class.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section and payment of the premium set forth in paragraph (c) of this Section.

(b) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lenders) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Revolving Borrowing in Euros, not later than 11:00 a.m., London time, three (3) Business Days before the date of prepayment, (iii), in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of prepayment, (iv) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (~~iv~~v ) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Each voluntary prepayment of the Term Loans pursuant to this Section 2.11(b) shall be applied as directed by the Borrowers; provided, that voluntary prepayments of Term Loans shall be applied to the Class of Term Loans as directed by Parent and to reduce the scheduled repayments of such Term Loans as directed by the Borrowers; provided, further, that any voluntary prepayment of any Class of Term Loans made with proceeds of any Term Loan Refinancing therefrom shall be applied to the principal installments thereof in inverse order of maturity.

(c) Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.

(d) If on or prior to the date that is six months following the Closing Date, any Repricing Event occurs, Parent shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders (i) in the case of clause (i) of the definition of Repricing Event, a prepayment premium of 1.00% of the aggregate amount of the Term B Facility so prepaid, repaid or replaced and (ii) in the case of clause (ii) of the definition of Repricing Event, a fee equal to 1.00% of the aggregate amount of the Term B Facility outstanding immediately prior to such amendment (without duplication of any fee paid to such Term B Lender under clause (i) above).

(e) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Loan Party in respect of any Asset Sale Prepayment Event, the Borrowers shall, promptly (and in any event within three (3) Business Days) after such Net Cash Proceeds are received by any Loan Party, prepay the Term Loans on a pro rata basis (and to the principal installments thereof as directed by the Borrowers, or, in the absence of such direction, in direct order of maturity) in an aggregate amount equal to 100% of such Net Cash Proceeds, provided that, (i) if the Borrowers shall deliver to the Administrative Agent prior to the end of such third Business Day a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties or to make Investments permitted pursuant to Section 6.05(c), (f) or (h), and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; (ii) if, on the date of such Net Cash Proceeds are received, the Net Debt to EBITDA Ratio as of the most recent determination date is less than or equal to 3.50:1.00, then the applicable percentage of Net Cash Proceeds required to prepay the Term Loans shall be reduced to 50% and (iii) to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 365 day period (or, if the applicable Borrower has entered into a binding commitment to make such application of the Net Cash Proceeds within such 365 day period and has not so applied such Net Cash Proceeds within six (6) months following such 365 day period), a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied.

(f) If any Indebtedness shall be issued or incurred by Parent or any Restricted Subsidiary (excluding any Indebtedness incurred in accordance with Section 6.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans on a pro rata basis.

(g) On and after the Closing Date, if, for any fiscal year of Parent commencing with the first fiscal year ending after the Closing Date, there shall be Excess Cash Flow (with such Excess Cash Flow for the first fiscal year ending after the Closing Date being pro-rated for the time period from the Closing Date to the last day of such first fiscal year), the Parent shall, on the relevant Excess Cash Flow Application Date (as defined below), apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans on a pro rata basis (and to the principal installments thereof as directed by the Borrowers, or, in the absence of such direction, in direct order of maturity). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of Parent referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment to be made are required to be delivered to the Lenders; provided that any voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction of Revolving Commitments) during such fiscal year, to the extent funded with internally generated cash, shall be credited against Parent’s obligation to make prepayments under this Section 2.11(g) for such fiscal year on a dollar-for-dollar basis.

(h) To the extent that any or all of (i) the Net Cash Proceeds of any Asset Disposition by a Foreign Subsidiary or (ii) Excess Cash Flow generated by a Foreign Subsidiary (collectively, “Foreign Proceeds”) are prohibited or delayed by applicable local law from being repatriated to the United States, no prepayment shall be required pursuant to this paragraph for that portion of such Net Cash Proceeds so affected, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, once such repatriation of any such affected Net Cash Proceeds would be permitted by applicable local law, the Borrowers shall promptly apply an amount equal to such Net Cash Proceeds in compliance with this paragraph and (iii) to the extent that Parent has determined in good faith that the repatriation of any of or all the Foreign Proceeds could reasonably be expected to result in a material adverse tax consequence to the Borrowers or their Restricted Subsidiaries with respect to such Net Cash Proceeds (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Borrowers, any of their Restricted Subsidiaries or any of their respective Affiliates and/or shareholders would incur a tax liability, including a tax dividend, deemed dividend pursuant to IRC Section 956 or a withholding tax), neither the applicable Foreign Subsidiary nor any Borrower shall have an obligation to apply such Net Cash Proceeds pursuant to this paragraph until such time that such amounts could be repatriated without incurring such liability or consequence.

(i) Notwithstanding anything in Section 2.6(e), or (g) to the contrary, any Term Loan Lender may elect not to accept its pro rata portion of any amount prepaid under such Section pursuant to procedures reasonably satisfactory to the Administrative Agent (each such Term Loan Lender, a “Declining Lender”), and the Borrowers shall retain for their own accounts such amount declined by a Declining Lender.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on an amount equal to (i) the Revolving Commitment (as increased or reduced in accordance with the terms of this Agreement), minus (ii) the average daily amount of the Equivalent Amount in Dollars of the aggregate Revolving Credit Exposure (calculated without giving effect to clause (b) of the definition of Swingline Exposure) during the period from and including the Fifth Amendment Effective Date to, but excluding, the date on which the Revolving Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Fifth Amendment Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Such commitment fee shall be allocated among Revolving Lenders in an amount determined by the unused portion of that Revolving Lender’s Revolving Commitment, expressed as a percentage of the unused portion of the Revolving Commitments of all Revolving Lenders and multiplied by the amount of such commitment fee as calculated pursuant to the first sentence of this clause (a).

(b) The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue per annum at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Amendment Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Amendment Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of Credit participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Fifth Amendment Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this clause (b) shall be payable within ten (10) days after demand. All Letter of Credit participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent and (ii) the fees set forth in the Fee and Syndication Letter to the extent such fees become due and payable.

(d) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee, which shall accrue at the Applicable Rate on an amount equal to the Delayed Draw Commitments (as increased or reduced in accordance with the terms of this Agreement) during the period from and including the date that is 60 calendar days after the Fifth Amendment Effective Date to, but excluding, the date on which the Delayed Draw Term Lenders’ Delayed Draw Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Delayed Draw Commitments terminate, commencing on the first such date to occur after the Fifth Amendment Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Such commitment fee shall be allocated among Delayed Draw Term Lenders in an amount determined by the unused portion of that Delayed Draw Term Lender’s Delayed Draw Commitment, expressed as a percentage of the unused portion of the Delayed Draw Commitments of all Delayed Draw Term Lenders and multiplied by the amount of such commitment fee as calculated pursuant to the first sentence of this clause (d).

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders in the currency specified in Section 2.18(g). Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (excluding each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) ~~[reserved]~~The Loans comprising each RFR Borrowing denominated in Sterling shall bear interest at the Adjusted Daily Simple RFR plus the Applicable Rate.

(c) The Loans comprising each Term Benchmark Borrowing (i) denominated in U.S. Dollars shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) denominated in Euros shall bear interest at the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each Swingline Loan shall bear interest at a rate per annum as may be agreed to in writing between U.S. Borrower and Swingline Lender.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate ~~and~~, Adjusted EURIBOR Rate and Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrowers delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Offshore Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted

Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Offshore Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Offshore Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Offshore Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Offshore Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Offshore Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time~~.~~ and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Offshore Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Offshore Currency cannot be determined, any outstanding affected RFR Loans denominated in any Offshore Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Amount of such Offshore Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrowers and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Offshore Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Offshore Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Offshore Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Offshore Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Offshore Currency shall, at the applicable Borrower’s election prior to such day: (C) be prepaid by the Borrowers on such day or (D) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Offshore Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time~~.~~ and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Offshore Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Offshore Currency cannot be determined, any outstanding affected RFR Loans denominated in any Offshore Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Amount of such Offshore Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Loan or Letter of Credit to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or Letter of Credit shall be suspended. Upon receipt of such notice, the Loan Parties shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar or Euro deposits, as applicable, of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail a calculation of the amount of such payment or liability delivered to Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Parent and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), Section 2.17(f)(ii)(B) and Section 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender with respect to such Borrower that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender with respect to such Borrower shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender with respect to such Borrower claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender with respect to such Borrower claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender with respect to such Borrower claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender with respect to such Borrower is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender with respect to such Borrower shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Contesting Certain Taxes. If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which the Borrowers could be liable under this Section 2.17, the relevant Lender shall cooperate with the Borrowers in a reasonable challenge of such Taxes if so requested by the Borrowers, provided that (a) such Lender determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrowers pay all related expenses of such Lender and (c) the Borrowers indemnify such Lender for any liabilities or other costs incurred by such Lender in connection with such challenge. Lender shall reasonably consult with Borrowers in good faith regarding the manner of contesting any such challenge and shall not settle or compromise any challenge without the Borrowers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default has occurred and is continuing). The preceding sentence shall not be construed to require any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time or London time, as applicable, on the date when due, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars ~~or~~, Euros or Sterling, as provided herein.

(b) At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers or any other Loan Party maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrowers or any other Loan Party maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or its Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(e) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g) All payments of principal of, and interest accrued on, any Loan hereunder shall be made in the currency in which such Loan is denominated. All payments of fees due pursuant to Section 2.12(a), (b) and (d) shall be payable in U.S. Dollars. All payments of fees to the Administrative Agent for its own account as set forth in the Fee and Syndication Letter shall be paid in U.S. Dollars. All payments made to reimburse the Administrative Agent, any Swingline Lender, the Issuing Bank or any Lender for any costs, expenses, or other amounts pursuant to Section 9.03 or any other Loan Document shall be made in the currency in which such obligation to be reimbursed is invoiced or incurred.

(h) Immediately and automatically upon the occurrence of any Default with respect to any Borrower described in Section 7.01(h) or Section 7.01(i) or an acceleration of the maturity of the Loans pursuant to Article VII, all EUR Revolving Loans and Sterling Revolving Loans shall be converted to and redenominated in U.S. Dollars equal to the Equivalent Amount of each such EUR Revolving Loan or Sterling Revolving Loan determined as of the date of such conversion and each Revolving Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received (to the extent of its unused Revolving Commitment) from each other Revolving Lender an undivided interest and participation in and to each Revolving Loan in such amounts as are necessary such that, after giving effect thereto, each Revolving Lender shall hold its ratable share of each Revolving Loan (based on the total Revolving Credit Exposure of each Revolving Lender to the total Revolving Credit Exposure of all Revolving Lenders at such time); provided that, to the extent such conversion shall occur other than at the end of an Interest Period, the applicable Borrower shall pay to the Administrative Agent for the ratable benefit of each applicable Revolving Lender all losses and breakage costs related thereto in accordance with this Agreement and, upon the written request of the Administrative Agent, each of the Revolving Lenders shall pay to the Administrative Agent for the ratable benefit of each applicable Revolving Lender (based on the total Revolving Credit Exposure of each Revolving Lender to the total Revolving Credit Exposure of all Revolving Lenders at such time) not later than two Business Days following a request for payment from such Lender, in U.S. Dollars, an amount equal to the undivided interest in and participation in the applicable Revolving Loan purchased by such Lender pursuant to this Section 2.18. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.18, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives from such Revolving Lender an amount sufficient to discharge such Revolving Lender’s payment obligation as prescribed in this Section 2.18 together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the applicable Lender and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to each relevant Revolving Lender.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment and/or the Delayed Draw Commitment, as applicable, of such Defaulting Lender pursuant to Section 2.12(a) and/or Section 2.12(d), as applicable;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.04 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Revolving Commitment, Revolving Credit Exposure, Term A Commitment, Term A Loan, Term B Commitment, Term B Loan, Delayed Draw Commitment and Delayed Draw Term Loan, as applicable, of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required RC Lenders, Required TLA/DDTL/RC Lenders or the Required Delayed Draw Term Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender, Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, each Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.21. Modification Offers. (a) The Borrowers may, by written notice to the Administrative Agent, make one or more offers (each, a “TLA/DDTL/RC Modification Offer”) to all (and not fewer than all) the Lenders in respect of any of the Term A Facility, the Delayed Draw Term Facility or the Revolving Credit Facility to make one or more Permitted TLA/DDTL/RC Modifications pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Parent. Such notice shall set forth (i) the terms and conditions of the requested TLA/DDTL/RC Modification Offer and (ii) the date on which such TLA/DDTL/RC Modification Offer is requested to become effective. Permitted TLA/DDTL/RC Modifications shall become effective only with respect to the applicable Facility of the Lenders that accept the applicable TLA/DDTL/RC Modification Offer (such Lenders, the “Accepting TLA/DDTL/RC Lenders”). With respect to all Permitted TLA/DDTL/RC Modifications consummated by the Borrowers pursuant to this Section 2.21(a) and Section 2.21(b), any TLA/DDTL/RC Modification Offer, unless contemplating a maturity date already in effect hereunder pursuant to a previously consummated Permitted TLA/DDTL/RC Modification, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided, that Parent may at its election specify as a condition (a “Minimum TLA/DDTL/RC Extension Condition”) to consummating any such Permitted TLA/DDTL/RC Modification that a minimum amount (to be determined and specified in the relevant TLA/DDTL/RC Modification Offer in the Parent’s sole discretion and which may be waived by Parent) of Commitments or Loans in respect of the applicable Facility be extended. If the aggregate principal amount of Commitments or Loans under the applicable Facility in respect of which Lenders shall have accepted the relevant TLA/DDTL/RC Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans under the applicable Facility offered to be extended by the Borrowers pursuant to such TLA/DDTL/RC Modification Offer, then the Commitments and Loans of such Lenders under the applicable Facility shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such TLA/DDTL/RC Modification Offer.

(b) Permitted TLA/DDTL/RC Modifications shall be effected pursuant to an agreement (a “TLA/DDTL/RC Modification Agreement”) executed and delivered by the applicable Borrowers, each Accepting TLA/DDTL/RC Lender and the Administrative Agent; provided, that no Permitted TLA/DDTL/RC Modifications shall become effective unless (i) Parent shall have certified that (A) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof and (B) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrowers shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted TLA/DDTL/RC Modification reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or modifications to Collateral Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iii) any applicable Minimum TLA/DDTL/RC Extension Condition shall be satisfied (unless waived by Parent). The Administrative Agent shall promptly notify each Lender under the applicable Facility as to the effectiveness of each TLA/DDTL/RC Modification Agreement. Each TLA/DDTL/RC Modification Agreement may, without the consent of any Lender other than the applicable Accepting TLA/DDTL/RC Lenders, effect such modifications to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of Section 2.21(a) and this Section 2.21(b), including any modifications necessary to treat the applicable Loans or Commitments of the Accepting TLA/DDTL/RC Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such modifications).

(c) The Borrowers may, by written notice to the Administrative Agent, make one or more offers (each, a “TLB Modification Offer”) to all (and not fewer than all) the Term B Lenders to make one or more Permitted TLB Modifications pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Parent. Such notice shall set forth (i) the terms and conditions of the requested TLB Modification Offer and (ii) the date on which such TLB Modification Offer is requested to become effective. Permitted TLB Modifications shall become effective only with respect to the Term B Loans and Term B Commitments of the Term B Lenders that accept the applicable TLB Modification Offer (such Term B Lenders, the “Accepting Term B Lenders”). With respect to all Permitted TLB Modifications consummated by the Borrowers pursuant to this Section 2.21(h) and Section 2.21(i), any TLB Modification Offer, unless contemplating a maturity date already in effect hereunder pursuant to a previously consummated Permitted TLB Modification, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided, that Parent may at its election specify as a condition (a “Minimum TLB Extension Condition”) to consummating any such Permitted TLB Modification that a minimum amount (to be determined and specified in the relevant TLB Modification Offer in the Parent’s sole discretion and which may be waived by Parent) of Term B Commitments or Term B Loans be extended. If the aggregate principal amount of Term B Commitments or Term B Loans in respect of which Term B Lenders shall have accepted the relevant TLB Modification Offer shall exceed the maximum aggregate principal amount of Term B Commitments or Term B Loans offered to be extended by the Borrowers pursuant to such TLB Modification Offer, then the Term B Commitments and Term B Loans of such Term B Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Term B Lenders have accepted such TLB Modification Offer.

(d) Permitted TLB Modifications shall be effected pursuant to an agreement (a “TLB Modification Agreement”) executed and delivered by the applicable Borrowers, each Accepting Term B Lender and the Administrative Agent; provided, that no Permitted TLB Modifications shall become effective unless (i) Parent shall have certified that (A) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof and (B) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Borrowers shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted TLB Modification reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or modifications to Collateral Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iii) any applicable Minimum TLB Extension Condition shall be satisfied (unless waived by Parent). The Administrative Agent shall promptly notify each Term B Lender as to the effectiveness of each TLB Modification Agreement. Each TLB Modification Agreement may, without the consent of any Lender other than the applicable Accepting Term B Lenders, effect such modifications to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of Section 2.21(h) and this Section 2.21(i), including any modifications necessary to treat the applicable Term B Loans or Term B Commitments of the Accepting Term B Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such modifications).

(e) For the avoidance of doubt, no consent of any Lender (other than the existing Lenders participating in the TLA/DDTL/RC Modification Offer or TLB Modification Offer) shall be required for any implementation of the TLA/DDTL/RC Modification Offer or implementation of the TLB Modification Offer pursuant to this Section 2.21 and the operation of this Section 2.21 in accordance with its terms (including any modifications to the Loan Documents by the Borrowers and the Administrative Agent to implement such operation) is not an amendment subject to Section 9.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Administrative Agent and the Lenders that as of the Fifth Amendment Effective Date and the date of making any Loan, as applicable, or the issuance of any Letter of Credit:

SECTION 3.01. Organization; Powers. The Borrowers and each of their Restricted Subsidiaries are duly organized or formed and validly existing under the laws of the jurisdiction of their organization and have all requisite power and authority to carry on their business as now conducted. Each Loan Party and each of their Material Subsidiaries are in good standing under the laws of the jurisdiction of their organization (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent of such equivalent status exists under the laws of any foreign jurisdiction of organization). The Borrowers and their Restricted Subsidiaries, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s and each other Loan Party’s, as applicable, corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement and each other Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and subject to, in the case of any grant of a Lien in the Equity Interests of any Foreign Subsidiary, to the laws of the jurisdiction of organization or formation of such Foreign Subsidiary.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents to which such Loan Parties are a party (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case as of the Fifth Amendment Effective Date, (ii) filings and registrations of charges necessary to perfect Liens created under the Loan Documents and to release existing Liens (if any), and (iii) those consents, approvals, registrations, filings or other actions, the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate any Requirement of Law applicable to Parent or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument in each case constituting Material Indebtedness binding upon Parent or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Parent or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case as of the Fifth Amendment Effective Date, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any Restricted Subsidiary, except Liens created under the Loan Documents and Liens permitted under Section 6.02, except in the cases of clauses (c) and (d) above where such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Parent (x) as of and for the fiscal years ended December 31, 2021 and December 31, 2020, reported on and audited by Deloitte & Touche LLP, independent public accountants, and (y) to the extent publicly available, as of and for each fiscal quarter ending after the fiscal year ended December 31, 2021, certified by Parent’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (y) above.

(b) Since December 31, 2021, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each Loan Party and each of its Material Subsidiaries has good title to, or valid leasehold interests in, all its material real and personal property necessary to its business, free and clear of all Liens except for Permitted Liens and except where the failure to have such interest could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each of its Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, free and clear of all Liens (other than Permitted Liens), and the use thereof by each Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for in each case, individually or in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of each Borrower, threatened against or affecting such Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrowers nor any of their Restricted Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws. Each Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrowers nor any of their Restricted Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each Borrower and each of its Restricted Subsidiaries (other than SWM Brazil with respect to the Brazil Tax Assessment) has timely filed or caused to be filed all federal and material state and foreign Tax returns and reports required to have been filed and has paid or caused to be paid all federal and material state and foreign Taxes required to have been paid by it, except (a) Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves as required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The Borrowers and their Restricted Subsidiaries have satisfied all applicable minimum funding requirements with respect to each Plan, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. (a) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of each Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. As of the Fifth Amendment Effective Date, Parent does not have any subsidiaries other than those Subsidiaries listed on Schedule 3.12. Schedule 3.12 correctly sets forth, as of the Fifth Amendment Effective Date, (a) the percentage ownership (direct or indirect) of Parent in the Equity Interests of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each such Subsidiary.

SECTION 3.13. [Reserved].

SECTION 3.14. Labor Relations. To the best knowledge of the Borrowers, none of the Borrowers or any of their Restricted Subsidiaries are engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against the Borrowers or any of their Restricted Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrowers or any of their Restricted Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrowers or any of their Restricted Subsidiaries or, to the best knowledge of the Borrowers, threatened against the Borrowers or any of their Restricted Subsidiaries and (c) to the best knowledge of the Borrowers, no question concerning union representation exists with respect to the employees of the Borrowers or any of their Restricted Subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Affected Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.16. Plan Assets; Prohibited Transactions. None of the Borrowers or any of their Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and assuming compliance with Section 8.09 hereof, neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.17. Margin Regulations. None of the Borrowers is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Restricted Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.18. Solvency. The Borrowers and their Restricted Subsidiaries, taken as a whole, are Solvent.

SECTION 3.19. Insurance. Schedule 3.19 sets forth a description of all insurance maintained by or on behalf of Parent and its Restricted Subsidiaries as of the Fifth Amendment Effective Date. As of the Fifth Amendment Effective Date, all premiums in respect of such insurance have been paid or provided for. The Borrowers believe that the insurance maintained by or on behalf of Parent and its Restricted Subsidiaries meets the requirements set forth in Section 5.05.

SECTION 3.20. Common Enterprise. ~~SWM~~Mativ Luxembourg has determined that execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party are appropriate, advisable, necessary and convenient to the conduct, promotion or attainment of the business and purposes of ~~SWM~~Mativ Luxembourg and in the best corporate interest (intérêt social) of ~~SWM~~Mativ Luxembourg, will enable ~~SWM~~Mativ Luxembourg to receive direct and indirect benefits from the Loan Documents, shall materially benefit ~~SWM~~Mativ Luxembourg, are in compliance with the articles of association of ~~SWM~~Mativ Luxembourg and fall within ~~SWM~~Mativ Luxembourg’s corporate object.

SECTION 3.21. Foreign Borrower. Each Foreign Borrower is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, the “Foreign Borrower Documents”), and the execution, delivery and performance by each Foreign Borrower of the Foreign Borrower Documents to which it is a party constitutes and will constitute private and commercial acts and not public or governmental acts. Neither any Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Foreign Borrower Documents. As of the Fifth Amendment Effective Date, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which ~~SWM~~Mativ Luxembourg is organized and existing either (x) on or by virtue of the execution or delivery of the Foreign Borrower Documents or (y) on any payment to be made by ~~SWM~~Mativ Luxembourg pursuant to the applicable Foreign Borrower Documents.

SECTION 3.22. Compliance with Domiciliation Law. All the legal requirements of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies have been complied with, in all material respects, by ~~SWM~~Mativ Luxembourg and each other Loan Party organized under the laws of Luxembourg.

SECTION 3.23. Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect, for itself and its Subsidiaries, policies and procedures reasonably designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and, to the knowledge of such Parent, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person or being in violation of Anti-Corruption Laws. None of (a) Parent, any Subsidiary or, to the knowledge of Parent or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Parent or any Subsidiary, any agent of Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.24. COMI. For the purposes of the Council Regulation (EU) No 848/2015 of 20 May 2015 on insolvency proceedings (the “EU Regulation”), in relation to any Foreign Borrower which is incorporated in a member state of the European Union, such Foreign Borrower’s centre of main interest (as that term is used in Article 3(1) of the EU Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the EU Regulation) in any other jurisdiction.

SECTION 3.25. Security Interest in Collateral. The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the applicable Secured Parties legal, valid and enforceable (subject to (a) applicable bankruptcy, insolvency, winding-up, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) any filings, notices and recordings and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (which filings, notices or recordings shall be made to the extent required by any Loan Document) and (c) with respect to enforceability against Foreign Subsidiaries or under non-U.S. laws, the effect of non-U.S. laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries) perfected and continuing Liens on, and security interests in, the Collateral (subject to Permitted Liens) and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and any Loan Document (which filings, notices or recordings shall be made to the extent required by any Loan Document) and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Loan Document), such Collateral Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent such Liens and security interests can be perfected by such filings, notices, recordings, possession or control.

SECTION 3.26.

SECTION 3.27. Beneficial Ownership. As of the Fifth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.28. Scheme Documents and Related Documents.

(a) Parent has delivered to the Administrative Agent complete and correct copies of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto. The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued have been or will be, prior to their release or posting (as the case may be), duly authorized by Parent.

(b) The Press Release and the Scheme Circular (in each case if and when issued), when taken as a whole: (i) except for the information that relates to the Target or the Target Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the material facts, or where appropriate, do not omit any material fact likely to affect the import of such information and (ii) contain all the material terms of the Scheme.

ARTICLE IV

CONDITIONS

SECTION 4.01. First Amendment Effective Date. The Effective Date occurred on September 25, 2018. The First Amendment Effective Date shall occur on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each Loan Party, the Administrative Agent and the Required Lenders either (A) a counterpart of the First Amendment signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the First Amendment and (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of (i) King & Spalding LLP, as New York counsel for the Loan Parties and (ii) Maples and Calder (Luxembourg) SARL, as Luxembourg counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) Financial Statements and Projections. The Lenders shall have received the financial statements described in Section 3.04(a).

(d) Pro Forma Financial Statements. The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements for the Parent and its Subsidiaries were delivered under clause (c) above (or more recent financial statements if available at the Parent’s sole discretion) (it being agreed that the most recent financial statements of the Target and its subsidiaries shall be used to construct such pro formas, even if the four-fiscal quarter period thereof is not the same four-fiscal quarter period applicable to the most recently delivered Parent financial statements), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(e) Press Release; Offer Press Announcement. The Administrative Agent shall have received a copy, certified by Parent, of a draft of the Press Release or the Offer Press Announcement (as applicable, depending upon whether it is proposed to effect the Target Acquisition by way of a Scheme or a Takeover Offer) in the form in which it is proposed to be issued, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided, that the copy publicly filed and provided to the Administrative Agent as of January 27, 2021 is satisfactory to the Administrative Agent.

(f) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the First Amendment Effective Date and executed by its Secretary or Assistant Secretary or other appropriate officer, manager or director, which shall (A) certify the resolutions of its board of directors, managers, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, its Financial Officers or managers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) in the case of any Loan Party formed or organized under the laws of the United States, a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(g) Fees and Expenses. The Lenders, the Administrative Agent and the First Amendment Arrangers shall have received all fees required to be paid on or prior to the First Amendment Effective Date, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented at least one (1) Business Day prior to the First Amendment Effective Date.

(h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the U.S. Loan Parties are organized and where the assets of the U.S. Loan Parties are located, and such search shall reveal no Liens on any of the assets of the U.S. Loan Parties except for Permitted Liens or Liens to be discharged in connection with the First Amendment Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(i) Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of Parent dated the First Amendment Effective Date.

(j) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement or the Pledge Agreement (except to the extent either such Equity Interests are not in certificated form or such certificates are not permitted to be delivered under applicable law), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required under the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under New York law or under the Uniform Commercial Code or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral of the U.S. Loan Parties described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation; provided, however, that the Loan Parties shall not be required to take any action (other than the filing UCC financing statements) to perfect any Lien to the extent provided for in Section 5.09(d) hereof.

(l) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05 hereof.

(m) USA PATRIOT Act, Etc. So long as requested at least ten (10) Business Days prior to the First Amendment Effective Date, the Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the First Amendment Effective Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, for each Loan Party.

(n) Beneficial Ownership Certificate. So long as requested at least ten (10) Business Days prior to the First Amendment Effective Date, each requesting Lender shall have received at least three (3) Business Days prior to the First Amendment Effective Date, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certificate in a form reasonably satisfactory to each requesting Lender (it being understood the execution of this Agreement by any Lender shall evidence such Lender’s satisfaction with such form).

(o) Termination of Backstop Credit Agreement. Parent shall have delivered to JPMorgan Chase Bank, N.A., as administrative agent under the Backstop Credit Agreement, a termination notice confirming that upon the occurrence of the First Amendment Effective Date, the Backstop Credit Agreement and all commitments thereunder shall be terminated in full.

The Administrative Agent shall notify the Borrowers and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The Closing Date shall occur on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The First Amendment Effective Date. The First Amendment Effective Date shall have occurred.

(b) Scheme. If the Target Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:

(i) a certificate of Parent signed by the President, a Vice President or a Financial Officer certifying:

(A) the date on which the Scheme Circular was posted to the shareholders of the Target;

(B) the date on which the Court has sanctioned the Scheme and that the Scheme Court Order has been duly delivered to the Registrar; and

(C) that the copy of the document specified in paragraph (ii) below and delivered to the Administrative Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded (other than as permitted by paragraph (ii) below) following the date of such delivery and on or prior to the Closing Date; and

(ii) a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents.

(c) Takeover Offer. If the Target Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:

(i) a certificate of Parent signed by the President, a Vice President or a Financial Officer certifying:

(A) the date on which the Takeover Offer Document was posted to the shareholders of the Target;

(B) as to the satisfaction of each condition set forth in clause (D) below (to the extent relating to the Takeover Offer);

(C) the copy of the document specified in paragraph (ii) below and delivered to the Administrative Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded (other than as permitted by paragraph (ii) below) following the date of such delivery and on or prior to the Closing Date; and

(D) that the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents.

(ii) a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited under the Loan Documents.

(d) Fees and Expenses. The Lenders, the Administrative Agent and the First Amendment Arrangers shall have received all fees required to be paid on or prior to the Closing Date, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented at least one (1) Business Day prior to the Closing Date.

(e) Illegality. It shall not be illegal for any Lender to lend and there is no injunction or restraining order prohibiting any Lender from lending its portion of the Loans or restricting the application of the proceeds thereof; provided, that such Lender has used commercially reasonable efforts to make the Loans through an Affiliate of such Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations to make Loans hereunder.

The Administrative Agent shall notify Parent and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.

SECTION 4.03. Certain Funds Borrowing Date. The obligation of each Lender to make a Term B Loan or a Certain Funds Revolving Loan on any Certain Funds Borrowing Date (including the Closing Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) First Amendment Effective Date and Closing Date. Each of the First Amendment Effective Date and the Closing Date shall have occurred and the Certain Funds Borrowing Date will be a date within the Certain Funds Period.

(b) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(c) Certain Funds Default and Certain Funds Representations. On the date of the Borrowing Request and on the proposed Certain Funds Borrowing Date, (i) no Certain Funds Default shall be continuing or would result from the proposed Borrowing and (ii) all Certain Funds Representations shall be true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.

(d) Squeeze-Out Level Acceptances. If any portion of the Loan is intended to be used as described in clause (b)(ii) of the definition of “Certain Funds Purposes”, Parent or any Acquisition Co shall on or prior to the date of the Borrowing Request have received Squeeze-Out Level Acceptances.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Certain Funds Borrowing Date and signed by the President, a Vice President or a Financial Officer of Parent, confirming the applicable requirements of Section 4.03(c) and, if relevant, (d) have been satisfied and as to the satisfaction of each condition set forth in clause (h) below (to the extent relating to the Scheme).

(f) Fees and Expenses. The Lenders, the Administrative Agent and the First Amendment Arrangers shall have received all fees required to be paid on or prior to the Certain Funds Borrowing Date, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented at least one (1) Business Day prior to the Certain Funds Borrowing Date.

(g) Illegality. It shall not be illegal for any Lender to lend and there is no injunction or restraining order prohibiting any Lender from lending its portion of the Loans or restricting the application of the proceeds thereof; provided, that such Lender has used commercially reasonable efforts to make the Loans through an Affiliate of such Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations to make Loans hereunder.

(h) Target Acquisition. Where the Target Acquisition is to be implemented by way of a Scheme, the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Certain Funds Borrowing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents except to the extent permitted pursuant to Section 5.15 (it being understood that substantially concurrently shall include the payment for Scheme Shares being made) or, where the Target Acquisition is to be implemented by way of a Takeover Offer, the Takeover Offer shall have become wholly unconditional in accordance with the terms of the Offer Document, in each case, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Borrowers or any Acquisition Co (if any) except to the extent permitted pursuant to Section 5.15.

SECTION 4.04. Each Credit Event. The obligation of each Lender to make a Loan (other than a Term B Loan, a Certain Funds Revolving Loan or a Delayed Draw Term Loan) on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (each, a “Credit Event”), is subject to the satisfaction of the following conditions:

(a) The Fifth Amendment Effective Date shall have occurred.

(b) The representations and warranties of the Borrowers and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects (after giving effect to such qualifications)) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided, that to the extent the Borrowers have made an LCA Election for any Limited Condition Acquisition being funded with the proceeds of an incremental Term Loan under Section 2.09(e), with respect to such Limited Condition Acquisition, the Lenders providing such incremental Term Loan may agree that this condition may be deemed to be satisfied on the date of the effectiveness of the applicable Limited Condition Acquisition Agreement.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; provided, that to the extent the Borrowers have made an LCA Election for any Limited Condition Acquisition being funded with the proceeds of an incremental Term Loan under Section 2.09(e), with respect to such Limited Condition Acquisition, the Lenders providing such incremental Term Loan may agree that no Default or Event of Default shall have occurred and be continuing on the date of the effectiveness of the applicable Limited Condition Acquisition Agreement.

(d) At the time of making and immediately after giving effect to any Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Revolving Credit Exposure of any Class shall not exceed the total Revolving Commitments of such Class.

(e) Administrative Agent, and if applicable, the applicable Issuing Bank or Swingline Lender shall have received a Borrowing Request or a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, in each case, in accordance with the requirements of this Agreement.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

SECTION 4.05. Actions by Lenders During the Certain Funds Period.. During the Certain Funds Period and notwithstanding any provision to the contrary in the Loan Documents, none of the Lenders nor the Administrative Agent shall, unless (x) a Certain Funds Default has occurred and is continuing or would result from a proposed Borrowing or (y) it is illegal for such Lender to lend and/or there is an injunction or restraining order prohibiting such Lender from lending its portion of the Loans or restricting the application of the proceeds thereof (provided, that such Lender has used commercially reasonable efforts to make its portion of the Loans through an Affiliate of such Lender not subject to such legal restriction; and provided further, that the occurrence of an illegality event in relation to one Lender shall not relieve any other Lender of its obligations to make Loans hereunder), be entitled to:

(a) cancel any of its Commitments (subject to any Commitment reductions made pursuant to Section 2.09);

(b) rescind, terminate or cancel the Loan Documents or the Commitments (subject to any Commitment reductions made pursuant to Section 2.09) or exercise any right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Loan for Certain Funds Purposes;

(c) refuse to participate in the making of a Loan for Certain Funds Purposes unless the conditions set forth in Section 4.02 or Section 4.03, as applicable, have not been satisfied or waived;

(d) exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit the making of a Loan (or application of a Loan made) for Certain Funds Purposes; or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of a Loan (or application of a Loan made) for Certain Funds Purposes;

provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period; provided, further, that for the avoidance of doubt, (x) after the Closing Date, the foregoing restrictions shall not apply with respect to the Revolving Commitments that are not available for Certain Funds Revolving Loans and (y) a Certain Funds Default shall not be deemed to exist as the result of any circumstances directly arising from any acceleration or exercise of remedies with respect to Loans or Commitments not available for Certain Funds Purposes and relating to a Default or Event of Default that is not a Certain Funds Default.

SECTION 4.06. Fifth Amendment Effective Date. The Fifth Amendment Effective Date shall occur on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Fifth Amendment and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each Loan Party, the Administrative Agent and the applicable Lenders either (A) a counterpart of the Fifth Amendment signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of the Fifth Amendment) that such party has signed a counterpart of the Fifth Amendment and (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by the Fifth Amendment, this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Fifth Amendment Effective Date) of (i) King & Spalding LLP, as New York counsel for the Loan Parties, (ii) Maples and Calder (Luxembourg) SARL, as Luxembourg counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (iii) Robinson+Cole LLP, as Connecticut counsel to the Loan Parties.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Fifth Amendment Effective Date and executed by its Secretary or Assistant Secretary or other appropriate officer, manager or director, which shall (A) certify the resolutions of its board of directors, managers, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, its Financial Officers or managers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, (ii) in the case of any Loan Party formed or organized under the laws of the United States, a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction and (iii) a certificate signed by a responsible officer of Parent certifying that the conditions set forth in Section 4.04(c) are, or substantially concurrently with the borrowings of Term A Loans and Revolving Loans on the Fifth Amendment Effective Date will be, satisfied on the Fifth Amendment Effective Date.

(d) Fees and Expenses. The Lenders, the Administrative Agent and the Fifth Amendment Arrangers shall have received all fees required to be paid on or prior to the Fifth Amendment Effective Date, and all expenses (including the reasonable fees and expenses of legal counsel) required to be reimbursed for which invoices have been presented at least two (2) Business Days prior to the Fifth Amendment Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the U.S. Loan Parties are organized and where the assets of the U.S. Loan Parties are located, and such search shall reveal no Liens on any of the assets of the U.S. Loan Parties except for Permitted Liens or Liens to be discharged in connection with the Fifth Amendment Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Solvency. The Administrative Agent shall have received a Solvency Certificate, dated the Fifth Amendment Effective Date, and after giving effect to the transactions contemplated by this Agreement to be consummated on the Fifth Amendment Effective Date (or, at the option of Parent, a third party opinion as to the solvency of Parent and its subsidiaries on a consolidated basis issued by a nationally recognized firm).

(g) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement or the Pledge Agreement (except to the extent either such Equity Interests are not in certificated form or such certificates are not permitted to be delivered under applicable law), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required under the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under New York law or under the Uniform Commercial Code or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral of the U.S. Loan Parties described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation; provided, however, that the Loan Parties shall not be required to take any action (other than the filing UCC financing statements) to perfect any Lien to the extent provided for in Section 5.09(d).

(i) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05.

(j) USA PATRIOT Act, Etc. So long as requested at least ten (10) Business Days prior to the Fifth Amendment Effective Date, the Administrative Agent and the requesting Lenders shall have received at least three (3) Business Days prior to the Fifth Amendment Effective Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, for each Loan Party.

(k) Beneficial Ownership Certificate. So long as requested at least ten (10) Business Days prior to the Fifth Amendment Effective Date, each requesting Lender shall have received at least three (3) Business Days prior to the Fifth Amendment Effective Date, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certificate, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

(l) Pro Forma Compliance with Financial Covenants. The Borrowers shall be in compliance on a pro forma basis with the covenants set forth in Section 6.11, recomputed for the most recent quarter for which financial statements have been delivered pursuant to calculations and detail acceptable to Administrative Agent.

(m) Existing Credit Agreement. All obligations outstanding under the Existing Revolving Credit Facility and the Term A Loans under and as defined in the Existing Credit Agreement shall have been repaid in full, all commitments and other extensions of credit thereunder shall have been terminated (or, in the case of letters of credit, cash collateralized, backstopped with another letter of credit or carried over as a letter of credit issued and continued under the Revolving Credit Facility).

The Administrative Agent shall notify the Borrowers and the Lenders of the Fifth Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 4.07. Delayed Draw Term Loan Borrowing Date. The obligation of each Delayed Draw Term Lender to make a Delayed Draw Term Loan on the Delayed Draw Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) Absence of Company Material Adverse Effect. Since December 31, 2021, there shall not have been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement as in effect on the Fifth Amendment Effective Date, “Company Material Adverse Effect”) on Neenah.

(b) Consummation of Merger. The Merger shall have been consummated, or shall be consummated substantially simultaneously with, the initial borrowings under the Delayed Draw Term Loans, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, supplements, consents, waivers or requests that are materially adverse to the interests of the Delayed Draw Term Lenders (it being understood that any modification, amendment, supplement, consent, waiver or request by Parent (or Parent’s affiliate) to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Delayed Draw Term Lenders), unless consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld or delayed). Without limiting the generality of the preceding portion of this paragraph, (x) any modification, amendment, supplement, consent, waiver or request resulting in an increase in the Merger consideration shall be deemed to be materially adverse to the interests of the Delayed Draw Term Lenders, unless any such increase is funded with equity of Parent or balance sheet cash, and (y) any modification, amendment, supplement, consent, waiver or request resulting in any decrease in the Merger consideration shall be deemed to be materially adverse to the interests of the Delayed Draw Term Lenders, unless such decrease does not exceed 15.0% in the aggregate.

(c) Execution of Loan Documents. Subject to the last paragraph of this Section 4.07, (x) the execution and delivery of the applicable Loan Documents by Neenah and its subsidiaries that are not Excluded Subsidiaries immediately after giving effect to the Merger and (y) delivery to the Administrative Agent of a Solvency Certificate, dated as of the Delayed Draw Closing Date and after giving effect to the Transactions (or, at the option of Parent, a third party opinion as to the solvency of Parent and its subsidiaries on a consolidated basis issued by a nationally recognized firm) and the certificates and documents of the type described in clauses (i) and (ii) of Section 4.06(c), dated as of the Delayed Draw Closing Date, relating to Neenah and its subsidiaries (other than Excluded Subsidiaries) and a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Fifth Amendment Effective Date) of U.S. counsel to the Loan Parties.

(d) Closing Certificate. The Administrative Agent shall have received a certificate signed by a responsible officer of Parent certifying that the conditions set forth in Sections 4.07(a), 4.07(b), 4.07(k), 4.07(i) and 4.07(m) are, or substantially simultaneously with the consummation of the Transactions, will be satisfied.

(e) Payment of Fees, Interest, Etc. All unpaid fees, interest and other amounts due and payable as of the Delayed Draw Closing Date to the Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by Parent in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by Parent and its subsidiaries to the extent invoiced in writing to Parent in reasonable detail at least two (2) business days prior to the Delayed Draw Closing Date.

(f) Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Parent and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Delayed Draw Closing Date, (ii) unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Parent and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Delayed Draw Closing Date to the extent such period is one of the first three fiscal quarters of a fiscal year, (iii) the audited consolidated balance sheet and related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of Neenah and its subsidiaries for three most recently completed fiscal years ended at least 90 days prior to the Delayed Draw Closing Date, and (iv) unaudited consolidated balance sheets and related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of Neenah and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Delayed Draw Closing Date to the extent such period is one of the first three fiscal quarters of a fiscal year; provided that public filing of the required financial statements on Form 10-K and Form 10-Q by Parent and Neenah shall satisfy the foregoing requirements.

(g) Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Parent and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of Parent and its subsidiaries were delivered under Section 4.07(f), prepared after giving effect to the Transactions, as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements or operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(h) Collateral. Subject to the last paragraph of this Section 4.07, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral, after giving effect to the Transactions, shall have been executed and delivered and, if applicable, be in proper form for filing.

(i) Specified Merger Agreement Representations and Specified Representations. The Specified Merger Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change”, materiality or similar term or qualification, such Specified Representations shall be true in all respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all respects as of the respective date or for the respective period, as the case may be).

(j) Neenah Refinancing. The Neenah Refinancing shall have been consummated, or will be consummated substantially concurrently with the initial borrowings of the Delayed Draw Term Loans.

(k) Senior Notes Indenture. The funding of the Delayed Draw Term Facility, after giving pro forma effect to the application of the proceeds thereof, shall not result in a Default or Event of Default under (or require the indebtedness thereunder to be secured equally and ratably therewith) the Senior Notes Indenture.

(l) Prepayment of Revolving Loans and Term A Loans. Any amount of the Delayed Draw Term Loans in excess of the amount utilized to consummate the Neenah Refinancing and pay fees and expenses in connection with the Transactions shall be utilized to repay or prepay borrowings under the Revolving Credit Facility and/or any other term loan facility under the Existing Credit Agreement.

(m) No Default. No default or event of default under Section 7.01(a), Section 7.01(h) or Section 7.01(i) of the Existing Credit Agreement or this Agreement shall have occurred and be continuing.

(n) Borrowing Request. Administrative Agent shall have received a Borrowing Request in accordance with the requirements of this Agreement.

Notwithstanding anything to the contrary in this Section 4.07, to the extent any Collateral (other than Collateral that may be perfected by (x) the filing of a UCC financing statement, (y) taking delivery and possession of stock (or other equity interests) certificates and related stock powers executed in blank with respect to the certificated equity interests of any material domestic subsidiary of Parent acquired or formed in connection with the Merger, excluding any CFC Holding Company, or (z) intellectual property filings in the United States) cannot be delivered or a security interest therein cannot be created or perfected on the Delayed Draw Closing Date after Parent’s and its Subsidiaries’ use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Delayed Draw Term Loans on the Delayed Draw Closing Date, but instead may be accomplished at any time prior to the date that is thirty (30) days from the Delayed Draw Closing Date (or such later date in the Administrative Agent’s sole discretion) in respect of such action.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the Obligations and other amounts payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed (other than contingent indemnification obligations for which no claim has been asserted), each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent (for further distribution to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of Parent (commencing with the fiscal year ended December 31, 2018), Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than, in the case of a change in accountants, an exception as to scope relating to prior years not audited by such accountants)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent (commencing with the fiscal quarter ended December 31, 2018), Parent’s consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated and consolidating Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (A) a compliance certificate in the form of Exhibit D and signed by a Financial Officer of Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (B) if Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by provided under Section 5.01(a) and 5.01(b) above, shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent and (C) an updated Beneficial Ownership Certification to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, reflecting any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners of such Borrower identified in such certification;

(d) as soon as available, but in any event not more than forty-five (45) days after the end of each fiscal year of Parent, a copy of the budget and forecast (including a projected consolidated income statement) of Parent and its Restricted Subsidiaries for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each Borrower or any Restricted Subsidiary, as the Administrative Agent or any Lender may reasonably request (excluding (i) information subject to attorney-client privilege, and (ii) information the subject of binding confidentiality agreements entered into in good faith).

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have (or can obtain) access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided further that the Parent having filed with the SEC (a) an annual report on Form 10-K for such year will satisfy the Parent’s obligation under Section 5.01(a) with respect to such year and (b) a quarterly report on Form 10-Q for such quarter will satisfy the Parent’s obligation under Section 5.01(b) with respect to such quarter. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority against or affecting any Borrower, any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, that, would reasonably be expected to result in a Material Adverse Effect;

(c) an Adverse Tax Ruling; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. (a) Each Borrower will, and will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower will, and will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that none of the foregoing shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Taxes. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay its liabilities for Taxes, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower will, and will cause each of its Restricted Subsidiaries to keep and maintain all property material to the conduct of the business of Parent and its Restricted Subsidiaries (taken as a whole) in good working order and condition, ordinary wear and tear and casualty excepted.

(b) Each Borrower will, and will cause each of its Restricted Subsidiaries, to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Parent shall use commercially reasonable efforts to (i) have such insurance endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent for the benefit of the Secured Parties (x) as an additional insured with respect to liability policies maintained by any of the Loan Parties and (y) as loss payee with respect to the property insurance maintained by any of the Loan Parties), and (ii) have such insurance state that such insurance policies shall not be cancelled without at least ten (10) days’ prior written notice thereof by the respective insurer to the Administrative Agent. Upon the reasonable request of the Administrative Agent, the Borrowers will furnish to the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.06. Books and Records; Inspection Rights. Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, but no more than two such visits in any fiscal year unless an Event of Default has occurred and is continuing. All such visits, inspections, or audits by the Administrative Agent or any Lender shall be at the Borrowers’ expense; provided that so long as no Event of Default has occurred and is continuing, then Parent shall not be required to pay for more than two such visits in any consecutive four fiscal quarter period. Notwithstanding anything to the contrary in this Section 5.06, none of the Parent nor any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement entered into in good faith or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.07. Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect, for itself and its Subsidiaries, policies and procedures reasonably designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit.

(a) The proceeds of the Term B Loans shall be used only for Certain Funds Purposes. The proceeds from the Term A Loans shall be used to refinance the Term A Loans under and as defined in the Existing Credit Agreement and to pay fees and expenses in connection with the Transactions. The proceeds from Revolving Loans shall be used only (i) for general corporate purposes of the Borrowers and their Subsidiaries (including, without limitation, to fund Permitted Acquisitions, Investments or Restricted Payments), (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to refinance existing indebtedness. The Proceeds from the Delayed Draw Term Loans shall be used (1) to repay in full all Indebtedness of Neenah and its subsidiaries under Neenah’s Fourth Amended and Restated Credit Agreement, dated as of December 10, 2018 (as amended, supplemented or otherwise modified from time to time, the “Neenah ABL Credit Agreement”), by and among Neenah, certain of its subsidiaries, the lenders listed therein and JPMorgan Chase Bank, N.A., as agent for such lenders and the Amended and Restated Term Loan Credit Agreement, dated April 6, 2021 (as amended, supplemented or otherwise modified from time to time, the “Neenah Term Loan Credit Agreement”), by and among Neenah, certain of its subsidiaries, the lenders listed therein and JPMorgan Chase Bank, N.A., as agent for such lenders, terminate all commitments to extend credit thereunder and terminate all security interests and guarantees in respect of indebtedness thereunder (collectively, the “Neenah Refinancing”) and (2) to pay fees and expenses incurred in connection with the Transactions and (3) for general corporate purposes. No more than $500,000,000 of the Revolving Commitments shall be utilized prior to the Delayed Draw Closing Date.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrowers and their Subsidiaries.

SECTION 5.09. Further Assurances; Additional Borrowers.

(a) Subject to applicable law, each Loan Party shall cause each of its Domestic Subsidiaries that constitutes a Material Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Divided LLC, but other than any Excluded Subsidiary) to guaranty the Obligations within thirty (30) days after such Subsidiary becomes a Material Subsidiary (or such longer period as may be agreed to by Administrative Agent in writing) by executing a joinder to the Security Agreement and a joinder to the Subsidiary Guaranty. Upon execution and delivery thereof, each such Person shall become a Loan Guarantor and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents. Without limiting the foregoing, each Borrower will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents at the expense of the Borrowers. The Loan Parties shall deliver, or cause to be delivered, to Administrative Agent, in connection with the execution and delivery of each such joinder agreements, appropriate resolutions, secretary certificates, certified organizational documents and, if requested by Administrative Agent, legal opinions relating to the matters described in this Section 5.09 (which opinions shall be in form and substance reasonably acceptable to Administrative Agent).

(b) The Borrowers may, upon not less than twenty (20) Business Days’ notice from the Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in writing), designate, with the prior written consent of the Administrative Agent and, with respect to a Foreign Borrower, the Lenders who will extend Loans hereunder to such Foreign Borrower (each such consent not to be unreasonably withheld), any Restricted Subsidiary of Parent (an “Additional Borrower”) as a new borrower to receive Loans (or reallocate existing Loans), pursuant to terms and conditions to be mutually agreed to by the Borrowers and the Administrative Agent and in accordance with this Section 5.09(b). Prior to any Borrower becoming entitled to receive certain Loans, the Administrative Agent and such Lenders shall have received (i) an amendment hereto in form, content and scope reasonably satisfactory to the Administrative Agent providing for such Additional Borrower becoming a Borrower hereunder, such amendment only requiring the signatures of the Administrative Agent, the Borrowers and the Additional Borrower(s), subject only to the approval of other Lenders if any such amendment also amends terms which would require the approval of the Required Lenders, affected Lenders or all Lenders, as the case may be, pursuant to Section 9.02, (ii) one or more joinder agreements (or similar documents) to the applicable Loan Documents as requested by Administrative Agent, (iii) such supporting resolutions, secretary certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders, and (iv) notes signed by such new Additional Borrower to the extent any Lender so requires. If the Administrative Agent and the Lenders agree that the Additional Borrower shall be entitled to receive Loans and that the conditions set forth in this Section 5.09(b) are satisfied, then the Administrative Agent shall send a written notice to the Lenders specifying the effective date upon which the Additional Borrower may receive Loans, whereupon each of the Lenders agrees to permit such Additional Borrower to receive Loans (or reallocate existing Loans), on the terms and conditions set forth herein. Notwithstanding the foregoing, and as conditions precedent to any Lender being obligated to make any Loans or issue any Letters of Credit to any Additional Borrower on the occasion of the first Borrowing by, or issuance of a Letter of Credit for the account of, such Additional Borrower, (A) if the designation of such Additional Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Parent shall, and shall cause such Additional Borrower to, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the

Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and (B) to the extent any Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the designation of such Additional Borrower, Parent shall, and shall cause such Additional Borrower to, supply to any Lender that has requested, in a written notice to Parent at least ten (10) days prior to the designation of such Additional Borrower, a Beneficial Ownership Certification in relation to such Additional Borrower. In addition to the immediately preceding condition precedent, on the occasion of the first Borrowing by, or issuance of a Letter of Credit for the account of, an Additional Borrower, any extension of credit or issuance of a Letter of Credit to a proposed Additional Borrower that is not organized under the laws of the United States or any political subdivision thereof shall not contravene any law or regulation applicable to each Lender extending credit.

(c) Subject to subsection (d) below, each Loan Party will grant to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a Lien under New York law in (i) 100% of the issued and outstanding Equity Interests of each of its Restricted Subsidiaries that are also Domestic Subsidiaries (other than CFC Holding Companies), (ii) 65% of the issued and outstanding Equity Interests in each Restricted Subsidiary that is a Foreign Subsidiary or CFC Holding Company directly owned by any U.S. Borrower or any U.S. Loan Party and (iii) 100% of the issued and outstanding Equity Interests in each Restricted Subsidiary that is a Foreign Subsidiary directly owned by any Foreign Borrower, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided, that, subject to Section 5.13, in no event shall any Loan Party be required to execute any Loan Documents governed by any law other than the laws of the State of New York or such other political subdivision of the United States that may be applicable.

(d) Notwithstanding any other provision of this Agreement, any of the Collateral Documents or any of the Loan Documents, the Loan Parties shall not be required to take any action (other than the filing UCC financing statements) to perfect any Lien in (i) vehicles or any other assets subject to certificates of title; (ii) commercial tort claims of U.S. Loan Parties below a threshold of $10,000,000; (iii) letter of credit rights of U.S. Loan Parties below a threshold of $10,000,000; (iv) intercompany promissory notes; and (v) cash, Permitted Investments, deposit, securities and commodities accounts (including securities entitlements and related assets), or any other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than with respect to certificated securities and with respect to possession by the Administrative Agent, in each case, to the extent expressly required under the Security Agreement). In addition, no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect and no Loan Party shall be required to enter into any source code escrow arrangement or be obligated to register any intellectual property.

(e) In the event that any Person becomes a Restricted Subsidiary (including any Unrestricted Subsidiary that becomes a Restricted Subsidiary) after the date hereof (other than any Restricted Subsidiary for so long as it is an Excluded Subsidiary) or any Restricted Subsidiary (including any Electing Guarantor) ceases to be an Excluded Subsidiary, then within twenty (20) Business Days thereafter (or such longer period as may be agreed to by Administrative Agent in writing) such Subsidiary shall execute a joinder to the Security Agreement and a joinder to the Subsidiary Guaranty and otherwise comply with Section 5.09(a) hereof, to the extent applicable.

(f) If, at any time, (x) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or otherwise becomes an Immaterial Subsidiary in compliance with the terms of this Agreement or (y) an Electing Guarantor has been re-designated as an Excluded Subsidiary at the option of such Electing Guarantor, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall release such Subsidiary from any Subsidiary Guarantee and all Collateral Documents to which it may be a party and to the extent such Subsidiary’s capital stock was pledged (or otherwise secured) as Collateral, such pledge (or other security) shall be released and, upon the request of any Loan Party, any certificates in respect thereof shall be promptly returned to the applicable Loan Party. Notwithstanding the foregoing, in no event shall the Equity Interests of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agent shall take all actions required hereunder and under the other Loan Documents to effect the foregoing.

(g) Notwithstanding anything in this Agreement or any Collateral Document to the contrary, no Loan Party or any Restricted Subsidiary shall be required to take any action outside the Specified Jurisdictions or any state or jurisdiction thereof to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the Specified Jurisdictions or any state or jurisdiction thereof).

SECTION 5.10. OFAC. Parent shall (a) reasonably ensure, and cause each of its Subsidiaries to reasonably ensure, that no Person who owns a controlling interest in any such Subsidiary is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or is included in any Executive Orders and (b) comply, and cause each Subsidiary to comply, in all material respects, with all applicable Bank Secrecy Act regulations, as amended.

SECTION 5.11. [Reserved]

SECTION 5.12. Centre of Main Interest. For the purposes of the EU Regulation, to the extent applicable, each Foreign Borrower shall ensure that its centre of main interest (as that term is used in Article 3(1) of the EU Regulation) is situated in its jurisdiction of formation or organization.

SECTION 5.13. Post-Fifth Amendment Effective Date Matters. Each Loan Party shall execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent).

SECTION 5.14. Designation of Subsidiaries. The board of directors (or similar governing body) of Parent may at any time designate any Restricted Subsidiary of Parent existing on or acquired or formed after the Fifth Amendment Effective Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that, (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Loan Parties shall be in compliance on a pro forma basis with the covenants set forth in Section 6.11 hereof, recomputed for the most recent fiscal quarter for which financial statements have been delivered (or are required to have been delivered), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or other similar term) under any documents relating to any Material Subordinated Indebtedness, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary directly or indirectly owns any Equity Interests of, or holds a Lien on, any property of, any Borrower or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, (v) no Subsidiary may be

designated as an Unrestricted Subsidiary if it holds any material intellectual property of the Borrowers and their respective Restricted Subsidiaries, and (vi) Parent shall deliver to Administrative Agent at least three (3) Business Days prior to such designation a certificate of a Responsible Officer of Parent, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 5.14 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vii) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties therein at the date of designation in an amount equal to the fair market value of the applicable Loan Parties’ Investment in such Subsidiary; provided, that, upon a designation of such Unrestricted Subsidiary as a Restricted Subsidiary (including by means of a transfer of assets of an Unrestricted Subsidiary to a Restricted Subsidiary or a combination of an Unrestricted Subsidiary with a Restricted Subsidiary in which the Restricted Subsidiary survives), the Loan Parties shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of the Investments of the Loan Parties and their Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Loan Parties and their Restricted Subsidiaries made in connection with the designation of such Restricted Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Loan Parties’ and their Subsidiaries’ Equity Interests in such resulting Restricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.15. The Scheme, Takeover Offer and Related Matters. Parent will, or will cause any Acquisition Co (if applicable) to:

(a) Issue a Press Release or, as the case may be, an Offer Press Announcement (in the form delivered to the Administrative Agent pursuant to Section 4.01(e), subject to such amendments as are not Materially Adverse Amendments or have been approved by the First Amendment Arrangers in writing acting reasonably (such approval not to be unreasonably withheld, delayed or conditioned)) within five (5) Business Days of January 27, 2021.

(b) Comply in all respects with the City Code subject to any waivers granted by or requirements of the Panel or the requirements of the Court, and all relevant laws and regulations relating to the Acquisition, save where non-compliance would not be adverse in any material respect to the interests of the Lenders (taken as a whole) under this Agreement.

(c) Except as consented to by the First Amendment Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned) and save to the extent that following the issuance of a Press Release or an Offer Press Announcement any Borrower or any Acquisition Co elects to proceed with the Target Acquisition by way of a Takeover Offer or Scheme respectively, ensure that (i) if the Target Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject, in the case of a Scheme, to any variation required by the Court and, in each case, to any variations which are not Materially Adverse Amendments.

(d) Ensure that the Scheme Documents or, if the Target Acquisition is effected by way of a Takeover Offer, the Offer Documents contain all the material terms and conditions of the Scheme or Takeover Offer, as applicable and, in the case of a Takeover Offer, ensure that the conditions to the Takeover Offer include an Acceptance Condition set at a level at not less than the Minimum Acceptance Condition.

(e) Except as consented to by the First Amendment Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Takeover Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is (x) required by the Court or Panel or (y) not a Materially Adverse Amendment, or (ii) if the Target Acquisition is proceeding as a Takeover Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Condition.

(f) Not take any action, and procure that none of its Affiliates nor any person acting in concert with it (within the meaning of the City Code) takes any action, which would require Parent to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code or which would require a change to be made to the terms of the Scheme or the Takeover Offer (as the case may be) pursuant to Rule 6 of the City Code which change, if made voluntarily, would be a Materially Adverse Amendment.

(g) Provide the Administrative Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(h) Promptly deliver to the Administrative Agent or the receiving agent a certificate issued under Rule 10 of the City Code (where the Target Acquisition is being pursued pursuant to a Takeover Offer) and, in each case to the extent Parent, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions and except to the extent Parent (or any Borrower or any Acquisition Co) is prohibited by confidentiality, legal (including contractual) or regulatory obligations or restrictions from doing so, any written agreement between any Borrower or any Acquisition Co and the Target to the extent material to the interests of the Lenders in relation to the consummation of the Target Acquisition (in each case, promptly upon such documents or agreements being entered into by any Borrower or any Acquisition Co), and all other material announcements and documents published by any Borrower or any Acquisition Co or delivered by any Borrower or any Acquisition Co to the Panel pursuant to the Takeover Offer or the Scheme (other than the cash confirmation) and all material legally binding agreements entered into by any Borrower or any Acquisition Co in connection with a Takeover Offer or a Scheme.

(i) In the event that a Scheme is switched to a Takeover Offer or vice versa (which any Borrower or any Acquisition Co shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that the Offer Press Announcement or the Press Release, as the case may be, is issued, and (ii) except as consented to by the First Amendment Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that (A) where the Target Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include an Acceptance Condition which is not capable of being satisfied at a level less than the Minimum Acceptance Condition and (B) the conditions to be satisfied in connection with the Target Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or the Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Target Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or a Scheme, as the case may be), in each case, other than (x) in the case of clause (B), any changes which are not Materially Adverse Amendments or are required to reflect the change in legal form to a Takeover Offer or a Scheme or (y) changes that could have been made to the Scheme or the Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected.

(j) In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Minimum Acceptance Condition has been satisfied and (ii) promptly upon Squeeze-Out Level Acceptances being received (x) in the event that Parent will require proceeds of a Loan in order to make Squeeze-Out Payments and there is sufficient time remaining within the Certain Funds Period to issue a Borrowing Request for such Loan, issue such Borrowing Request and (y) ensure that notices under Section 979 of the Companies Act 2006 in respect of Target Shares that any Borrower or any Acquisition Co has not yet agreed to directly or indirectly acquire are issued.

(k) Subject always to the Companies Act 2006 and any applicable listing rules, in the case of a Scheme, within 25 Business Days of the Scheme Effective Date, and in relation to a Takeover Offer, within 60 days after the Closing Date, procure that such necessary action is taken to procure that the Target Shares are removed from the Official List and that trading in the Target Shares on the Main Market of the London Stock Exchange is cancelled and as soon as reasonably practicable thereafter, procure that the Target is re-registered as a private limited company.

(l) Not make any public announcement or public statement (other than in the relevant Scheme Documents and/or Takeover Offer Documents) concerning this Agreement or the Lenders in connection with the financing of the Target Acquisition without the prior consent of the First Amendment Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) unless required to do so by the City Code, the Panel, other competent regulatory body, stock exchange, or by a court of competent jurisdiction.

(m) In the case of a Scheme, upon the occurrence of the Scheme Effective Date, Parent shall beneficially own (directly or indirectly) 100% of the Target Shares.

SECTION 5.16. Repayment of Target Debt. Parent shall terminate the Target Debt in full, and repay all amounts then outstanding thereunder, upon which time all Liens and guaranties in respect thereof shall be automatically terminated and released, in each case (i) on the Closing Date (or such longer period as agreed by the Administrative Agent in its reasonable discretion), if the Target Acquisition proceeds by way of a Scheme or (ii) within 10 days of the Unconditional Date (or such longer period as agreed by the Administrative Agent in its reasonable discretion), if the Target Acquisition proceeds by way of a Takeover Offer. Parent will deliver a certificate on the date that the Target Debt is repaid, confirming that the requirements of this Section have been satisfied.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the Obligations and other amounts payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed (other than contingent indemnification obligations for which no claim has been asserted), each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created under the Loan Documents and (ii) to the extent constituting Indebtedness, any other Secured Obligations;

(b) (i) Indebtedness in existence on the Fifth Amendment Effective Date and, to the extent in an amount in excess of $1,000,000, as set forth in Schedule 6.01 (provided that the aggregate amount of all such Indebtedness not scheduled shall not exceed $5,000,000), and (ii) any intercompany Indebtedness permitted pursuant to Section 6.04;

(c) Indebtedness arising under any employee benefit plan sponsored by Schweitzer Mauduit France S.A.S., LTR Industries S.A., PDM Industries S.N.C., Papeteries de Mauduit S.A.S., Malaucene Industries S.N.C., Papeteries de Mauduit S.A.S., Papeteries de Saint-Girons S.A.S., Saint-Girons Industries S.N.C., SWM-Poland Sp. Zo o, or any of their Subsidiaries or successors-in-interest;

(d) Indebtedness of one or more Foreign Subsidiaries in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 8.0% of the Consolidated Total Assets of the Foreign Subsidiaries at the time of incurrence, at any time outstanding;

(e) Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of $75,000,000 and 3.25% of Consolidated Total Assets at the time any such Indebtedness is incurred;

(f) Indebtedness assumed in connection with a Permitted Acquisition or other Investment pursuant to which a Person becomes a Restricted Subsidiary after the date hereof or pursuant to which Parent or any of its Restricted Subsidiaries acquires any assets or properties; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or at the time such assets or properties are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such assets or properties being acquired;

(g) all reimbursement obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments arising in the ordinary course of business;

(h) other Indebtedness of a Loan Party; provided, that, before and after the incurrence of such Indebtedness (x) no Event of Default exists or would be caused thereby and (y) Parent on a consolidated basis shall be in pro forma compliance (after giving effect to the incurrence of any Indebtedness) with a Net Debt to EBITDA Ratio of the lesser of (x) 4.75 to 1.00 and (y) the then applicable covenant level as set forth in Section 6.11(b), in each case calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or (b);

(i) Indebtedness incurred in connection with Sale and Leaseback Transactions not to exceed $50,000,000 in the aggregate at any time outstanding;

(j) (i) Indebtedness evidenced by the Senior Notes and (ii) Guarantees of the Senior Notes by the Loan Parties;

(k) Guarantees of Indebtedness otherwise permitted to be incurred pursuant to this Agreement to the extent the provider of such Guarantee would be permitted to incur the Indebtedness itself directly;

(l) Indebtedness incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds or bankers’ acceptances, letters of credit, warehouse receipts and similar facilities for operating purposes and completion guarantees (not for borrowed money) provided or incurred (including Guarantees thereof) by Parent or a Restricted Subsidiary in the ordinary course of business;

(m) to the extent constituting Indebtedness, obligations of Parent and its Restricted Subsidiaries under Swap Agreements and in respect of Banking Services incurred in the ordinary course of business, and any Guarantees in respect thereof;

(n) Indebtedness arising from agreements of Parent or a Restricted Subsidiary providing for indemnification, contribution, earn-out, adjustment of purchase price, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interest of a Restricted Subsidiary otherwise permitted under this Agreement;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence, and Indebtedness arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(p) obligations of the Parent or its Restricted Subsidiaries in respect of customer advances received and held in the ordinary course of business;

(q) Indebtedness incurred in connection with any Receivables Financing not to exceed $200,000,000 in the aggregate at any time outstanding;

(r) [reserved];

(s) [reserved];

(t) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(u) [reserved];

(v) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business;

(w) Indebtedness (i) owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Parent and its Restricted Subsidiaries and (ii) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management services entered into in the ordinary course of business;

(x) (i) Indebtedness of any member of the Target Group permitted to survive the Target Acquisition under the terms of the Scheme Documents or Offer Documents not secured by assets of Parent or its Restricted Subsidiaries (other than the Target and its Subsidiaries) or guaranteed by Parent or its Restricted Subsidiaries (other than the Target and its Subsidiaries) and (ii) Indebtedness of Neenah or any of its Subsidiaries permitted to survive the Merger under the terms of the Merger Agreement not secured by assets of Parent or its Restricted Subsidiaries (other than Neenah and its Subsidiaries) or guaranteed by Parent or its Restricted Subsidiaries (other than Neenah and its Subsidiaries); and

(y) other Indebtedness in an aggregate principal amount not to exceed the Equivalent Amount of $100,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrowers will not, nor will they permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or, except to the extent permitted by Section 6.03, 6.04 or 6.05, assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens securing the Secured Obligations (including any requirement to provide cash collateral in respect thereof);

(c) Liens securing Indebtedness set forth in Schedule 6.02 and refinancings of such Indebtedness; provided that, the aggregate principal amount of such Indebtedness shall not be increased since the Fifth Amendment Effective Date;

(d) Liens arising in the ordinary course of business in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(e) Liens on the assets and properties of Persons which become Restricted Subsidiaries of Parent or on assets and properties acquired by Parent or a Restricted Subsidiary after the date of this Agreement (including pursuant to any Permitted Acquisitions) securing Indebtedness permitted hereby; provided that, such Liens are in existence at the time the respective Persons become Restricted Subsidiaries of Parent or at the time such assets and properties are acquired by Parent or a Restricted Subsidiary and were not created in anticipation thereof;

(f) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

(g) Liens existing on the assets and properties acquired by the Borrowers or their Restricted Subsidiaries in the ordinary course of business prior to any such Borrower’s or such Restricted Subsidiary’s acquisition of such assets and properties;

(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Parent or any Restricted Subsidiary of Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(i) leases or subleases granted to others not interfering in any material respect with the business of Parent or any Restricted Subsidiary of Parent and any interest or title of a lessor under any lease (whether a Capital Lease Obligation or an operating lease) permitted by this Agreement;

(j) Liens arising from the granting of a lease or license to enter into or use any asset (including intellectual property) of Parent or any Restricted Subsidiary of Parent to any Person in the ordinary course of business of Parent or such Restricted Subsidiary (including joint marketing and joint development) that does not interfere in any material respect with the use or application by Parent or such Restricted Subsidiary of the asset subject to such license in the business of Parent or such Restricted Subsidiary;

(k) Liens attaching solely to cash earnest money deposits made by Parent or any Restricted Subsidiary of Parent in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition or other Investment permitted hereunder;

(l) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(m) Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(n) Liens relating solely to employee contributions withheld from pay imposed by applicable pension law;

(o) Liens on Equity Interests issued by a joint venture of Parent or any of its Restricted Subsidiaries (but that is not a Restricted Subsidiary of Parent) securing Indebtedness of such joint venture permitted hereunder so long as such Indebtedness is recourse to Parent and/or its Restricted Subsidiaries solely to the extent of such Equity Interest;

(p) Liens securing Indebtedness permitted under Section 6.01(d), Section 6.01(e) and Section 6.01(i);

(q) (i) Liens on property and assets of the Target and its Subsidiaries permitted to survive the Target Acquisition and (ii) Liens on property and assets of Neenah and its Subsidiaries permitted to survive the Merger;

(r) Liens on the assets and property subject or otherwise related to a Receivables Financing that secure a Receivables Financing permitted under Section 6.01(q); and

(s) Liens securing Indebtedness and other obligations or liabilities not expressly permitted by clauses (a) through (r) above; provided that the aggregate principal amount of the Indebtedness and other obligations or liabilities secured by the Liens permitted by this clause (s) shall not exceed an aggregate amount equal to the Equivalent Amount of $50,000,000 at any time outstanding (for purposes of this clause (s), the amount of such obligations or liabilities (other than with respect to Indebtedness) shall equal the amounts for such obligations or liabilities set forth in the financial statements then last delivered to the Administrative Agent under Section 5.01(a) and Section 5.01(b) or, to the extent not set forth in such financial statements, as determined in good faith by a Financial Officer of Parent).

SECTION 6.03. Fundamental Changes. (a) The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, merge into or consolidate with any other Person (including pursuant to an LLC Division), or permit any other Person (including pursuant to an LLC Division) to merge into or consolidate with, or liquidate or dissolve or commence a Bankruptcy Action, except that, (i) any Restricted Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Restricted Subsidiary may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if either such Restricted Subsidiary is a Loan Guarantor, then the surviving entity shall also be or become a Loan Guarantor); provided that if a Foreign Borrower is a party to any such transaction, either such Foreign Borrower shall be the surviving entity or the surviving entity thereof shall assume the obligations of such Foreign Borrower under this Agreement and the other Loan Documents pursuant to such documents, instruments and agreements and further actions which the Administrative Agent may reasonably request (including, without limitation, one or more opinions of legal counsel) in form and substance acceptable to the Administrative Agent, (iii) any Restricted Subsidiary (other than a Restricted Subsidiary that is a Borrower) may liquidate or dissolve if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (provided that in the event any such liquidation or dissolution involves a Loan Guarantor then the assets of such Restricted Subsidiary (if any) shall be transferred to Parent or another Loan Guarantor), (iv) any Restricted Subsidiary of the Parent may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect an Excluded Asset Disposition or Asset Disposition otherwise permitted pursuant to Section 6.04, an Investment otherwise permitted under Section 6.05 or a Restricted Payment otherwise permitted under Section 6.07, (v) upon the occurrence of an Adverse Tax Ruling with respect to SWM Brazil or at any time from and after the Effective Date with respect to P de Mal, Parent may (A) abandon, transfer or otherwise dispose of its Equity Interest in SWM South, SWM Brazil or P de Mal, as applicable, to any one or more Persons or (B) undertake a Bankruptcy Action if Parent determines in good faith that such abandonment, transfer, disposition or Bankruptcy Action is in the best interests of Parent and its Restricted Subsidiaries and (vi) Parent and its Subsidiaries may effect the Transactions; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Restricted Subsidiaries on the date of execution of this Agreement and businesses corollary, ancillary, complementary or reasonably related thereto.

(c) The Borrowers will not permit its fiscal year to end on a day other than December 31 or change the Borrowers’ method of determining its fiscal quarters.

SECTION 6.04. Dispositions. The Borrowers will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition, except for (i) Asset Dispositions among Parent and its Restricted Subsidiaries, (ii) [reserved], (iii) Asset Dispositions to the extent made in connection with an Investment in a Person permitted under Section 6.05; (iv) other Asset Dispositions in an aggregate amount not to exceed $200,000,000 per fiscal year, so long as (A) no Event of Default has occurred and is continuing or would result from such Asset Disposition, (B) such Asset Disposition is made for fair market value, (C) at least seventy-five percent (75%) of the consideration for such Asset Disposition is in the form of cash or cash equivalents (including Permitted Investments), (D) Parent on a consolidated basis shall be in pro forma compliance (after giving effect to such Asset Disposition) with the then applicable covenant level as set forth in Section 6.11(b), minus 0.25, calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or (b) and (E) the Net Cash Proceeds received by Parent, any Loan Guarantor or, to the extent any prepayment with such Net Cash Proceeds would not result in an adverse tax consequence (as determined in good faith by Parent), any Restricted Subsidiary of Parent or a Loan Guarantor, are used to prepay the Term Loans in accordance with Section 2.11(e); (v) other Asset Dispositions in an unlimited amount so long as (A) no Event of Default has occurred and is continuing or would result from such Asset Disposition, (B) such Asset Disposition is made for fair market value, (C) at least seventy-five percent (75%) of the consideration for such Asset Disposition is in the form of cash or cash equivalents (including Permitted Investments), (D) Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to such Asset Disposition) of not greater than (x) prior to the Closing Date, 3.00 to 1.00 and (y) on and after the Closing Date, 4.00 to 1.00, in each case calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or (b) and (E) the Net Cash Proceeds received by Parent, any Loan Guarantor or, to the extent any prepayment with such Net Cash Proceeds would not result in an adverse tax consequence (as determined in good faith by Parent), any Restricted Subsidiary of Parent or a Loan Guarantor, are used to prepay the Term Loans in accordance with Section 2.11(c); (vi) Asset Dispositions not exceeding the lesser of (x) $20,000,000 per Asset Disposition (or series of related Asset Dispositions) and (y) $80,000,000 in the aggregate after the Fifth Amendment Effective Date during the term of this Agreement; and (vii) the 2023 Transaction so long as the Net Cash Proceeds received by Parent, any Loan Guarantor or any Restricted Subsidiary of Parent or a Loan Guarantor, are used to prepay the Term Loans in accordance with Section 2.11(e), without giving effect to the proviso to Section 2.11(e), which proviso shall not apply to all or any portion of such Net Cash Proceeds; provided that the 2023 Transaction may only be made in reliance on this clause (vii) and may not be made in reliance on any other clauses of, or exceptions to, this Section 6.04.

SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, each an “Investment”), except:

(a) Permitted Investments;

(b) Investments existing on the date hereof and, to the extent in an amount in excess of $1,000,000, as set forth in Schedule 6.05 (provided that the aggregate amount of all such Investments not scheduled shall not exceed $5,000,000), and Investments consisting of any modification, replacement, renewal, reinvestment or extension thereof;

(c) Investments (i) to consummate Permitted Acquisitions and (ii) consisting of transfers of the Equity Interests of any Foreign Subsidiary acquired in a Permitted Acquisition by any Loan Party or other Restricted Subsidiary to any other Foreign Subsidiary to the extent such transfer is not prohibited under Section 6.03;

(d) (i) Investments made by any Borrower to any Loan Guarantor and made by any Loan Guarantor to any Borrower or any other Loan Guarantor, (ii) Investments made by any Restricted Subsidiary that is not a Loan Guarantor to any other Restricted Subsidiary that is not a Loan Guarantor, (iii) Investments made by any Restricted Subsidiary that is not a Loan Guarantor to any Borrower or any Loan Guarantor and (iv) Investments made by any Borrower to any Restricted Subsidiary that is not a Loan Guarantor and made by any Loan Guarantor to any Restricted Subsidiary that is not a Loan Guarantor, at any time outstanding in an amount not to exceed the greater of $100,000,000 and 3.25% of Consolidated Total Assets and so long as at the time of such Investment pursuant to this clause (d)(iv), Parent on a consolidated basis shall be in compliance with Section 6.11(b) as of the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b); provided that Investments made or outstanding under clause (d)(iv) above, but shall cease to be made or outstanding for purposes of clause (d)(iv) above, but shall be deemed made or outstanding for purposes of clause (f), from and after the date the Borrowers and their Restricted Subsidiaries could have made such Investment pursuant to clause (f);

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) any other Investments (other than any such Investments made in connection with acquiring from any Person other than Parent or a Subsidiary (i) all or substantially all of the assets of a Person, (ii) all or substantially all of any business or division of a Person, or (iii) a majority or more of the Equity Interests of any Person), so long as after giving effect to any such Investment, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to any such Investment, calculated on a pro forma basis) of not greater than the lesser of (x) 4.75 to 1.00 and (y) the then applicable covenant level as set forth in Section 6.11(b) minus 0.25, in each case calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b);

(g) (i) Banking Services entered into the ordinary course of business and (ii) Swap Agreements entered into by any Borrower or any Subsidiary permitted by Section 6.05;

(h) other Investments in an aggregate amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 3.25% of Consolidated Total Assets at the time such Investment is made; provided that Investments made or outstanding under this clause (h) shall cease to be made or outstanding for purposes of this clause (h), but shall be deemed made or outstanding for purposes of clause (f), from and after the date the Borrowers and their Restricted Subsidiaries could have made such Investment pursuant to clause (f);

(i) Investments (other than any such Investments made in connection with acquiring from any Person other than Parent or a Subsidiary (i) all or substantially all of the assets of a Person, (ii) all or substantially all of any business or division of a Person, or (iii) a majority or more of the Equity Interests of any Person) in exchange for consideration consisting solely of Equity Interests of Parent (or net cash proceeds from a substantially concurrent sale of Equity Interests of the Parent);

(j) receivables owing to Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(k) payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to employees, officers or directors of Parent or any Restricted Subsidiary in the ordinary course of business, provided that the aggregate amount of such loans and advances at any time outstanding, to the extent made since the Fifth Amendment Effective Date, shall not at any time exceed $15,000,000;

(m) any Investment acquired by Parent or any of its Restricted Subsidiaries, (i) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(n) Investments received in settlement of amounts due to the Parent or any Restricted Subsidiary effected in the ordinary course of business;

(o) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 6.04 or from any other disposition of assets or properties constituting an Excluded Asset Disposition;

(p) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent and its Restricted Subsidiaries in connection with such plans;

(q) Investments consisting of (i) the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements and joint development arrangements with other Persons (including the grant of use and access rights in respect thereof) or (ii) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, intellectual property;

(r) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(s) [reserved];

(t) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets in the ordinary course of business;

(u) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Investments otherwise constituting Permitted Liens;

(v) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(w) Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements, cash pooling arrangements or related activities arising in the ordinary course of business;

(x) the forgiveness or conversion to equity of any Indebtedness (i) owed by any Loan Party to any other Loan Party or (ii) of any Loan Party owed to any other Person (other than a Loan Party);

(y) Investments consisting of or resulting from Indebtedness permitted pursuant to Section 6.01, fundamental changes permitted pursuant to Section 6.03, Restricted Payment permitted pursuant to Section 6.07 or prepayments, redemptions, purchases, defeasances or other satisfactions permitted pursuant to Section 6.12; and

(z) the Transactions.

SECTION 6.06. Swap Agreements. The Borrowers will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any such Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any such Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any such Borrower or any Restricted Subsidiary.

SECTION 6.07. Restricted Payments.

(a) The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, declare, pay or make, directly or indirectly, any Restricted Payment, except (i) Restricted Subsidiaries may declare and pay dividends with respect to their Equity Interests payable solely in additional shares of their respective Equity Interests, (ii) Restricted Subsidiaries may declare and make Restricted Payments (A) ratably with respect to their Equity Interests and/or (B) to Parent or any wholly-owned Subsidiary of Parent, (iii) the Borrowers and their Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Borrowers and their Restricted Subsidiaries, (iv) Parent may declare and pay cash dividends or make cash distributions with respect to its Equity Interests, so long as prior to and after giving effect to any such dividend or distribution, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving pro forma effect to any such dividend or distribution) of not greater than 4.25:1.00, calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b), (v) Parent may declare and pay cash dividends on its outstanding common Equity Interests, so long as the aggregate dollar amount of such cash dividends in any calendar year shall not exceed the greater of (x) $100,000,000 and (y) 25% of EBITDA for the four fiscal quarter most recently ended at the time of the declaration of such Restricted Payment, (vi) the issuance of any Equity Interests of Parent or any Restricted Subsidiary in exchange for the termination of any Indebtedness (including intercompany Indebtedness) and not involving a cash advance made by Parent or any Restricted Subsidiary, and (vii) cash payments, in lieu of issuance of fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interest of Parent or a Restricted Subsidiary.

(b) Parent will not purchase, redeem or otherwise acquire any shares of its Equity Interests except that Parent may purchase, redeem or otherwise acquire (i) shares of its Equity Interests, so long as prior to and after giving effect to any such purchase, redemption or other acquisition, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving pro forma effect thereto) of not greater than 4.25:1.00 for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b), (ii) its Equity Interests in connection with its employee 401(k) retirement plan or other equity compensation arrangement, and (iii) its Equity Interests sold in connection with a cashless exercise of stock options granted under Parent’s equity participation plan.

SECTION 6.08. Transactions with Affiliates. The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates with a fair market value (for any individual transaction or series of related transactions) in excess of $2,500,000, except (a) at prices and on terms and conditions materially not less favorable, taken as a whole, to any Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by Parent), (b) transactions between or among the Borrowers and their wholly owned Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) any transaction which is not permitted (in whole or in part) under Section 6.08(a) above entered into by Parent or any of its Restricted Subsidiaries with a joint venture or non-wholly owned Restricted Subsidiary of Parent or any of its Restricted Subsidiaries to the extent such transaction (or the portion thereof which is not permitted under Section 6.08(a)) constitutes an Investment permitted under Section 6.05, (e) customary fees paid, and reimbursement of reasonable expenses, to members of the board of directors of Parent or any of its Restricted Subsidiaries, (f) customary compensation (including salaries and bonuses) paid, and reimbursement of reasonable expenses, to officers and employees of Parent or any Restricted Subsidiary of Parent, (g) [reserved], (h) any agreement or arrangement as in effect on the Fifth Amendment Effective Date and set forth in Schedule 6.08, and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous, taken as a whole, in any material respect to the

Lenders than the agreement or arrangement in existence on the Fifth Amendment Effective Date, (i) the issuance, sale or transfer of Equity Interests of Parent and the granting of registration and other customary rights in connection therewith or any contribution to the capital of the Parent or any Restricted Subsidiary, (j) transactions permitted by, and complying with, the provisions of Section 6.03, (k) transactions between Parent or any of its Restricted Subsidiaries and any Person that constitutes an Affiliate solely because a director of which is also a director of Parent or such Restricted Subsidiary, (l) transactions with the Target and/or its Subsidiaries and with Neenah and/or its Subsidiaries to the extent necessary to consummate the Transactions and (m) transactions existing at or with the Target or its Subsidiaries permitted to survive the Target Acquisition and transactions existing at or with Neenah or its Subsidiaries permitted to survive the Merger; provided that such director abstains from voting as a director of Parent or such Restricted Subsidiary on any matter involving such other Person.

SECTION 6.09. Restrictive Agreements. The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement that prohibits or restricts (a) the ability of any such Borrower or any such Restricted Subsidiary to create, incur or permit to exist any Lien upon any of the property or assets of such Borrower or such Restricted Subsidiary as security for the Obligations or (b) the ability of such Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any such Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to prohibitions or restrictions imposed by law, rule, regulation, order, approval, license, permit or similar restriction, by any of the Loan Documents, by any of the documents governing the Senior Notes or by the documents governing any other capital markets Indebtedness, provided that the prohibitions or restrictions set forth in such documents are not materially more restrictive, taken as a whole, with respect to such prohibitions or restrictions than those contained in the documents governing the Senior Notes as determined in the good faith judgment of the Parent, (ii) the foregoing shall not apply to prohibitions or restrictions existing on the Fifth Amendment Effective Date (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibitions or restriction except to the extent otherwise provided for herein), (iii) the foregoing shall not apply to customary prohibitions or restrictions contained in agreements relating to the sale of assets or Equity Interests of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or such Equity Interests that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to prohibitions or restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions or restrictions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) the foregoing shall not apply to prohibitions or restrictions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which restrictions relate solely to the activities of such joint venture or are otherwise applicable only to the assets that are the subject to such agreement, (vii) the foregoing shall not apply to any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business, (viii) the foregoing shall not apply to customary anti-assignment provisions (including provisions prohibiting a sublet or sublicense) contained in agreements entered into in the ordinary course of business, (ix) the foregoing shall not apply to customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, (x) the foregoing shall not apply to customary prohibitions or restrictions on cash deposits or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xi) the foregoing shall not apply to customary restrictions on the transfer, lease, or license of any property or asset of any Loan Party or any of its Restricted Subsidiaries in effect on the Fifth Amendment Effective Date that were entered into in the ordinary course of business, (xii) clause (b) of the foregoing shall not apply to restrictions contained in agreements governing intercompany Indebtedness permitted by Section 6.01; provided, that any notes or other instruments governing such intercompany Indebtedness may not be subject to a Lien other than Permitted Encumbrances and Liens securing the Secured Obligations, (xiii) the foregoing shall not apply to prohibitions or restrictions in documents governing Indebtedness assumed or incurred under Section 6.01(d), Section 6.01(e) or Section 6.01(f) or existing with respect to any Person or the property or assets of such Person acquired by Parent or any Subsidiary of Parent in an acquisition permitted hereunder; provided, further, that such prohibitions or restrictions permitted by this clause (xiii) are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person, (xiv) the foregoing shall not apply to prohibitions or restrictions pursuant to any agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Indebtedness issued pursuant to an agreement containing any prohibition or restriction otherwise referred to in this Section 6.09, so long as such prohibitions and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such prohibitions and restrictions than those contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced or extended as determined in the good faith judgment of the Parent, (xv) the foregoing shall not apply to any other agreement governing Indebtedness entered into after the Fifth Amendment Effective Date in compliance with Section 6.01 that contains prohibitions or restrictions that are, in the good faith judgment of the Parent, not materially more restrictive, taken as a whole, than those in effect on the Fifth Amendment Effective Date and (xvi) the foregoing shall not apply to prohibitions or restrictions in documents governing Indebtedness assumed in connection with the Target Acquisition (to the extent permitted to survive the Target Acquisition pursuant to the Scheme Documents) or the Merger (to the extent permitted to survive the Merger pursuant to the Merger Agreement).

SECTION 6.10. Amendment of Organizational Documents. No Loan Party shall amend, modify or waive any of its rights under its articles of association, certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.11. Financial Covenants. Solely with respect to the Revolving Credit Facility, the Delayed Draw Term Facility and the Term A Facility:

(a) Interest Coverage Ratio. Borrowers shall not permit the Interest Coverage Ratio to be less than ~~3.00 to 1.00~~, as of the last day of any fiscal quarter for the four fiscal quarter period then ending~~.~~

~~(b) {Maximum Net Debt to EBITDA Ratio. }~~

~~(i) Borrowers shall not permit the {Net Debt to EBITDA Ratio }to be greater than, as of the last day of any four fiscal quarter period ending prior to the Delayed Draw Closing Date~~, the ratio set forth opposite such fiscal quarter in the table below:

Fiscal quarter ending:	~~Maximum Net Debt to EBITDA~~Minimum Interest Coverage Ratio
~~March~~December 31, ~~2022~~2024	~~6.00~~2.50 to 1.00
~~June 30~~March 31, ~~2022~~2025	~~5.75~~2.50 to 1.00

Fiscal quarter ending:	~~Maximum Net Debt to EBITDA~~Minimum Interest Coverage Ratio
~~September~~June 30, ~~2022~~2025	~~5.50~~2.50 to 1.00
~~December 31, 2022~~September 30, 2025	~~5.25~~2.50 to 1.00
~~March~~December 31, ~~2023~~2025	~~5.00~~2.50 to 1.00
~~June 30, 2023~~March 31, 2026 and thereafter	~~4.50~~2.75 to 1.00

~~provided, however, that notwithstanding the foregoing, on and after { the last day of the } fiscal quarter ended June 30, 2023, during any Material Acquisition Period, the Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than, as of the last day of any four fiscal quarter period ending during such Material Acquisition Period, 5.00:1.00.~~

(~~ii~~b) {Maximum Net Debt to EBITDA Ratio. }Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than, as of the last day of any four fiscal quarter period ~~ending on and after the Delayed Draw Closing Date~~, the ratio set forth opposite such fiscal quarter in the table below:

Fiscal quarter ending:	Maximum Net Debt to EBITDA Ratio
~~September 30, 2022~~December 31, 2024	5.50 to 1.00
~~December~~March 31, ~~2022~~2025	5.50 to 1.00
~~March 31~~June 30, ~~2023~~2025	~~5.25~~5.50 to 1.00
~~June~~September 30, ~~2023~~2025	~~5.00~~5.50 to 1.00
~~September 30, 2023~~December 31, 2025	~~4.75~~5.50 to 1.00
~~December~~March 31, ~~2023~~2026 and thereafter	~~(a) Solely if the 2023 Transaction has not been consummated on or before December 31, 2023, 4.75 to 1.00, or (b) otherwise, 4.50 to~~5.25 to 1.00

Fiscal quarter ending:	Maximum Net Debt to EBITDA Ratio
~~March 31, 2024 and thereafter~~	~~4.50 to 1.00~~

~~provided, however, that notwithstanding the foregoing, after December 31, 2023, during any Material Acquisition Period, the Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than, as of the last day of any four fiscal quarter period ending during such Material Acquisition Period, 5.00 to 1.00.~~

~~Notwithstanding anything to the contrary contained herein, solely for purposes of this Section 6.11, in no event shall there be more than one Material Acquisition Period during any six fiscal quarter period.~~

(c) In addition, the Borrowers agree that:

(i) No Restricted Payments pursuant to Section 6.07(a)(iv) or purchases, redemptions or other acquisitions of any shares of Parent’s Equity Interests pursuant to Section 6.07(b)(i) shall be permitted, in each case, on or after the Eight Amendment Effective Date unless the Parent on a consolidated basis shall have a {Net Debt to EBITDA Ratio }(after giving pro forma effect to thereto) not greater than 3.50:1.00, calculated for the four (4) fiscal quarter period ending on {the last day of the }most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b); and

(ii) No Restricted Payments pursuant to Section 6.07(a)(v) shall be permitted on or after the Eighth Amendment Effective Date unless the aggregate amount thereof in any calendar year does not exceed $25,000,000.

SECTION 6.12. Prepayments of Junior Indebtedness. The Borrowers will not prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof the principal amount outstanding under the Senior Notes or any Material Subordinated Indebtedness (collectively, “Junior Indebtedness”), or make any prepayment of principal in violation of any subordination terms thereof; except (i) for prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions of intercompany Indebtedness, (ii) that refinancings, refundings, renewals, extensions or exchanges of any Junior Indebtedness to the extent permitted by Section 6.01 (including intercompany Indebtedness) shall be permitted, (iii) for conversions, exchanges, redemptions, repayments or prepayments of such Indebtedness into, or for, Equity Interests of Parent, (iv) that AHYDO Catch-Up Payments shall be permitted, (v) for prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions made with (A) any capital contributions made in cash by any Person other than a Restricted Subsidiary to Parent after the Fifth Amendment Effective Date, and (B) any net cash proceeds of any issuance of Equity Interests after the Fifth Amendment Effective Date of Parent to any Person other than a Restricted Subsidiary, and to the extent such proceeds and contributions are applied in compliance with the applicable “equity clawback” provisions set forth in the documents governing such Junior Indebtedness, (vi) for prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions of such Indebtedness within sixty (60) days of the date of the Redemption Notice (as defined below) if, at the date of any prepayment, redemption, purchase, repurchase, defeasance or other satisfaction notice provided in respect thereof (the “Redemption Notice”), such prepayment, redemption, purchase, repurchase, defeasance or other satisfaction would have complied with another provision of this

Section 6.12; (vii) that prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions may be made if (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) (x) prior to the Closing Date, the Senior Secured Net Debt to EBITDA Ratio (after giving effect to such prepayment, redemption, purchase, repurchase, defeasance or other satisfaction, calculated on a pro forma basis) does not exceed 3.50 to 1.00 and (y) on and after the Closing Date, the Net Debt to EBITDA Ratio (after giving effect to such prepayment, redemption, purchase, repurchase, defeasance or other satisfaction, calculated on a pro forma basis) does not exceed 4.25 to 1.00, in each case calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or (b); and (viii) prepayments of Junior Indebtedness of the Target and Neenah, if any, in connection with the Transactions shall be permitted.

SECTION 6.13. Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall reasonably procure that none of its Subsidiaries and, to its knowledge, none of their respective directors, officers, employees and agents shall use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation, in any material respect, of any Sanctions applicable to any party hereto.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, if qualified by materiality, in all respects);

(d) the Borrowers shall (x) fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrowers’ existence), Section 5.08, Section 5.15, Section 5.16 or in Article VI or (y) fail to observe or perform any covenant, condition or agreement contained in Section 5.02 (other than Section 5.02(a)) and such failure is not remedied within ten (10) Business Days of such failure; provided, that the breach of the terms or provisions in Section 6.11 (a “Financial Covenant Default”) shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Loans, Term A Loans, Delayed Draw Term Loans, Revolving Credit Commitments, Term A Commitments and Delayed Draw Commitments, until the date on which the Revolving Loans, Term A Loans (if any) and Delayed Draw Term Loans (if any) have been accelerated, and the Revolving Credit Commitments, Term A Commitments (if any) and Delayed Draw Commitments (if any) have been terminated, in each case, by the Required TLA/DDTL/RC Lenders;

(e) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f) the Borrowers or any Material Subsidiary shall fail to make any payment in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable, provided that such default or failure remains unremedied or has not been waived by the holders of such Indebtedness;

(g) any default or event of default occurs under any Material Indebtedness and continues beyond any applicable grace, notice or cure period, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof; and provided further that such default or event of default remains unremedied or has not been waived by the holders of such Indebtedness; provided, further, that any breach of the covenants set forth in Section 6.11 giving rise to an event described in this Section 7.01(g) shall not, by itself, constitute an Event of Default under the Term B Facility until the date on which the Revolving Loans, Term A Loans (if any) and Delayed Draw Term Loans (if any) have been accelerated, and the Revolving Credit Commitments, Term A Commitments (if any) and Delayed Draw Commitments (if any) have been terminated, in each case, by the Required TLA/DDTL/RC Lenders;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Subsidiary (other than, from and after and as a result of the occurrence of an Adverse Tax Ruling, SWM Brazil) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary (other than, from and after and as a result of the occurrence of an Adverse Tax Ruling, SWM Brazil) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) (i) any Loan Party or any Material Subsidiary (other than, from and after and as a result of the occurrence of an Adverse Tax Ruling, SWM Brazil) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Material Subsidiary (other than, from and after and as a result of the occurrence of an Adverse Tax Ruling, SWM Brazil) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of the Equivalent Amount of $40,000,000 (in excess of insurance and third party indemnities) shall be rendered against any Loan Party, any Material Subsidiary or any combination thereof (other than, from and after and as a result of the occurrence of an Adverse Tax Ruling, SWM Brazil) and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon all or a substantial part of the property of any Loan Party, any Material Subsidiary or any combination thereof, and is not released, vacated or fully bonded within sixty (60) days after its attachment or levy;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Loan Document or any material provisions thereof shall at any time be declared by a court of competent jurisdiction to be null and void; or a proceeding shall be commenced by or on behalf of any Loan Party, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof); or any Loan Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny in writing any portion of its liability or obligation for the Obligations (in each case, other than as a result of the repayment in full of the Obligations (other than contingent obligations not then due and payable)); or

(o) any Collateral Document after delivery thereof pursuant to Sections 4.01 or 5.09 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 6.03 or Section 6.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to file financing continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents;

then, and in every such event (other than an event with respect to the Borrowers or Material Subsidiaries described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, subject to Section 4.05, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (including the Swingline Commitments and the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to any Borrower or Material Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent and/or Lenders under the Loan Documents or at law or equity. Notwithstanding the foregoing, during any period in which solely a Financial Covenant Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required TLA/DDTL/RC Lenders (but subject to Section 4.05) take any of the foregoing actions in this paragraph, solely as they relate to the Revolving Lenders, Term A Lenders and Delayed Draw Term Lenders (versus the Lenders), the Revolving Credit Commitments, Term A Commitments and Delayed Draw Commitments (versus the Commitments), the Revolving Loans, the Swing Loans, the Term A Loans and the Delayed Draw Term Loans (versus the Loans), and the Letters of Credit.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Parent on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Parent on behalf of itself and its Subsidiaries. Parent further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of a Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Notwithstanding anything in this Agreement to the contrary, (i) the foregoing remedies shall be subject to Section 4.05 and (ii) for a period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date (the “Clean-Up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will not be deemed to be a breach of covenant, misrepresentation or a Default or an Event of Default, as the case may be, if:

(i) it is capable of remedy and reasonable steps are being taken to remedy it;

(ii) the circumstances giving rise to it have not knowingly been procured by or approved by any Borrower; and

(iii) it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of covenant, misrepresentation or Default or Event of Default, as the case may be, notwithstanding the above.

SECTION 7.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrowers or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been paid in full in cash, to the Borrowers or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Each of the Arrangers and the Secured Parties hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible. A Secured Party which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, documentation agent or Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders, Required RC Lenders, Required TLA/DDTL/RC Lenders or Required Delayed Draw Term Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any ~~Dollar~~ Equivalent Amount.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Fifth Amendment Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, IN EACH CASE EXCEPT TO THE EXTENT PROVIDED FOR IN SECTION 9.03(d) HEREOF.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders”, “Required RC Lenders”, “Required TLA/DDTL/RC Lenders”, “Required Delayed Draw Term Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, Required RC Lenders, Required TLA/DDTL/RC Lenders or Required Delayed Draw Term Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrowers, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement or any amendment to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the applicable effective date such Person became a Lender.

SECTION 8.07. Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Banking Services Obligations and no Swap Agreement the obligations under which constitute Swap Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the

Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and each of their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to them at:

(A) 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, Attention of the General Counsel and the Controller (Telecopy No. (770) 569-4275);

(B) with a copy (which shall not constitute notice) to King & Spalding LLP, 1180 Peachtree St, NE, Suite 1600, Atlanta, GA 30309, Attention: Shane Dornburg (Facsimile No. (404) 572-5135; Email: sdornburg@kslaw.com).

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Suite IL1-0364, Chicago, IL 60603, Attention: Nanette Wilson (Telephone: 312-385-7084, Facsimile: 844-490-5663, Electronic Mail: jpm.agency.cri@jpmorgan.com and nanette.wilson@jpmorgan.com);

(iii) if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at 10 S. Dearborn, L2 Floor, Chicago, IL 60603, Attention: Naveen Dhongadi (Telephone: 855-609-0059, Facsimile: 214-307-6874, Electronic Mail: Chicago.lc.agency.activity.team@jpmchase.com);

(iv) if to Swingline Lender, to it at 10 South Dearborn, Floor L2, Suite IL1-0364, Chicago, IL 60603, Attention: Nanette Wilson (Telephone: 312-385-7084, Facsimile: 844-490-5663, Electronic Mail: jpm.agency.cri@jpmorgan.com and nanette.wilson@jpmorgan.com);

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(vi) for delivery of, and updates to, the DQ List, JPMDQ_Contact@jpmorgan.com.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder or under the other Loan Documents, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder or under the other Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(d) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.02 without the written consent of each Lender, (vi) waive, amend or modify Section 4.04 as it relates to any Credit Event with respect to any Revolving Loans or Letter of Credit without the written consent of the Required RC Lenders, (vii) waive, amend or modify Section 4.07 as it relates to any Credit Event with respect to any Delayed Draw Term Loans without the written consent of the Required Delayed Draw Term Lenders, (viii) change any of the provisions of this Section or the definition of “Required Lenders”, “Required RC Lenders”, “Required TLA/DDTL/RC Lenders”, “Required Delayed Draw Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (ix) release all or substantially all of the Collateral or all or substantially all of the Loan Parties from their respective Guarantees of the Obligations, without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrowers and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank; provided, further, that only the consent of the Required TLA/DDTL/RC Lenders shall be necessary to (and only the Required TLA/DDTL/RC Lenders shall have the ability to) amend or waive any covenant set forth in Section 6.11 hereunder (or any defined term as such term is used therein).

(c) If the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

(d) The Administrative Agent and the Borrowers may amend, modify or supplement this Agreement or any other Loan Document in accordance with the terms of the Fee and Syndication Letter without any further action or consent of any other party to this Agreement.

(e) The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral upon the termination of all of the Commitments and payment and satisfaction in full in cash of all Secured Obligations in a manner satisfactory to each affected Lender, (ii) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or such property is otherwise no longer required to constitute Collateral pursuant to the terms of the Loan Documents, (iii) to release any Liens granted to the Administrative Agent on all the Collateral of any Loan Guarantor, and to release any Loan Guarantor from its obligations under the Loan Guaranty, upon the sale or disposition of the Equity Interests of such Loan Guarantor if the U.S. Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or such Loan Guarantor is otherwise no longer required to provide a Loan Guaranty in accordance with the terms of the Loan Documents, (iv) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; provided, that upon the occurrence of any of the events listed in the preceding clauses (i), (ii), (iii) or (iv), the release of such Liens by the Administrative Agent shall be granted automatically and shall not be subject to the Administrative Agent’s discretion. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $25,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(f) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is acceptable to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption, to become a Lender for all purposes under this Agreement, to assume all obligations of the Non-Consenting Lender to be terminated as of such date, to comply with the requirements of clause (b) of Section 9.04, and provide each Class of the Commitments of such Non-Consenting Lender and (ii) the applicable Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(g) Notwithstanding anything to the contrary in this Agreement, upon the execution and delivery of all documentation required by Section 2.09 to be delivered in connection with an increase to the Commitments, the Administrative Agent, the Borrowers and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall jointly and severally promptly pay following written demand (including documentation reasonably supporting such request) (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Arrangers and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank and the Lenders, including the fees, charges and disbursements of counsel for the Administrative Agent, any Issuing Bank and the Lenders (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Arrangers and the Lenders, taken as a whole and, if reasonably necessary, of one local counsel in any relevant material jurisdiction and solely, in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant material jurisdiction) to each group of similarly situated affected Indemnitees, taken as a whole), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Indemnitees, and if reasonably necessary, one local counsel in any relevant material jurisdiction to all affected Indemnitees taken as a whole, and solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction) to each group of similarly situated affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, or (ii) a material breach by such Indemnitee or any of its Related Parties of its obligations hereunder or under the Loan Documents or (y) the result of or related to any disputes solely amongst Indemnitees (other than any disputes against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent) and not arising out of any act or omission of the Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to each Lender’s respective aggregate Commitments and outstanding Term Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law (i) the Borrowers shall not assert, and the Borrowers hereby waive, any claim against the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent the same is found by a final nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such Lender-Related Person or any of its Related Parties, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrowers of any obligation they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution unless an Event of Default described in clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers (not to be unreasonably withheld), provided that, no consent of the Borrowers shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing and (ii) any assignment made in connection with the primary syndication of the Term Loans; provided, further, that the Borrowers shall be deemed to have consented to an assignment of all or any portion of the Term B Loans or Term B Commitments unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that notwithstanding the foregoing, during the Certain Funds Period (or in the case of the Term B Facility, prior to the Borrowing of Term B Loans on the Closing Date), unless a Certain Funds Default has occurred and is continuing or with respect to an assignment to another Lender, the assignment of any Commitment shall require the prior written consent of the Borrowers, which may be given or withheld in the Borrowers’ sole discretion;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of the Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank, provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and

(D) each Swingline Lender, provided that no consent of the Swingline Lenders shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $500,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) the Borrowers or any of their respective Affiliates, (e) any Person designated by the Borrowers, by written notice delivered to the Administrative Agent on or prior to January 27, 2021, as a disqualified institution or competitor of the Borrowers, the Target or their respective Subsidiaries (other than, in each case, bona fide fixed income investors or debt funds) (a “Competitor”), or (f) any Person that is clearly identifiable, solely on the basis of the similarity of such Person’s name to the name of a Person referred to in clause (e) above, as an Affiliate of such Person referred to in clause (e) above (in the case of Affiliates of such Persons set forth in clause (e) above, other than bona fide fixed income investors or debt funds) (the persons described in clauses (e) and (f) are collectively, the “Disqualified Institutions”); provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided further, with respect to clauses (e) and (f), Disqualified Institutions shall (A) exclude any person that Parent has designated as no longer being a

Disqualified Institution by written notice delivered to the Administrative Agent from time to time and (B) include any person that is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by Parent to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com (such supplement shall become effective three Business Days after delivery to the Administrative Agent at the foregoing email address and shall not retroactively disqualify any Person who is a Lender or Participant or who has entered into a trade to become a Lender or Participant prior to such supplement becoming effective); provided, further, that upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Total Revolving Credit Exposure or Commitments, as the case may be.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated for Public-Siders and/or (B) provide the DQ List to any Lender, bona fide prospective Lender, assignee or Participant.

(c) Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution (unless an Event of Default described in clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment,

Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding anything in this Agreement to the contrary, any Participant that is a member of the Farm Credit System that (i) has purchased a participation from a selling Lender in the minimum amount of $10,000,000 on or after the Effective Date, (ii) is, by written notice to Parent and the Administrative Agent (“Voting Participant Notification”), designated by such selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (iii) receives the prior written consent of Parent and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of such selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased.

Notwithstanding the foregoing, each of the following members of the Farm Credit System shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent: (i) AgCountry Farm Credit Services, FLCA, (ii) Greenstone Farm Credit Services, FLCA, (iii) Compeer Financial, FLCA, (iv) Farm Credit Mid America, FLCA and (v) American AgCredit, FLCA.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers, any Loan Party or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, and ~~SWM~~Mativ Luxembourg and each Loan Guarantor that is a Foreign Subsidiary of Parent hereby appoints Parent as its agent for such service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrowers and their obligations or (iii) to any credit insurer provider relating to the Borrowers and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrowers or their Subsidiaries, the credit facilities provided for herein or the Senior Notes or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrowers or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers and their respective Restricted Subsidiaries with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with their respective Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with their respective Affiliates, may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

SECTION 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. Further, Borrowers shall promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

SECTION 9.17. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

LOAN GUARANTY

SECTION 10.01. Guaranty. Parent hereby agrees that it is liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Secured Parties in endeavoring to collect all or any part of such Secured Obligations from, or in prosecuting any action against, each such other Borrower or any other guarantor of all or any part of such Secured Obligations (such costs and expenses, together with such Obligations, collectively the “Guaranteed Obligations”). Parent further agrees that its Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Secured Party that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Parent waives any right to require any Secured Party to sue any Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of Parent hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or such Obligated Party’s assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which Parent may have at any time against any other Obligated Party, any Secured Party or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of Parent hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of its Guaranteed Obligations or any part thereof.

(c) Further, the obligations of Parent hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement (including this Agreement, any Subsidiary Guaranty or any other Loan Document) relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security (if any) for the obligations of Parent for all or any part of its Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral (if any) securing any part of its Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of Parent or that would otherwise operate as a discharge of Parent as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, Parent hereby waives any defense based on or arising out of any defense of Parent or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of Parent, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, Parent irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, and Parent confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any collateral (if any) held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of Parent under this Loan Guaranty except to the extent the Guaranteed Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, Parent waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Parent against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. Parent will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral (if any), until each of the Loan Parties have fully performed all its obligations to the Secured Parties.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Loan Party or otherwise, Parent’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Secured Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by Parent forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Parent assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Parent assumes and incurs under this Loan Guaranty, and agrees that no Secured Party shall have any duty to advise Parent of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to each Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination of this Loan Guaranty from Parent. Notwithstanding receipt of any such notice, Parent will continue to be liable to the Secured Parties for any of its Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Liability Cumulative. The liability of Parent under this Article X is in addition to and shall be cumulative with all liabilities of each other Loan Party to the Secured Parties under this Agreement, the Loan Guarantors and the other Loan Documents to which each such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of Swap Agreement Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.12, or otherwise under this Loan Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.12 shall remain in full force and effect until the payment in full in cash of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 10.12 constitute, and this Section 10.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Removed]

Annex B

SCHEDULE 2.01A

Commitments

[Intentionally Omitted]

1